SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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ProAssurance Corporation

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PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 22, 2013

To our Stockholders:

The Annual Meeting of Stockholders of ProAssurance Corporation (“ProAssurance”) will be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 22, 2013, on the 5th floor of the headquarters of ProAssurance, located at 100 Brookwood Place, Birmingham, Alabama 35209, for the following purposes:

(1)	To elect three (3) directors of ProAssurance, as Class III directors, to serve until the 2016 annual meeting and until their successors are elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors;

(3)	To approve the ProAssurance Corporation 2014 Annual Incentive Plan;

(4)	To approve the ProAssurance Corporation 2014 Equity Incentive Plan;

(5)	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement; and

(6)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors set March 22, 2013 as the record date for the annual meeting. You will only be entitled to notice of, and to vote at, the annual meeting if you were a holder of record of shares of ProAssurance’s Common Stock at the close of business on the record date. The stock transfer books will not be closed.

We may adjourn the annual meeting without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

We have provided details concerning those matters to come before the annual meeting in the accompanying proxy statement. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

A copy of ProAssurance’s Annual Report to the Stockholders for the year ended December 31, 2012, is enclosed, and is also available in the “Investor Relations” section of our website at www.ProAssurance.com. We hope you will find it informative.

By order of the Board of Directors,

Jeffrey P. Lisenby

Secretary

April 5, 2013

PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

PROXY STATEMENT

Annual meeting of Stockholders

to be held May 22, 2013

INTRODUCTION

We are furnishing this proxy statement and proxy card to the stockholders of ProAssurance Corporation, which we sometimes refer to as “ProAssurance” or the “Company,” on behalf of ProAssurance’s Board of Directors on or about April 5, 2013. Our Board of Directors is soliciting your proxy to vote your shares at the annual meeting of ProAssurance’s stockholders to be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 22, 2013, on the 5th floor of our headquarters located at 100 Brookwood Place, Birmingham, Alabama 35209, or at any adjournment or postponement thereof.

What is a proxy?

A proxy is a person or persons whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy card.

Who pays for the proxy solicitation?

ProAssurance will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the annual meeting. Certain of our directors, officers or employees may solicit your proxy and they will receive no additional compensation for such solicitation. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What is the purpose of the annual meeting?

As outlined in the meeting notice, at the annual meeting the stockholders will be asked to elect three (3) members to the Board of Directors of ProAssurance, as Class III directors, to serve until the 2016 annual meeting, to ratify the appointment of Ernst & Young LLP as independent auditors, to approve the ProAssurance Corporation 2014 Annual Incentive Plan and to approve the ProAssurance Corporation 2014 Equity Incentive Plan. Additionally, stockholders will be asked to cast an advisory vote on the approval of our executive compensation as disclosed in this proxy statement.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote FOR electing all nominees for director (Proposal 1); FOR ratifying the appointment of Ernst & Young LLP as our independent auditors (Proposal 2); FOR the approval of the 2014 Annual Incentive Plan (Proposal 3); FOR the approval of the 2014 Equity Incentive Plan (Proposal 4); and FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement (Proposal 5).

What is the record date and what does it mean?

The Board of Directors set March 22, 2013 as the record date for the annual meeting. You are entitled to notice of and to vote at the annual meeting if you own shares as of the close of business on our record date.

How many shares are entitled to vote at the annual meeting?

At the close of business on the record date there were 61,917,012 outstanding shares of our common stock, par value $0.01 per share (“Common Stock”). Additionally, we hold 38,280 shares as treasury shares that cannot be voted at the meeting. You are entitled to one vote in person or by proxy on all matters properly to come before the annual meeting for each share of our Common Stock that you own on the record date.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when shares held by brokers or nominees for beneficial owners are not voted on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you are a record owner of our Common Stock you may vote your shares by attending the meeting and voting in person or you may appoint a proxy to vote your shares on matters properly presented at the annual meeting in any of three ways:

•	by signing and returning the enclosed proxy card in the enclosed envelope; or

•	by using the internet in accordance with instructions on the proxy card; or

•	by using a touchtone telephone and following the instructions on the enclosed proxy card.

If you properly cast your vote, and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. Stockholders appointing proxies via the internet and by telephone should understand that there may be costs associated with proxy appointments in such manners, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

How do I vote if my shares are in “street name”?

If you hold shares in “street name” (that is, through a bank, broker or other nominee), your shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the annual meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

How do I know if I hold my shares in “street name”?

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are considered held in “street name.” However, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder “of record” of those shares.

How do I appoint my proxy on the internet?

You can appoint your proxy at www.proxyvote.com, regardless of how you hold your shares. You will need to have the Control Number from your proxy notice or proxy card available.

Will my proxy appointment on the internet be secure and accurate?

The internet and telephone procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the internet and telephone procedures that have been made available to you are consistent with the requirements of applicable law.

What is the deadline for submitting my proxy?

Proxy appointments must be received by 11:59 p.m., Central Daylight Time, on May 21, 2013. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

Can I revoke my proxy?

Yes. You may revoke your proxy prior to the annual meeting by either (i) submitting to ProAssurance a properly executed proxy bearing a later date, (ii) by providing different telephone or internet instructions at a later date or in person at the meeting, or (iii) by giving written notice of revocation to the Secretary of ProAssurance. The mailing address of ProAssurance is P.O. Box 590009, Birmingham, Alabama 35259-0009, and the street address is 100 Brookwood Place, Birmingham, Alabama 35209.

Are the materials for the annual meeting available on the internet?

Yes. The materials for ProAssurance’s 2013 Annual Meeting of Stockholders (the 2012 Annual Report to the Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012, proxy statement and proxy card) are available on the internet at www.proxyvote.com. Our proxy statement and proxy card for the annual meeting and our 2012 Annual Report also will be available through the “Investor Relations” section of our website at www.ProAssurance.com until at least May 21, 2014. Our Annual Report to the Stockholders and Annual Report on Form 10-K, and other materials on our website are not proxy soliciting materials.

How do I receive a printed copy of the materials for the annual meeting?

You may obtain a printed copy of this proxy statement, our 2012 Annual Report to the Stockholders and 2012 Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) without charge by contacting Frank B. O’Neil at our address shown above, by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com. Copies of exhibits to the Annual Report on Form 10-K will be provided upon specific request subject to a charge to cover the cost of producing the copies. You may also request a copy through www.proxyvote.com using your Control Number.

Has ProAssurance made any changes to its corporate governance in the past year?

Yes, we made changes in 2012 to enhance our corporate governance to create a more holistic, principle-based process in evaluating director independence, to enhance our procedure for evaluating related party transactions, to modify the independence requirements for members of our Compensation Committee in order to comply with the new independence requirements mandated by SEC Rule 10C-1 and to establish a procedure for the Compensation Committee to evaluate the independence of compensation consultants to be retained by our Compensation Committee.

How can I get information or documents regarding corporate governance at ProAssurance?

Our Board of Directors has adopted charters for our Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, as well as Corporate Governance Principles and our Code of Ethics and Conduct All of these documents and policies are available in the Corporate Governance section of our website, www.ProAssurance.com. Printed copies of our committee charters, Corporate Governance Principles, and Code of Ethics and Conduct may be obtained by contacting Frank B. O’Neil, Senior Vice President, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009, by telephone at (205) 877-4400 or (800) 282-6242 or by e-mail at Investor@ProAssurance.com.

SOLICITATION BY BOARD OF DIRECTORS

Our Board of Directors is soliciting your proxy to vote at the 2013 annual meeting. In addition to the solicitation of proxies by mail and the internet, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. We have not retained a proxy solicitor to assist in the solicitation of proxies, but if we decide to do so we will pay for the fees and other expenses of the solicitor.

PROPOSAL 1 — ELECTION OF DIRECTORS

The term for our Class III directors will expire at the 2013 annual meeting. The Board of Directors has nominated William J. Listwan, M.D., John J. McMahon, Jr., Esq. and W. Stancil Starnes, Esq. for election to the Board of Directors at the 2013 annual meeting as Class III directors.

At the annual meeting, you will be asked to elect the following persons as Class III directors to hold office for terms ending at the annual meeting of stockholders to be held in 2016:

William J. Listwan, M.D. (Age 70) has served as a director of ProAssurance since September 2006. Dr. Listwan was a member of the Board of Directors of ProAssurance Wisconsin Insurance Company (‘‘PRA Wisconsin’’), formerly Physicians Insurance Company of Wisconsin, Inc. from its organization in 1986 until its merger with ProAssurance in August 2006. Dr. Listwan practiced Internal Medicine with the Aurora Health Center in West Bend, Wisconsin, from July 1974 to April 2006. From April 2006 until July 2009 he practiced on the faculty of the Medical College of Wisconsin (“MCW”). He continues to teach medical students as a volunteer and currently holds an appointment as Associate Clinical Professor of Medicine at MCW. He has served as a member of the Board of Trustees at MCW and was the President of Wisconsin Medical Society from 1992-1993. He currently works part time for Quad-Med, a subsidiary of Quad Graphics, Inc, in Milwaukee.

John J. McMahon, Jr., Esq. (Age 70) has served as a director of ProAssurance since February 22, 2002. Mr. McMahon has served as Chairman of Ligon Industries, a manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders, following his service as Chairman of the executive committee of McWane, Inc. in Birmingham, Alabama, from 1999 until December 31, 2005. Mr. McMahon currently serves as a director of Protective Life Corporation, a public insurance holding company based in Birmingham, Alabama and formerly served as a director of Alabama National BanCorporation and John H. Harland Company.

W. Stancil Starnes, Esq. (Age 64) was elected to the Board of Directors on September 5, 2007 and serves as its Chairman. Mr. Starnes was appointed as Chief Executive Officer of ProAssurance on July 2, 2007. Mr. Starnes served as the senior and managing partner of the law firm of Starnes & Atchison LLP in Birmingham, Alabama, where he was extensively involved with ProAssurance and its predecessors in the defense of medical liability claims for over 25 years. He withdrew from the firm in October 2006 to serve as President, Corporate Planning and Administration of Brasfield & Gorrie, Inc., a commercial construction firm based in Birmingham, Alabama, where he served until May 2007. Mr. Starnes currently serves as a director of Infinity Property and Casualty Corporation, a public insurance holding company based in Birmingham, Alabama, where he serves on the audit, compensation and executive committees. He formerly served as a director of Alabama National BanCorporation.

The persons named in our board’s proxy card have advised us that, unless a contrary direction is indicated on your proxy card, they intend to vote the shares appointing them as proxies in favor of the named nominees. If the nominees should be unable to serve, and the Board of Directors knows of no reason to anticipate that this will occur, the persons named in the proxy card will vote for such other person or persons as may be recommended by our Nominating/Corporate Governance Committee and designated by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. The persons named in the proxy card will have no authority to vote for the election of any person other than the nominees or their substitutes in the election of directors.

All of the nominees have been approved, recommended and nominated for election to the Board of Directors by our Nominating/Corporate Governance Committee and by our Board of Directors in accordance with our Corporate Governance Principles. In addition, all nominees have tendered their irrevocable resignations in accordance with our By-Laws and Corporate Governance Principles, as further discussed below.

Our By-Laws require majority voting for the election of directors in uncontested elections (elections where the number of nominees is not greater than the number of directors to be elected). Directors in uncontested elections must receive a greater number of votes “for” his or her election than votes “withheld” from such election. Our By-Laws provide that directors in contested elections are elected under a plurality vote standard in which nominees receiving the most votes are elected, regardless of how many shares are voted against the nominee. A contested election is one in which there are more nominees than directors to be elected. The election of directors pursuant to this Proposal 1 is an uncontested election.

With respect to the election of directors, you may vote for all of the nominees or withhold authority to vote for any or all of the nominees. The New York Stock Exchange (“NYSE”) prohibits brokers from voting uninstructed shares in a proposal relating to, among other corporate governance items, the majority voting of directors. As a result, if you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the election of the directors, your broker will not vote for you on Proposal 1 (election of directors). Because the vote required for Proposal I (election of directors) is a majority of the votes present in person or by proxy at the meeting and entitled to vote on the proposal, with “majority” meaning that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” such director’s election, abstentions and broker non-votes will have no effect on the outcome of the voting on the proposal.

Under the laws of Delaware, ProAssurance’s state of incorporation, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified, even if there are more votes “withheld” than cast “for” the director. As a result, the Board of Directors has adopted a policy that requires each nominee for election as a director to tender, as a condition to the Board of Directors’ nomination of that director, a written irrevocable resignation as a director to be effective after the annual meeting at which such person is nominated for election to the Board of Directors if the following conditions are satisfied: (1) such person is nominated as a director in an uncontested election; (2) such person receives a greater number of “withheld” votes from his or her election than votes “for” such election; and (3) such resignation is accepted by the Board of Directors. If any nominee in an uncontested election does not receive the required vote for election, the Board of Directors will decide whether to accept or reject the resignation previously tendered by such nominee. The Board of Directors may consider all factors it deems relevant in deciding whether to reject a tendered resignation, including, but not limited to, the following: (i) any stated reasons why stockholders withheld votes from such nominee, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) if the nominee is a current director, the director’s tenure, (iv) the nominee’s qualifications, (v) the nominee’s past and expected future contributions to ProAssurance, and (vi) the overall composition of the Board of Directors, including whether accepting the resignation would cause ProAssurance to fail to meet any applicable SEC or NYSE requirements. The Board of Directors is required to act on the resignation within ten days following certification of the stockholder vote indicating that such person received a greater number of “withheld” votes in the uncontested election. A Director who is elected in an uncontested election but who received a greater number of “withheld” votes will serve as a Director until the Board accepts such Director’s resignation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NOMINATED FOR ELECTION AS DIRECTORS BY THE BOARD OF DIRECTORS.

Board of Directors

Our Certificate of Incorporation provides that our Board of Directors is comprised of at least three and not more than twenty-four directors, as determined by the Board of Directors. The Certificate of Incorporation

requires that our directors be divided into three classes as nearly equal as possible and that the directors serve staggered terms of three years. The remaining directors may fill any vacancies on the Board of Directors resulting from the death, resignation or removal of a director or from any increase in the number of directors. A director elected by the directors to fill a vacancy on the Board of Directors holds office until the next election of the class of directors for which such director has been chosen.

At its meeting on December 5, 2012, the Board of Directors determined that the size of the Board will be reduced from twelve to eleven directors following the election of directors at the 2013 annual meeting of stockholders. In accordance with our certificate of incorporation, the number of Class I directors and Class II directors will continue to be four in each class, and the number of Class III directors will be reduced from four to three directors. Victor T. Adamo, Esq., CPCU, a non-independent management Class III director who has served on our Board of Directors since 2001, will not stand for re-election to our Board due to his planned retirement from the Company.

The Board of Directors has nominated William J. Listwan, M.D., John J. McMahon, Jr., Esq. and W. Stancil Starnes, Esq. for election to the Board of Directors at the 2013 annual meeting as Class III directors as set forth above under the caption “Proposal 1 – Election of Directors.” Information regarding the nominees is set forth above and information regarding the directors continuing in office is set forth below, all of which was confirmed by them for inclusion in this proxy statement. Information regarding stock ownership by the nominees and continuing directors is set forth in the table under the caption “Beneficial Ownership of Our Common Stock” included elsewhere in this proxy statement.

Class I Directors Continuing in Office — Term Expiring in 2014

Lucian F. Bloodworth (Age 72) has served as a director of ProAssurance since August 22, 2002. Mr. Bloodworth has been the Chairman of Cain Manufacturing, a manufacturer of specialty parts for air distribution and roofing based in Birmingham, Alabama since 1988. Prior to that time he was a senior executive for life insurance subsidiaries of Protective Life Corporation and for National Bank of Commerce. Mr. Bloodworth has been a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Robert E. Flowers, M.D. (Age 63) has served as a director of ProAssurance since June 2001and became our lead director in May 2012. Prior to June 2001, Dr. Flowers served as a director of our insurance subsidiary, ProAssurance Indemnity Company, Inc. (formerly, The Medical Assurance Company, Inc.) from 1985 to 2001, and as a director of its former holding company, Medical Assurance, Inc. (1995-2001). Dr. Flowers practiced as a physician with Gynecology Associates of Dothan P.C., Dothan, Alabama, prior to his retirement in 2001.

Ann F. Putallaz, Ph.D. (Age 67) has served as a director of ProAssurance since June 2001. Prior to 2001, Ms. Putallaz served as a director of our predecessor, Professionals Group, Inc. (1996-2001), and as its Vice-Chairman (1999-2001). Ms. Putallaz received her Ph.D. in economics in 1974 and has served in various capacities for firms engaged in the investment management business since 1983. Ms. Putallaz is currently Principal of AFP Consulting, LLC. She retired from Munder Capital Management, an investment advisor to The Munder Funds, an open end investment company registered under the Investment Company Act of 1940 where she served as Director of Data & Communication Services.

Drayton Nabers, Jr., Esq. (Age 68) has served as a director of ProAssurance since 2008. Mr. Nabers also served as a director of ProAssurance from February 2002 until he resigned effective December 31, 2002, to serve as Finance Director of the State of Alabama. Mr. Nabers served as Finance Director until June 2004, when he was appointed Chief Justice of the Alabama Supreme Court where he served until 2006. He is currently in private practice with the law firm of Maynard, Cooper & Gale, PC in Birmingham, Alabama. Mr. Nabers was a senior executive officer of Protective Life Corporation from 1979 until his retirement as its Chairman and Chief Executive Officer in 2001. He is currently a director of Infinity Property and Casualty Corporation, where he serves as Chairman of the nominating and corporate governance committee, and is a member of the investment and executive committees.

Class II Directors Continuing in Office — Term Expiring in 2015

M. James Gorrie (Age 50) has served as a director ProAssurance since 2012. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie in Birmingham, Alabama, a construction firm with recent annual revenues in excess of $2 billion. He holds a B.S. in Building Science from Auburn University and serves as a Director of First Commercial Bank (a division of Synovus Bank, one of the largest community banks in the Southeast) and St. Vincent’s Hospital in Birmingham, among other entities.

Frank A. Spinosa, D.P.M. (Age 58) has served as a director ProAssurance since 2012. Dr. Spinosa is a board-certified podiatrist and is a partner and founder of Shelter Island Podiatry Associates in Shelter Island, New York. Dr. Spinosa serves as a member of the Board of Trustees and as Vice President of the American Podiatric Medical Association and is a past President of the New York State Podiatric Medical Association. He has taught as an Associate Professor of Radiology at the New York College of Podiatric Medicine.

Anthony R. Tersigni, Ed.D., FACHE (Age 63) has served as a director ProAssurance since 2012. Dr. Tersigni is the President and Chief Executive Officer of Ascension Health Alliance in St. Louis, Missouri, the new parent holding company for Ascension Health. Ascension Health is the largest not-for-profit and the largest Catholic health system in the United States. Prior to the creation of the new holding company organizational structure, Dr. Tersigni served as the President and Chief Executive Officer of Ascension Health for over 7 years. Dr. Tersigni holds a doctorate in the field of leadership and organizational development from Western Michigan University in Kalamazoo, Michigan, as well as honorary doctorates from the Aquinas Institute of Theology and St. Louis University.

Thomas A.S. Wilson, Jr., M.D. (Age 51) has served as a director of ProAssurance since 2012. Dr. Wilson is a board-certified neurosurgeon with Neurosurgical Associates, P.C., in Birmingham, Alabama. He holds a B.S. in natural science and mathematics from Washington & Lee University and M.D. from Vanderbilt University. He completed an internship in general surgery and a residency in neurosurgery at Bowman Gray School of Medicine, Wake Forest University.

Independent Directors

As required by the New York Stock Exchange Corporate Governance Listing Standards (“NYSE Rules”), a majority of the directors on our Board of Directors are required to be “independent” directors. Our Board of Directors has determined that the following directors are “independent” directors:

Lucian F. Bloodworth	Drayton Nabers, Jr.
Robert E. Flowers, M.D.	Ann F. Putallaz
M. James Gorrie	Frank A. Spinosa, D.P.M.
William J. Listwan, M.D.	Anthony R. Tersigni, Ed.D., FACHE
John J. McMahon, Jr.	Thomas A.S. Wilson, Jr., M.D.

Prior to 2012, our Board evaluated the independence of our directors using independence criteria set forth in the Board’s “Policy Regarding Determination of Director Independence” (the “Independence Criteria”), which allowed the Board to presume the independence of a director or nominee if he or she satisfied the Independence Criteria. The SEC has revised its disclosure rules over the years to require disclosure of the board’s evaluation of each related party relationship or transaction involving a director or nominee for a director, regardless of whether or not he or she would be presumed independent under the Independence Criteria adopted by the board of directors. As a result, we revised our independence evaluation process in 2012 towards a more subjective and holistic, principles-based approach and eliminated the Independence Criteria. The new procedure requires the Board to affirmatively determine that a director nominee has no material relationship with the Company that will preclude his or her independence after using a 3 step approach that: (1) identifies all relationships and transactions between the director and the Company; (2) analyzes those relationships under certain criteria, including the NYSE Rules, the recommendations for corporate governance (“Governance Guidelines”) published by Institutional Shareholder Services (“ISS”) and Glass Lewis & Co.,LLC, and specific committee independence requirements under Internal Revenue Code Section 162(m) and SEC Rule 16b-3; and (3) analyzes any remaining relationship to determine whether such relationship precludes a finding of independence in the Board’s business judgment. The Board considered the following relationships in its evaluation of the independence of our non-management directors.

Section 303A(b)(v) of the NYSE Rules provide that a director cannot be independent if he or she is a current employee, or a member of his or her immediate family is a current executive officer, of another company that has made payments to, or received payments from, ProAssurance during the past three (3) years in an amount that exceeds the greater of $1 million or two percent (2%) of that other company’s consolidated gross revenues during each fiscal year ended in such period.

Anthony R. Tersigni, Ed.D., FACHE is the President and Chief Executive officer of Ascension Health Alliance. Ascension Health Alliance is the parent holding company for Ascension Health (“AH”) and Ascension Health Insurance, Ltd. (“AHIL”). Effective January 1, 2011, ProAssurance entered into a Program Agreement with AH (the “Program”) pursuant to which a branded joint insurance program was created to insure the professional liability of certain physicians and healthcare providers affiliated with the Ascension Health Alliance health system, which is comprised of over 70 non-profit hospitals and other healthcare providers (the “System”). The Program, marketed under the name “Certitude,”™ is administered and underwritten by ProAssurance’s insurance subsidiaries. Policies issued under the Program are reinsured by AHIL. In 2012, ProAssurance’s insurance subsidiaries wrote premiums through the Program in the amount of $13,593,375, of which ProAssurance paid a reinsurance premium to AHIL in the amount of $7,308,245 and AHIL paid to ProAssurance a ceding commission of $1,263,583. The Board found that Dr. Tersigni was not precluded from being independent because the amount of payments to and from ProAssurance was significantly below the two percent (2%) of the consolidated revenues of Ascension Health Alliance, and thereby did not meet the materiality threshold that would preclude a finding of his independence of the NYSE Rules. Furthermore, the Board found that Dr. Tersigni is not precluded from being independent under the Governance Guidelines, which prohibits any material transaction relationship using the same thresholds applied solely to the recipient of the payments.

Frank A. Spinosa, M.D. serves as a member of the Board of Trustees and as Vice President of the American Podiatric Medical Association (the “Association”), but is not an employee of the Association and receives no compensation for his services. The Association and ProAssurance’s subsidiary, Podiatry Insurance Company of America (“PICA”), are parties to a License Agreement effective March 1, 2011 (the “License Agreement”), pursuant to which PICA is required to pay the Association $100,000 per annum for the Association’s endorsement of PICA’s medical professional liability insurance and for the right to use the Association’s name, logo and member list in marketing the endorsed products. PICA has also agreed to pay at least $25,000 per annum in support of the Annual Scientific Meeting; to provide a PICA Risk Management Program at such meeting; and to provide a premium discount to PICA insured podiatric physicians who attend the Risk Management Program. Finally, PICA has agreed to support the Association’s Young Member Program at the rate of $175,000 per annum. In 2010, 2011 and 2012, PICA paid the Association $388,000, $388,700 and $355,250, respectively, pursuant to the License Agreement and as miscellaneous donations. The current budget for the Association contemplates annual revenues of approximately $12 million. Based on these amounts, the Board found that Dr. Spinosa was not precluded from being independent under NYSE Rules because the payments to and from ProAssurance in the last three years were below the threshold of $1,000,000 or two percent (2%) of the revenues of the Association. Furthermore, the Board found that Dr. Spinosa is not precluded from being independent based on our understanding of the Governance Guidelines, which prohibits any material transaction relationship using the same thresholds applied solely to the recipient of the payments. In addition, we have had discussions with ISS about these payments to the Association and their historical context and importance to the business of PICA, and we were advised that ISS considers that these payments are transactional in nature so that they should not preclude a finding that Dr. Spinosa is independent.

Three of our directors have purchased medical professional liability insurance from the Company either directly or indirectly through their respective practice entities during the last three years (Drs. Listwan, Spinosa and Wilson), and Dr. Spinosa’s spouse is a physician insured by the Company. Dr. Listwan paid premiums of less than $3,000 in each of 2010, 2011 and 2012. Dr. Spinosa and his spouse have purchased individual policies of medical professional liability insurance from PICA during the last three years as follows: 2009-2010 — Dr. Spinosa $4,804 and spouse $4,533; 2010-2011 — Dr. Spinosa $5,237 and spouse $4,664; and 2011-2012 — Dr. Spinosa $5,865 and spouse $5,355. Dr. Wilson purchased individual policies of medical professional liability insurance from an insurance subsidiary of ProAssurance in each of the last three years as follows: 2010-2011 — $50,961; 2011-2012 — $49,163; and 2012-2013 — $47,979. Dr. Wilson is also an executive officer of Neurosurgical Associates, P.C., which is insured by one of ProAssurance’s insurance subsidiaries with a current premium of approximately $159,000. All insurance policies were obtained in the ordinary course of business at rates that are consistent with our filed rates and customary underwriting practices. The premiums paid with respect to the individual physicians or the practice entities do not exceed the lower $1,000,000 standard of materiality set forth in the NYSE Rules.

Our Board has consistently found that it is customary and appropriate for our physician directors to obtain their professional liability insurance from our insurance subsidiaries and that the purchase of insurance from our subsidiaries will not impair the independence of a director so long as the premiums paid are less than the $1,000,000 limitation in the NYSE Rules. In addition, the Board determined that the purchase of insurance did not create any material interest in the transaction such that it would have an effect on the independence of a director. For this reason, the Board also determined that the purchase of insurance should not be considered a “material relationship” based on our understanding of the Governance Guidelines since it does not influence these directors’ objectivity in a manner that would impair their ability to satisfy fiduciary standards.

Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie (“B&G”). B&G is a controlling member of Hangar 24, LLC of which ProAssurance owns 20% and B&G owns 80%. The sole purpose of Hangar 24, LLC is to share the cost of the hangar leased from the Birmingham Airport Authority where ProAssurance keeps its corporate aircraft. Hangar 24 pays the rent on the hangar and the airport bills B&G for the fuel used at the hangar. ProAssurance reimburses Hangar 24 for its share of the rent and reimburses B&G for the cost of the fuel used by its aircraft. The Board of Directors determined that this relationship did not preclude Mr. Gorrie’s independence because the amounts paid to B&G do not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and it does not meet the materiality threshold for “material transactions” under the Governance Guidelines.

Mr. McMahon is an executive officer and a controlling shareholder of Ligon Industries (“Ligon”). Ligon and ProAssurance (through their subsidiaries) are parties to an Aircraft Interchange Agreement dated April 5, 2012. Pursuant to this agreement, ProAssurance has the right to use the Ligon aircraft at its election on the condition that ProAssurance allows Ligon to use the ProAssurance aircraft for the same amount of time. The Board of Directors determined that this relationship did not preclude Mr. McMahon’s independence because the value of the exchange between Ligon and ProAssurance did not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and it does not meet the materiality threshold for “material transactions” under the Governance Guidelines.

The Board of Directors has determined that the relationship between Ascension and ProAssurance will not impair the independence of Dr. Tersigni; the relationship between PICA and the American Podiatric Medical Association will not impair the independence of Dr. Spinosa; that the purchase of medical professional liability insurance by our directors and their relatives will not impair the independence of Drs. Listwan, Spinosa and Wilson; that the relationship between ProAssurance and B&G will not impair the independence of Mr. Gorrie; and that the relationship between ProAssurance and Ligon will not impair the independence of Mr. McMahon.

The NYSE rules provide that a director cannot be independent if he or she, or an immediate family member of such director, has received compensation (other than director and committee compensation) during any 12-month period of more than $120,000 from, ProAssurance or any of its subsidiaries in any of the last three years.

Dr. Spinosa’s spouse has served on the physicians’ committee of PICA and received compensation and reimbursement of expenses from PICA in the following amounts during the last three years: 2010 -$20,711; 2011—$20,944; and 2012—$9,000 (net of $2,966 for reimbursement of expenses). Dr. Spinosa did not receive any compensation from PICA or any other subsidiary of ProAssurance during this period. The Board determined that the payments to Dr. Spinosa’s spouse did not impair his independence because the amount of the fees did not exceed the $120,000 threshold and because his spouse is not dependent on PICA for her primary source of compensation. Since $2,966 of the total amount paid to Dr. Spinosa’s spouse in 2012 was for reimbursement for business expenses rather than direct compensation, the Board also determined that such payments should not violate the Governance Guidelines which prohibit compensation for “professional services” in excess of $10,000 per year to a director’s spouse.

We have engaged Dr. Listwan as a consultant under a Consulting and Confidentiality Agreement that provides that Dr. Listwan will provide nonexclusive services to ProAssurance relating to review of insurance cases, facilitating ProAssurance’s relationship with the Wisconsin Medical Society and serving as chair of ProAssurance’s Wisconsin underwriting and claims committees in consideration of an annual retainer of $44,000. At its meeting on December 5, 2012, the Board of Directors reviewed this consulting arrangement and determined that Dr. Listwan satisfies the current independence criteria for directors because: (i) Dr. Listwan is not an employee of ProAssurance or any of its subsidiaries based on the Board’s review of the terms of Dr. Listwan’s engagement as a consultant and its consideration of Internal Revenue Service regulations defining employees and independent contractors for purposes of FICA (Federal Insurance Contributions Act) withholding, and the factors used by our Human Resources Department to determine whether a service provider receives a statement on Form W-2 (an employee) or Form 1099 (independent contractor) with respect to its compensation for services; and (ii) the compensation payable to Dr. Listwan for services as a consultant would not exceed the limitation on non-director compensation under the NYSE corporate governance rules. Based on the above analysis, the Board of Directors determined that Dr. Listwan should be considered an independent director under the NYSE Rules notwithstanding the Governance Guidelines, which provide that a director will be deemed an “Affiliated Outside Director” if he or she receives compensation in excess of $10,000 for “professional services”.

The Board of Directors has determined that the payment of consulting fees to Dr. Spinosa’s spouse and Dr. Listwan should not impair the independence of Drs. Spinosa and Listwan.

Other Relationships Considered.

The Board of Directors evaluated the independence of the members on both the Audit Committee and Compensation Committee. Mr. Bloodworth’s, Mr. Nabers’ and Dr. Putallaz’s only relationship with the Company is each of their service on the Board and the Audit Committee. As a result, the Board determined that each of these three directors were permitted to serve on the Audit Committee under the requirements of the SEC rules.

Dr. Flowers, Mr. McMahon and Mr. Gorrie serve on the Compensation Committee. Dr. Flowers’ only relationship with the Company is his service on the Board and the Compensation Committee. As a result, the Board determined that Dr. Flowers was permitted to serve on the Compensation Committee under the requirements of the SEC rules. In reviewing Mr. McMahon’s and Mr. Gorrie’s qualifications to serve on the Compensation Committee, the Board evaluated the above described relationships required by the new NYSE Rules mandated by SEC Rule 10C-1. The Board determined that the existence of these relationships did not impact the ability of Mr. McMahon and Mr. Gorrie to satisfy his objectivity in the boardroom or ability to satisfy his fiduciary duty to the Company’s stockholders under the NYSE Rules, as well as under the Governance Guidelines.

Qualification of Directors

The Nominating/Corporate Governance Committee and Board of Directors are responsible for determining the appropriate composition of our Board and for the selection of individual candidates. Our Corporate Governance Principles do not establish any specific minimum qualifications or skills that an individual candidate must possess. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise and the extent to which the candidate would fill a present need in the composition of the Board.

We have recruited directors that we believe bring to our Board of Directors a diverse set of qualifications related to our business and its products. More specifically:

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Our primary product is professional liability insurance for healthcare providers. We believe that it is important to have on our Board healthcare professionals who are, or have been, consumers of our insurance products and who understand the business and professional needs of our customers.

•	Our primary subsidiaries are regulated insurance companies. We believe that it is important to have on our Board persons with experience in the operation of regulated insurance companies.

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We have a significant business enterprise in the financial services sector. We believe that it is important to have on our Board persons with business experience, including financial services and the governance of publicly traded companies.

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We also believe that it is important that our Board reflect the core values that guide us in fulfilling our “Treated Fairly” commitment, which are: integrity, respect, doctor involvement, collaboration, communication and enthusiasm.

The following discussion addresses the experience, qualifications, attributes and skills that have led us to the conclusion that our director nominees and our current directors should serve on our Board.

Healthcare Providers:    Our Board has four physicians who are independent directors: Robert Flowers, M.D., William Listwan, M.D., Frank A. Spinosa, D.P.M. and Thomas A.S. Wilson, Jr., M.D. Each of these physician-directors is board certified in different medical specialties and actively practices medicine, with the exception of Dr. Flowers, who retired from his obstetric and gynecology practice in Dothan, Alabama after more than 20 years. Dr. Listwan, who has practiced internal medicine in Wisconsin for over 30 years, served as a board member and President of the Wisconsin Medical Society and is currently on the faculty of the Medical College of Wisconsin in Milwaukee. Dr. Spinosa serves as a board member and Vice President of the American Podiatric Medical Association and is President-Elect. Dr. Spinosa is a past President of the New York State Podiatric Medical Association, and has taught at the New York Collection of Podiatric Medicine. Dr. Wilson is a board-certified neurosurgeon who has been in practice for 19 years and has authored numerous publications and presentations.

The presence of our independent physician-directors reflects our commitment to local market presence and to our physician heritage. Dr. Flowers has served on our regional claims committee in Alabama for over twenty years. Dr. Listwan served on the board and claims committee of our Wisconsin predecessor from 1980 until its merger with ProAssurance in 2006. Each of these physicians serves on his respective regional claims committee. Members of that committee regularly attend regional claims committee meetings and assist the Board of Directors in understanding professional liability and risk management issues affecting and of concern to physicians and other healthcare professionals in our professional liability insurance markets.

In addition to our physician directors, our Chief Executive Officer, W. Stancil Starnes, represented practicing physicians in the defense of medical malpractice claims for over thirty years. Mr. Starnes brings to the Board a deep understanding of the legal and professional issues involved in resolving claims and how best to deliver the claims defense that is the key component of our insurance products.

Anthony R. Tersigni, Ed.D., FACHE, also brings valuable healthcare and business knowledge to the Board of Directors. Mr. Tersigni is the President and Chief Executive Officer of Ascension Health Alliance, the parent holding company for Ascension Health, which is the largest not-for-profit, and largest Catholic health system in the United States. Mr. Tersigni holds a doctorate in the field of leadership and organizational development.

Insurance Company Operations:    We have four current directors who have significant experience as operating executives of regulated insurance companies, two of whom are independent.

Mr. Starnes has served as our Chief Executive Officer since July 2007 and it has been our practice for our Chief Executive Officer to serve on our Board of Directors. Mr. Nabers served as a senior executive officer of Protective Life Corporation from 1979 until his retirement as its Chairman and Chief Executive Officer in 2001. Protective Life Corporation is an insurance holding company whose principal subsidiaries are engaged in the life insurance business. During his tenure at Protective, Mr. Nabers served on the board of the American Council of Life Insurers from 1994 to 2001 and its Chairman in 2000. Mr. Bloodworth is an actuary and served as a senior executive of insurance subsidiaries of Protective Life Corporation from 1972 until 1983, serving as President of American Foundation Life Insurance Company from 1979 to 1983. During this time, Mr. Bloodworth was a Fellow of the Society of Actuaries and member of the American Academy of Actuaries and a Chartered Life Underwriter.

In addition, Messrs Starnes and Nabers are directors of Infinity Property and Casualty Corporation and Mr. McMahon is a director of Protective Life Corporation, both of which are public insurance companies.

Other Business and Financial Services:    We have four independent directors who bring diverse business experience to the Board.

Following his tenure as President of American Foundation Life, Mr. Bloodworth was a senior executive for National Bank of Commerce and since 1988 has been the Chief Executive Officer of a manufacturing company. As an actuary, Mr. Bloodworth, who serves on our Audit Committee, contributes to the ability of the Board to assess the risks relating to the provision for losses and loss adjustment expenses for claims, which is our largest balance sheet liability.

Ms. Putallaz, who obtained a Ph.D. in economics in 1974, has served in various capacities for firms engaged in the investment management business since 1983. Prior to that time she was a lecturer in the Economics Department of the University of Michigan. She currently serves in a volunteer capacity for the CFA Institute, working on initiatives related to the Global Investment Performance Standards® or GIPS®. She chairs the Americas Regional Investment Performance Subcommittee (RIPS) and serves on the GIPS® Executive Committee. Ms. Putallaz, who serves on our Audit Committee, brings her knowledge and expertise to the financial and investment aspects of ProAssurance.

Mr. McMahon’s career has focused on the leadership of business enterprises including McWane Cast Iron Pipe Company, a privately held manufacturer of cast iron pipe, and Ligon Industries, a manufacturer of waste treatment equipment, aluminum castings and hydraulic cylinders. His leadership ability is reflected by his election to serve as a Trustee of the University of Alabama, director of UAB Health Systems, and trustee of Birmingham Southern College.

M. James Gorrie also brings valuable business perspective to the Board of Directors. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie, a construction firm with recent annual revenues in excess of $2 billion. Mr. Gorrie also serves as a Director of First Commercial Bank, a division of Synovus Bank, and St. Vincent’s Hospital in Birmingham, Alabama.

Additional Qualifications:    In selecting individual candidates, ProAssurance also has considered other relevant experience of our directors including:

Practice of Law: A background in law is of significant value in understanding the legal issues impacting ProAssurance as a publicly traded company and as a holding company for regulated insurance companies. Messrs. McMahon, Nabers, and Starnes all had experience in the private practice of law prior to entering their business careers, and Mr. Nabers also served as the Chief Justice of the Alabama Supreme Court from 2004 until 2006.

Public Company Experience: Apart from ProAssurance and its predecessor companies, Messrs. McMahon, Nabers and Starnes have all served as members of the Board of Directors of one or more publicly traded companies, and each has gained valuable experience through leadership of, and service on, various standing committees of each Board on which they have served.

Qualification to Serve on the Audit Committee: Members of the audit committee of a publicly traded company are required to be independent and to possess specific financial qualifications. SEC rules require that members of an audit committee be “financially literate,” and that one member be an “audit committee financial expert.” In selecting directors, we consider the candidate’s ability to serve on the Audit Committee. All members of our Audit Committee have been found to be independent by our Board of Directors under SEC rules and NYSE guidelines. Mr. Bloodworth and Ms. Putallaz meet the financial literacy requirements as a result of their training, employment with financial institutions, and general financial expertise. Mr. Nabers has been designated as our audit committee financial expert based upon his expertise and his experience as an executive officer of Protective Life Corporation and as Finance Director of the State of Alabama.

Diversity: Our Board of Directors is committed to diversity on the Board and within the Company. We believe our directors provide diversity in business experience and geographic representation. As vacancies arise on our Board, we consider diversity as a factor in the selection of a new director.

Board Leadership

Our Board of Directors has determined that is in our best interest for Mr. Starnes to serve as our Chairman of the Board and our Chief Executive Officer. Our Board believes it is in our best interest to have one individual to lead our company and to establish its strategic goals and objectives under the supervision and direction of the Board of Directors. Our Board also believes that having Mr. Starnes serve as our Chairman and Chief Executive Officer facilitates his ability to establish priorities for our Board and management in achieving such goals and objectives.

Our Corporate Governance Principles require our non-management directors to hold executive sessions at which neither management nor the Chief Executive Officer, is present. The Corporate Governance Principles further provide that the executive sessions of non-management directors are to be held on a regularly scheduled basis, not less frequently than two times each year, and that at least one of the executive sessions will be attended by independent directors only. In December 2011, we formally established the position of lead director to preside at each executive session. At the annual meeting in May 2012, the independent directors selected Dr. Flowers as the independent director to preside at the executive sessions. During 2012, our independent directors held an executive session after each quarterly Board meeting.

Risk Oversight

As an insurance holding company, our business is principally conducted by insurance subsidiaries that are subject to insurance laws and regulations in their respective domiciliary states and in the states in which they do business. State insurance regulatory regimes are intended to protect policyholders by vesting in the insurance regulator administrative and supervisory authority to address risks relating to the solvency of insurers and their ability to pay claims as well as to the marketing of insurance products and rates charged for such products. The insurance regulations identify key business risks associated with the insurance business and provide guidance as to the management of these risks.

We have taken steps to catalogue and identify these and additional risks for purposes of enterprise risk management (ERM). We expect our Chief Executive Officer to be in charge of risk oversight. We have also established a management based ERM Committee comprised of persons responsible for our key risk areas, including adequacy of loss reserves; defense of claims and the litigation process; the quality of investments supporting our reserves and capital; compliance with regulatory and financial reporting requirements; and concentration in the medical professional liability insurance business. Our Chief Executive Officer and ERM Committee are responsible for identifying material risks associated with these and other risk areas and for establishing and monitoring risk management solutions that address levels of risk appetite and risk tolerance that are recommended by the committee and reviewed by the Board.

The Board of Directors is responsible for ensuring that our ERM process is in place and functioning. The Board has divided primary ERM oversight responsibility between the Audit Committee and the Nominating/Corporate Governance Committee as follows:

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The Audit Committee has the primary oversight responsibility for risks relating to financial reporting and compliance. We have established lines of communication between the Audit Committee and our independent auditor, internal auditor and management that enable the Audit Committee to perform its oversight function.

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The Nominating/Corporate Governance Committee has the primary responsibility for oversight of those risks covered by the ERM process that are not the responsibility of the Audit Committee. The Nominating/Corporate Governance Committee reviews the ERM process established by management’s ERM Committee and monitors the functioning of the process. It also reviews recommendations of our ERM Committee as to materiality thresholds for risks covered in the ERM process and as to the levels of risk appetite and risk tolerance with respect to covered risks.

Meetings and Committees of the Board of Directors

Our Board of Directors held six (6) meetings during 2012. Our By-Laws establish four standing committees of the Board of Directors: the Nominating/Corporate Governance Committee; the Compensation Committee; the Audit Committee; and the Executive Committee, each of which is described below. Each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees of the board on which he or she served during 2012 (in each case, which were held during the period for which he or she was a director).

Neither our Board of Directors nor our Nominating/Corporate Governance Committee has implemented a formal policy regarding director attendance at annual meetings of our stockholders. However, our Board of Directors typically holds its annual meeting directly following the annual stockholders’ meeting, and it is customary for our directors to attend the annual stockholders’ meeting. All of our directors attended the annual meeting of our stockholders held on May 16, 2012.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee currently consists of three independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Nominating/Corporate Governance Committee are to:

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identify individuals qualified to become directors and recommend to the Board of Directors for its consideration the candidates for all directorships to be filled by the Board of Directors or to be elected by the stockholders;

•	advise the Board of Directors with respect to the board composition, procedures and committees;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to ProAssurance;

•	oversee the evaluation of the Board of Directors and the evaluation of ProAssurance’s management;

•	oversee the risks covered by ProAssurance’s ERM process that are not the responsibility of the Audit Committee; and

•	otherwise take a leadership role in shaping the corporate governance of ProAssurance.

The Nominating/Corporate Governance Committee is empowered to engage a third party search firm to assist in identifying and evaluating director candidates. However, the committee did not hire any search firm during 2012 and, accordingly, paid no fees to any such company.

Under our Corporate Governance Principles, the Nominating/Corporate Governance Committee will consider a nominee proposed by a stockholder for a vacancy on our board when such nomination has been submitted in accordance with the provisions contained in our By-Laws, which are described under the caption “Stockholder Proposals” in this proxy statement. A vacancy does not exist where:

•	the Board of Directors desires to re-nominate an incumbent director for an additional term and the director consents to stand for re-election and to serve on our Board of Directors if elected; or

•

the Nominating/Corporate Governance Committee has recommended to our Board of Directors a candidate to fill a vacancy and, prior to the receipt of a properly submitted stockholder nomination, such nominee has agreed to stand for election and serve on our Board if elected.

Our Board of Directors may elect not to fill a vacancy arising on the Board. The Board of Directors may elect to not recommend a director candidate nominated by a stockholder even if such director candidate is the only candidate submitted to the Nominating/Corporate Governance Committee to fill a vacancy.

The Nominating/Corporate Governance Committee is responsible for determining the appropriate composition of our Board and for the selection of individual candidates consistent with such determination. Our Corporate Governance Principles do not establish any specific requirements of minimum qualifications or skills that an individual candidate must possess other than the maximum age requirements described in the Corporate Governance Principles. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise, and the extent to which the candidate would fill a present need in the composition of the Board.

Subject to the qualifications described above, our Nominating/Corporate Governance Committee will consider a director candidate nominated by a stockholder in the same manner as candidates brought before the Nominating/Corporate Governance Committee from other sources. Generally, the Nominating/Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her résumé and other background information that has been made available to the Nominating/Corporate Governance Committee. A member of the Nominating/Corporate Governance Committee will contact for further review those candidates who the committee believes are qualified, who may fulfill a specific board need and who the committee believes would otherwise best make a contribution to the Board. If, after further discussions with the candidate and other further review and consideration as necessary, the Nominating/Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board.

The charter of the Nominating/Corporate Governance Committee provides for at least three members, each of whom must be an independent director. The current members of our Nominating/Corporate Governance Committee are John J. McMahon, Jr. (Chairman), Lucian F. Bloodworth and Drs. Tersigni and Wilson. Our Board of Directors has found that each member of our Nominating/Corporate Governance Committee is “independent” within the meaning of the NYSE Rules.

During 2012, our Nominating/Corporate Governance Committee met three (3) times.

Compensation Committee

Our Compensation Committee currently consists of three independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Compensation Committee are to:

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represent and assist the Board of Directors in discharging its oversight responsibility relating to compensation matters, including determining the compensation arrangements for the chief executive officer and reporting its determination to the Board of Directors for ratification by a majority of independent directors; and

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review and discuss with management the disclosure under the caption “Compensation Discussion and Analysis” and prepare the report of the Compensation Committee with respect to such disclosure, each of which is to be included in our annual proxy statement.

The Compensation Discussion and Analysis and the Report of the Compensation Committee begin on page 50 of this proxy statement.

The charter of the Compensation Committee charges the committee with the responsibility to determine and approve, subject to ratification by a majority of independent directors, the Chief Executive Officer’s compensation level based on the committee’s evaluation of the Chief Executive Officer’s performance in light of the corporate goals and objectives relevant to the Chief Executive Officer’s compensation as approved by the committee. The charter also charges the Compensation Committee with the responsibility to, among other duties, review the competitiveness of the non-Chief Executive Officer executive compensation programs of ProAssurance; approve change of control agreements or severance plans for executive officers of ProAssurance; and make recommendations for director compensation to our Board of Directors. The charter further provides that the Compensation Committee has the exclusive authority to retain outside compensation consultants and advisors as it deems appropriate to fulfill its responsibilities in accordance with the new NYSE rules and SEC Rule 10C-1. In selecting a compensation consultant, the Compensation Committee must consider the six independence factors set forth by the NYSE, as further discussed in “Executive Compensation - Compensation Discussion and Analysis” beginning on page 37 of this proxy statement.

The current practice of the Compensation Committee is to retain an outside consultant from time to time to gather data from peer companies and to use such data as a point of reference when reviewing ProAssurance’s compensation practices. The Compensation Committee, with the assistance of ProAssurance’s management and its consultant, identifies the peer companies to be used in the compensation analysis. The peer companies are publicly held property and casualty insurance organizations that are comparable to ProAssurance in total assets, market capitalization, revenues and operating margin.

After reviewing peer companies’ data, the compensation consultant provides a report to the committee that describes market practices with regard to executive compensation and identifies any gaps between the market and ProAssurance’s executive compensation practices. In addition, from time to time the Compensation Committee retains a compensation consultant to provide a review and analysis of particular aspects of ProAssurance’s compensation program, and the committee in making its recommendations also considers reports of these studies. The Compensation Committee customarily makes its compensation recommendations to our Board of Directors at its regularly scheduled meeting in the first quarter of each year.

ProAssurance’s senior management makes no recommendations with respect to compensation of the Chief Executive Officer. The Compensation Committee is exclusively responsible for making compensation recommendations for adoption by the Board of Directors as to changes in base salary for the Chief Executive Officer and the number and type of long-term incentive compensation awards to be granted to the Chief Executive Officer. The Compensation Committee also approves the annual incentive award guidelines for non-equity incentive compensation to be paid to the Chief Executive Officer. All decisions of the Compensation Committee with respect to the Chief Executive Officer compensation are subject to ratification by a majority of the independent directors under the committee’s charter.

In accordance with its charter, the Compensation Committee makes recommendations as to compensation of our directors. In 2012, the Compensation Committee engaged a compensation consultant to provide a review of the compensation of our Board of Directors and make recommendations for changes in the compensation of directors for their service on the Board of Directors and for their service on the various committees. These recommendations were approved by our Board of Directors at its meeting in the first quarter of 2013.

The Compensation Committee also administers equity and nonequity incentive plans with respect to awards granted under these plans, which plans currently include the 2008 Annual Incentive Compensation Plan and the 2008 Equity Incentive Plan.

During 2012, our Compensation Committee met three (3) times. The charter of the Compensation Committee provides for at least three members, each of whom must be an independent director (1) within the meaning of NYSE Rules, including, but not limited to, evaluating the independence factors set forth in SEC Rule

10C-1(b), (2) a “non-employee director” within the meaning of SEC Rule 16b-3 and (3) an “outside director” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Robert E. Flowers (Chairman), M. James Gorrie and John J. McMahon, Jr. Our Board of Directors has determined that each member of the Compensation Committee is “independent” and meets the requirements of the Compensation Committee charter. No member of the Compensation Committee has any interlocking relationships required to be disclosed under federal securities laws.

This year’s report of the Compensation Committee is on page 50 of this proxy statement.

Audit Committee

Our Audit Committee consists of three independent directors, and operates pursuant to a written charter that is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in discharging its oversight responsibility relating to:

•	the accounting, reporting and financial practices of ProAssurance and its subsidiaries, including the integrity of our financial statements;

•	the surveillance of our administration and financial controls and compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence;

•	ProAssurance’s policies on risk assessment and risk management with respect to financial reporting issues; and

•	the performance of our internal auditors.

The Audit Committee also prepares the Report of the Audit Committee, which begins on page 21 of this proxy statement as required by the SEC rules.

Our Audit Committee is responsible for carrying out all of the duties and responsibilities required for audit committees under the Exchange Act, and the corporate governance rules of the NYSE for listed companies. A description of the specific duties and responsibilities of our Audit Committee can be found in its charter. Our Audit Committee and Board of Directors have established a procedure which establishes a confidential means for complaints or concerns with respect to accounting, internal controls and auditing matters to be submitted to the committee, which is described under the caption titled “Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and Communicating with Directors” in this proxy statement.

The charter of the Audit Committee provides for at least three members, each of whom must be an independent director. Drayton Nabers, Jr. is the Chairman, and Lucian F. Bloodworth and Ann F. Putallaz are the other members of our Audit Committee. Our Nominating/Corporate Governance Committee and our Board of Directors have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the SEC and NYSE; that each member of the Audit Committee is financially literate as such qualification is defined under the rules of the NYSE; and that Drayton Nabers, Jr., based upon his education and extensive experience in connection with the preparation of financial statements and knowledge of GAAP, including his leadership roles at Protective Life Corporation and as the former Finance Director of the State of Alabama, is an “audit committee financial expert” within the meaning of the rules of the SEC. No member of the Audit Committee is presently serving on the audit committee of another company.

During 2012, the Audit Committee met nine (9) times.

Executive Committee

Our Executive Committee has the authority during intervals between the meetings of the Board of Directors to exercise all powers and authority of the Board of Directors in the management of our business and affairs, except that the Executive Committee may not:

•

alter or repeal any resolution adopted by the Board of Directors that by its terms is not subject to amendment or repeal by the Executive Committee or any resolution relating to the establishment or membership of the Executive Committee;

•	act with respect to matters required to be passed upon by the full board, the independent directors, or by a committee comprised of independent directors; or

•	act on any matter that has been delegated to the Audit Committee, the Nominating/Corporate Governance Committee or the Compensation Committee in their respective charters.

Our By-Laws provide that the Executive Committee has at least three members including the Chairman of the Board. The members of the Executive Committee are W. Stancil Starnes (Chairman), Victor T. Adamo, Robert E Flowers, and John J. McMahon, Jr. The Executive Committee met one (1) time in 2012.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our auditors for the current fiscal year ending December 31, 2013. Although ratification of the stockholders is not required for appointment of independent auditors under Delaware law or our By-Laws, the Board of Directors believes it is appropriate to seek stockholder ratification of the appointment of Ernst & Young LLP as independent auditor.

Ernst & Young LLP served as the independent auditor of ProAssurance for the year ended December 31, 2012. Representatives of Ernst & Young will be present at the 2013 annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for 2012 and 2011

The table below sets forth the aggregate fees paid by ProAssurance for audit, audit-related, tax and other services provided by Ernst & Young LLP to ProAssurance during each of the last two years.

	2012	2011
Audit fees	$1,376,350	$1,519,810
Audit-related fees	0	0
Tax fees	0	0
All other fees	0	0

Total	$1,376,350	$1,519,810

All fees paid to Ernst & Young LLP in 2012 which required the pre-approval of the Audit Committee were approved in accordance with our pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, the audit committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. To implement these provisions of the Sarbanes-Oxley Act, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the audit committee’s administration of the engagement of the independent auditor. Our Audit Committee has adopted an Audit and Non-audit Service Pre-approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved.

For pre-approval of non-audit services, our Audit Committee will consider whether services are consistent with the SEC’s rules on auditor independence. Our Audit Committee will also consider whether the independent auditor is able to provide effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services will enhance our ability to manage or control risk or improve audit quality. Our Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

Our Audit Committee determines from time to time the eligible services that may be provided to ProAssurance by our independent auditors in accordance with the requirements and guidance of the SEC and the NYSE, or other exchanges or market systems on which our stock is traded. The Audit Committee also determines whether such services fit in the categories of Audit Services, Audit-related Services, Tax Services and other Permitted Non-audit Services as described below and as the description of such services may be modified under subsequent guidance and interpretation of the regulatory and self-regulatory organizations applicable to ProAssurance, including without limitation, the SEC and the NYSE. The independent auditor may not provide any non-audit services that are prohibited under the provisions of Section 10A of the Exchange Act and the rules and regulations promulgated thereunder.

Audit Services.    Audit services in the annual audit engagement include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor in order for the independent auditor to form an opinion on our consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the annual audit or quarterly review. Audit services also include the engagement for the independent auditor’s report on the effectiveness of internal controls for financial reporting. In addition to the audit services included in the annual audit engagement, the Audit Committee may approve other audit services. Other audit services are those services that only the independent auditor can reasonably provide and include statutory audits or financial audits for our subsidiaries or affiliates, services associated with inclusion of acquired companies in our financial statements, and services associated with SEC registration statements, periodic reports and other documents we file with the SEC or other documents issued in connection with a securities offering.

Audit-related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Because our Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with SEC rules on auditor independence, the Audit Committee may grant pre-approval to audit-related services. Audit-related services include, among others: due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as “audit services;” assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services.    Our Audit Committee believes that the independent auditor can provide tax services to ProAssurance such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, our Audit Committee believes it may grant pre-approval to those tax services that:

•	have historically been provided by the independent auditor;

•	the Audit Committee believes would not impair the independence of the auditor; and

•	are consistent with SEC rules on auditor independence.

The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the chief accounting officer or outside counsel to determine that tax planning and reporting advice is consistent with this policy.

Other Non-audit Services.    Our Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that certain types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may not pre-approve any of the SEC’s prohibited non-audit services.

Annual Audit Engagement.    Our Audit Committee appoints the independent auditor of ProAssurance and pre-approves the services to be provided in connection with the preparation or issuance of the annual audit report or related work. The annual audit services are set forth in an engagement letter prepared by the independent auditor which is submitted to the Audit Committee for approval. The engagement letter provides that the independent auditor reports directly to the Audit Committee. Any audit services within the scope of the engagement letter are deemed to have been pre-approved by our Audit Committee.

Pre-approval of Other Audit and Non-audit Services.    Other audit services, audit-related services, tax services, and other non-audit services may be pre-approved by our Audit Committee in accordance with the following procedure either on a specific case-by-case basis as services are needed or on a pre-approval basis for services that are expected to be needed. Our Audit Committee may delegate to one or more designated members of the Audit Committee, who are independent directors of the Board of Directors, the authority to grant pre-approval of these services to be performed by the independent auditors. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our management may submit requests for pre-approval of eligible services by the independent auditor from time to time to our Audit Committee or to the member or members of the committee to whom pre-approval authority has been delegated. The request for approval must be sufficiently detailed as to the particular services to be provided so that the Audit Committee knows precisely what services it is being asked to pre-approve and so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Budgeted amounts or fee levels for services to be provided by the independent auditor must be submitted with the request for pre-approval. Requests for pre-approval of services by the independent auditor must include a joint statement of the independent auditor and our chief accounting officer as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Our Audit Committee will be informed not less frequently than quarterly of the services rendered by the independent auditor. Our chief accounting officer will be responsible for tracking all independent auditors’ fees against the budget for such services and report at least quarterly to the Audit Committee.

The Audit Committee Charter designates our internal auditor to monitor the performance of all services provided by ProAssurance’s independent auditor and to determine whether such services are in compliance with this policy. Our internal auditor reports to the Audit Committee on a periodic basis on the results of its monitoring. Both our internal auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or any member of management. The Audit Committee will also review our internal auditor’s annual internal audit plan to determine that the plan provides for monitoring of the independent auditor’s services.

Vote Required

The ratification of Ernst & Young LLP as ProAssurance’s independent auditor for 2013 will require the affirmative vote of a majority of the shares voting on the matter at the 2013 annual meeting. If you vote your shares without instructions to your proxy on this proposal, your shares will be voted FOR the ratification of the appointment of Ernst &Young LLP. In the event that the appointment of Ernst & Young LLP as independent auditor for 2013 is not approved by the affirmative vote of a majority of the shares voting on the matter, the Board of Directors will request that the Audit Committee reconsider its appointment of independent auditors for the year ending December 31, 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF PROASSURANCE FOR 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors and operates pursuant to a written charter. The charter is available in the Corporate Governance section of our website at www.ProAssurance.com. During 2012, the Audit Committee met nine (9) times. In conjunction with some of these meetings, the Audit Committee met in executive sessions and met in separate sessions with our independent auditor, our internal auditors, our Chief Executive Officer, Chief Financial Officer and our outside corporate counsel.

Our management is responsible for the preparation, presentation and integrity of ProAssurance’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of ProAssurance’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditor is also required to review the adequacy and effectiveness of ProAssurance’s internal controls on financial reporting. The Audit Committee is directly responsible in its capacity as a committee of the board for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and with Ernst & Young LLP, our independent auditor. The Audit Committee also has discussed with the independent auditor the matters required to be discussed by auditing standards and guidelines established by the SEC and the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The independent auditor is required to have certain communications with the Audit Committee regarding the scope and results of its audit of ProAssurance’s financial statements, including the following, if applicable: (i) overall audit strategy, timing of audit, and significant risks identified by the auditor; (ii) significant issues discussed with management in connection with the auditor’s appointment; (iii) the auditor’s responsibility under standards of the PCAOB; (iv) the quality; acceptability and disclosure of significant accounting policies and practices; (v) identification and assessment of critical accounting policies and estimates; (vi) significant unusual transactions; (vii) difficult or contentious matters subject to consultation outside the audit team; (viii) new accounting pronouncements; (ix) material alternative accounting treatments discussed with management; (x) corrected misstatements related to accounts and disclosures; (xi) uncorrected misstatements considered by management to be immaterial; (xii) significant deficiencies and material weaknesses in internal control over financial reporting; (xiii) adequacy of management’s disclosures about its internal control assessment and any changes in internal control; (xiv) other information in documents containing audited financial statements; (xv) fraud and illegal acts that involve senior management or that cause a misstatement of the financial statements; (xvi) independence matters; (xvii) pre-approval of services to be performed by the independent auditors and fees billed for such services; (xviii) significant difficulties encountered in performing the audit; (xix) disagreements with management; (xx) management’s consultations with other accountants on auditing matters; (xxi) provision of all material written communications between the auditor and management; (xxii) information regarding the auditor’s use of third party services providers; (xxiii) the auditor’s internal quality control procedures; (xxiv) material issues raised in quality control reviews of the auditor within the last five years and steps taken to deal with the issues; and (xxv) all relationships between the auditor and ProAssurance. In addition, the auditor is required to inquire as to whether the Audit Committee is aware of matters relevant to the audit such as fraud or possible violation of laws and is further required to communicate to the Audit Committee any other matters arising from the audit that are significant and relevant to the audit committee regarding its oversight of the financial reporting process.

The Audit Committee has received from Ernst & Young LLP a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between Ernst & Young LLP and ProAssurance that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with the Audit Committee, and has confirmed in such letter that, in its professional judgment, it is independent of ProAssurance within the meaning of federal securities laws and in compliance with PCAOB Rule 3520.

All audit and non-audit services performed by the independent auditor must be pre-approved by the Audit Committee or a member thereof. The Audit Committee approved the audit services rendered by our independent auditor during ProAssurance’s most recent fiscal year. Ernst & Young LLP did not perform any non-audit services in 2012.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements of ProAssurance for 2012 be included in its Annual Report on Form 10-K for the year ended December 31, 2012, prior to the filing of such report with the SEC.

Audit Committee:

Drayton Nabers, Jr., Chairman

Lucian F. Bloodworth

Ann F. Putallaz

March 18, 2013

PROPOSAL 3 - APPROVAL OF THE PROASSURANCE CORPORATION

2014 ANNUAL INCENTIVE PLAN

Introduction

The 2008 Annual Incentive Compensation Plan (the “2008 Annual Incentive Plan”) currently in place provides for the payment of annual incentive (bonus) compensation that is intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Except for performance based compensation, Code Section 162(m) disallows the deduction for annual compensation in excess of $1,000,000 that is paid to any of the Chief Executive Officer and other executive officers whose compensation is required to be disclosed under the SEC disclosure rules (the “named executive officers”). Performance based compensation is a significant element of our executive compensation because Code Section 162(m) allows all performance based compensation to be subtracted from an executive’s compensation when calculating the Company’s deduction of compensation that is subject to the $1,000,000 limitation.

In order to qualify as performance based compensation, the material terms of the performance goals under which the compensation is to be paid must be disclosed to the shareholders and approved by a vote of the shareholders. The material terms and conditions of the 2008 Annual Incentive Plan were disclosed in the proxy statement for the 2008 Annual Meeting of Shareholders and ProAssurance’s shareholders approved the plan at the Annual Meeting. We have paid annual incentive compensation under the 2008 Annual Incentive Plan since 2009 and the annual compensation paid to our named executive officers has been disclosed in our proxy statements for annual meetings held in 2010 through 2013.

The 2008 Annual Incentive Plan grants to the Compensation Committee the authority to change the specific targets that must be met to satisfy the business criteria on which a performance goal is based. This discretion is permitted under the Treasury Regulations under Code Section 162(m), but when this authority is vested in the Compensation Committee, the material terms of the performance goals must be disclosed and reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the prior approval by the shareholders. Accordingly, the shareholders must reapprove the 2008 Annual Incentive Plan at the 2013 Annual Meeting in order for annual incentive compensation to continue to qualify as performance based compensation under Code Section 162(m).

Rather than reapproving the 2008 Annual Incentive Plan, our Board of Directors has adopted a new annual incentive compensation plan subject to approval of the stockholders at the 2013 annual meeting. The new annual incentive plan will be known as the ProAssurance Corporation 2014 Annual Incentive Compensation Plan (the “2014 Annual Incentive Plan”) and will replace the 2008 Annual Incentive Plan effective January 1, 2014. The 2014 Annual Incentive Plan and will have substantially the same terms as the 2008 Annual Incentive Plan except that the new plan that will allow us to incorporate the following into a single document:

•

The 2008 Annual Incentive Plan includes categories of performance criteria that are generally applicable to insurance companies. Since the plan’s adoption in 2008, the Compensation Committee has developed performance criteria within the general criteria set forth in the 2008 Annual Incentive Plan that are more specifically directed at targets for growth of the business of ProAssurance. These targets are disclosed in this proxy statement under the caption “Executive Compensation - Compensation Discussion and Analysis.” A new plan can specifically include the performance targets that have been developed by the Committee and allow these targets to be approved by our stockholders with the other criteria included in the previously approved plan.

•

The Compensation Committee has adopted policies and interpretive guidance to the 2008 Annual Incentive Plan to comply with requirements under federal legislation and SEC regulations that have been enacted since the plan was adopted.

•

The Compensation Committee has adopted policies and interpretive guidance to the 2008 Annual Incentive Plan to address issues that have arisen in connection with the operation of the plan and administration of awards granted thereunder.

Our Board of Directors, on the recommendation of the Compensation Committee, has recommended that the 2014 Annual Incentive Plan be submitted to the stockholders for approval at the 2013 Annual Meeting. The terms of the 2014 Annual Incentive Plan have been structured to qualify annual incentive awards as performance based compensation under Code Section 162(m) and to allow the Compensation Committee to continue the practice of adopting annual incentive award guidelines as a basis for paying annual incentive compensation to executives consistent with past practice.

Description of Plan

The principal features of the 2014 Annual Incentive Plan are described below. The description is subject to, and qualified by reference to, the definitive terms of the 2014 Annual Incentive Plan, which is set forth in its entirety as Exhibit A to this Proxy Statement.

Purpose.  The purpose of the 2014 Annual Incentive Plan is to:

•	attract, retain and motivate key employees;

•	relate compensation to performance;

•	shift a portion of compensation expense from fixed to variable form; and

•	reinforce our objectives for profitable growth and continuation of sound overall financial and operating management.

The 2014 Annual Incentive Plan assumes the opportunity to earn incentive compensation in addition to a competitive base salary.

Eligibility.  The Compensation Committee will designate participants from our executive officers and other key employees for payment of annual incentive compensation under the 2014 Annual Incentive Plan. Eligibility is conditioned on a participant’s continuous employment with us from the date of designation until the committee determines the amount to be paid as incentive compensation for the year. The participants may include our named executive officers.

The number of eligible participants in the 2014 Annual Incentive Plan will vary from year to year in the discretion of the Compensation Committee. In 2013, all named executive officers (except for Mr. Adamo, who is expected to retire in 2013) and five additional key employees were designated to receive incentive compensation awards under the 2008 Annual Incentive Plan, and it is expected that approximately the same number of employees will be selected under the 2014 Annual Incentive Plan in 2014 and years following.

Performance Criteria.  Prior to March 31 each year (or such earlier date as may be required under Code Section 162(m)), the Compensation Committee will establish performance objectives that must be attained in order for the payment of incentive compensation to participants under the 2014 Annual Incentive Plan. The performance objectives must be based on one or more of the following criteria:

•	combined ratio, operating ratio or any component thereof such as loss ratio, underwriting expense ratio, investment income ratio or a combination thereof;

•	retention rate measured by premium or unit count for all insureds or any subset of insureds;

•	total return (stock price appreciation divided by beginning share price, plus dividends paid during the year);

•	growth in book value;

•	premium revenue, whether new or renewal, for all or a subset of the Company’s book of business;

•	profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);

•	earnings (earnings per share or other corporate earnings measures);

•	net income (before or after taxes, operating income or other income measures);

•	cash (cash flow, cash generation or other cash measures);

•	economic value added;

•	return measures (including, but not limited to, return on assets, capital, equity, investments or sales);

•	market share;

•	improvements on capital structure;

•	business expansion (acquisitions);

•	investment income;

•	total revenue;

•	productivity measures; or

•	cost reduction measures.

The performance criteria may be described in terms of company-wide objectives or in terms of objectives that relate to the performance of a subsidiary, division, region or function, or in terms of relative performance as compared to an outside reference or peer group. In determining whether a performance objective has been satisfied, the Committee shall include a credit or allowance for dividends declared during the relevant year. Performance objectives with respect to the performance criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period, or growth rates over time, as the Compensation Committee deems appropriate. Performance objectives need not be based upon an increase in positive results under any of the performance criteria.

Payment of Annual Incentive Awards.  If one or more of the performance objectives established by the Compensation Committee are satisfied in any year, the Committee may award annual incentive compensation to an eligible participant in an amount up to 300% of such participant’s base salary, but not exceeding $3,000,000. Annual incentive compensation will be denominated in dollars and will be payable in shares of Common Stock, cash, or a combination as the Compensation Committee may determine. Shares of Common Stock will have a dollar value equal to the market value of the share on the date on the date specified by the Compensation Committee which must be on or after the date of the Committee’s determination of the amount of annual incentive compensation to be paid and prior to the payment date for such compensation. Shares of Common Stock to be awarded as annual incentive compensation will be derived from the shares of Common Stock reserved for issuance under any equity compensation plan of ProAssurance that is then in effect and that has been approved by the stockholders. The delivery of shares of Common Stock to participants as incentive compensation will be considered to be awards or grants under the equity compensation plan for which they have been reserved, and the shares reserved for issuance under the equity compensation plan will be reduced by the number of shares delivered to participants as annual incentive compensation.

The Compensation Committee has the discretion to reduce the amount that would otherwise be payable to a participant as annual incentive compensation based on the performance criteria in the 2014 Annual Incentive Plan by reason of individual performance or other factors the Committee deems appropriate and may establish rules and procedures that will limit amounts paid to each participant to a level below the maximum amount authorized under the 2014 Annual Incentive Plan. The Compensation Committee also has the authority to pay incentive compensation to any participant based on other reasonable subjective criteria, including individual performance, as the committee deems appropriate, but the committee may not use subjective criteria for any executive officer whose incentive compensation is intended to qualify as performance based compensation for purposes of Code Section 162(m). The Compensation Committee may provide for a minimum amount of incentive compensation in a year in connection with the hiring of a named executive officer even if the performance criteria are not satisfied regardless of the requirements of Code Section 162(m).

The 2014 Annual Incentive Plan includes the policies adopted by our Board on December 1, 2010, regarding the one-year holding period for shares of stock paid to executive officers as annual incentive compensation and recoupment of annual incentive compensation paid to executive officers based on financial results in financial statements that are required to be restated after payment of the compensation. An executive officer is defined as the Chief Executive Officer, the Chief Financial Officer and all other senior executives whose compensation is individually reviewed by the Compensation Committee

Administration.  The Compensation Committee will be responsible for the administration of the 2014 Annual Incentive Plan. The charter of the Compensation Committee requires that each member be an “independent director” under the corporate governance listing standards of the New York Stock Exchange, a “non-employee director” as defined in SEC Rule 16b-3, and an “outside director” as defined in Code Section 162(m).

The Compensation Committee is required to administer and interpret the 2014 Annual Incentive Plan in a manner that will qualify all payments to Covered Employees as performance-based compensation under Code Section 162(m). Covered Employees are defined as those designated by the Compensation Committee to receive qualified performance based compensation within the meaning of Code Section 162(m) and the regulations promulgated thereunder. Prior to making any payment to a participant under the 2014 Annual Incentive Plan, the Compensation Committee is required to certify whether the established performance objectives have been obtained and to determine the amount and the method of payment of the incentive compensation payable to the participants.

Amendment and Termination.  The Board of Directors or the Compensation Committee may at any time amend, terminate or discontinue the 2014 Annual Incentive Plan, except that no such action may adversely affect the right of any participant with respect to an award for any calendar year which has already commenced and no amendment will be effective without approval of the stockholders if such approval is required to continue to qualify the payments under the plan as performance-based compensation under Code Section 162(m). If the Compensation Committee determines that the 2014 Annual Incentive Plan or any payments to be made thereunder are not in compliance with Code Section 409A, the Committee may amend the plan or outstanding awards to the extent necessary to comply with Code Section 409A even if it affects awards previously made to a participant, but the amendment will be subject to stockholder approval if and to the extent necessary to continue to qualify the payments under the plan as performance-based compensation under Code Section 162(m).

Effective Date.  If approved by our stockholders at the 2014 Annual Meeting, the 2014 Annual Incentive Plan will immediately be effective and will apply to incentive awards in annual periods beginning after December 31, 2013.

Deferral of Payment.  Each participant who is entitled to participate in our nonqualified Deferred Compensation Plan may elect to defer payment of any award amount under the 2008 Annual Incentive Plan in accordance with the terms of such plan.

Federal Income Tax Consequences.  Payments made under the 2014 Annual Incentive Plan will be taxable to the recipients when paid and we will be entitled to a federal income tax deduction in the calendar year for which the amount is paid unless the payment is subject to the limitation under Code Section 162(m).

Code Section 162(m) prohibits a public company from deducting executive compensation in excess of $1,000,000 paid in any year to its Chief Executive Officer and to any of the other four highest compensated executive officers required to be named in the summary compensation table in its proxy statement. Executive compensation includes base salary, annual bonus, stock option exercises, transfers of property (e.g. stock awards) and benefits paid under non-qualified plans. Code Section 162(m) exempts “performance-based compensation” from the limitation on the deduction for executive compensation. To qualify for the Code Section 162(m) exemption, performance-based compensation must meet the following requirements:

•	the compensation is paid solely because one or more pre-established, objective performance goals have been attained;

•	the performance goals are established by a compensation committee consisting of two or more outside directors;

•

prior to payment the material terms for the payment of the performance-based compensation, including performance criteria must be disclosed to the stockholders and approved by a separate vote of the stockholders; and

•	prior to payment, the compensation committee must certify that the pre-established performance objectives have been met.

The 2014 Annual Incentive Plan, if approved by our stockholders, has been structured to allow the Compensation Committee to award annual incentive compensation that will qualify as performance-based compensation under Code Section 162(m). The 2014 Annual Incentive Plan has been structured so that payments will be made as current compensation in compliance with Code Section 409A relating to the taxation of deferred compensation.

Recommendation by the Board; Vote Required

The affirmative vote of the holders of a majority of the shares present or represented by proxy at the 2013 Annual Meeting is required to approve the 2014 Annual Incentive Plan. In accordance with the requirements of the

NYSE, brokers may not vote on the 2014 Annual Incentive Plan without specific instructions from the beneficial owners of shares. If you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the ProAssurance Corporation 2014 Annual Incentive Plan, your broker will not vote for you on Proposal 3 (Approval of the ProAssurance Corporation 2014 Annual Incentive Plan).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROASSURANCE CORPORATION 2014 ANNUAL INCENTIVE PLAN, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4:

APPROVAL OF THE PROASSURANCE CORPORATION 2014 EQUITY INCENTIVE PLAN

Introduction

Our equity based incentive compensation has been provided under the 2008 Equity Incentive Plan (the “2008 Equity Plan”) since 2009. The 2008 Equity Plan was designed to further our long-term growth profitability by offering proprietary interests in the company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance our ability to retain such persons through long-term incentive compensation in the form of proprietary interests in ProAssurance.

The 2008 Equity Plan authorizes the issuance of performance shares which are intended to qualify as “performance based compensation” within the meaning of Code Section 162(m). The material terms of the 2008 Equity Plan, including performance goals under which performance shares are to be paid under the plan, were disclosed in the proxy statement for the 2008 Annual Meeting of Shareholders, and our shareholders approved the 2008 Equity Plan at the annual meeting as required under the NYSE Rules for equity compensation plans and as required by Code Section 162(m) for performance based compensation. Because the 2008 Equity Incentive Plan grants to the Compensation Committee the authority to change the specific targets that must be met to satisfy the business criteria on which an approved performance goal is based, the material terms of the performance goals must be disclosed and reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the prior approval by the shareholders. Accordingly, our shareholders must reapprove the 2008 Equity Incentive Plan at the 2013 Annual Meeting in order for the performance shares to continue to qualify as performance based compensation under Code Section 162(m).

Our Board desires to continue to encourage stock ownership by our key employees through equity-based incentive compensation. Since 2009, the 2008 Plan has been the sole source for shares of Common Stock issued as equity-based annual incentive compensation in the form of stock awards and as equity-based long-term incentive compensation in the form of restricted stock units (RSUs) and performance shares. Rather than reapproving the 2008 Plan, our Board of Directors adopted a new equity-based incentive compensation plan subject to approval of the stockholders at the 2013 annual meeting. The new equity incentive plan will be known as the ProAssurance Corporation 2014 Equity Incentive Plan (the 2014 Equity Plan”) and will replace the 2008 Equity Incentive Plan effective January 1, 2014. The 2014 Equity Plan will have substantially the same terms as the 2008 Equity Incentive Plan except that the new plan will allow us to incorporate the following into a single plan document:

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Final regulations under Code Section 409A were enacted after the adoption of the 2008 Equity Incentive Plan. The plan has been amended to comply with Code Section 409A, and our Compensation Committee has adopted interpretive guidance that allows for the amended plan to be interpreted in a manner that is in compliance with the regulations of Code Section 409A. A new plan can specifically address the 409A issues covered by the Committee’s interpretive guidance.

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The Compensation Committee has adopted policies and interpretive guidance to the 2008 Equity Incentive Plan to comply with requirements under federal legislation and SEC regulations that have been enacted since the plan was adopted.

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The Compensation Committee has adopted policies and interpretive guidance to the 2008 Equity Incentive Plan to address issues that have arisen in connection with the operation of the plan and administration of awards granted thereunder.

Our Board of Directors, on the recommendation of the Compensation Committee, has recommended that the 2014 Equity Plan be submitted to the stockholders for approval at the 2013 Annual Meeting. The terms of the 2014 Equity Plan have been structured to qualify performance shares, stock options and stock appreciation rights as performance based compensation under Code Section 162(m) and to allow the Compensation Committee to continue the practice of providing equity-based incentive compensation to our key employees consistent with past practice. The 2014 Equity Plan must be approved by our stockholders under the NYSE Rules for equity compensation plans. If the 2014 Equity Plan is adopted as a replacement for the 2008 Plan, no further approval of our stockholders will be required under Code Section 162(m) until the fifth anniversary of its adoption.

Description of the 2014 Equity Plan

The terms and conditions of the 2014 Equity Plan are similar to those of the 2008 Plan. The following constitutes a brief discussion of the material features of the 2014 Equity Plan. The description is subject to, and qualified by reference to, the definitive terms of the 2014 Equity Plan, which is set forth in its entirety as Exhibit B to this Proxy Statement.

Purpose.  The purpose of the 2014 Equity Plan is to further our corporate profitability and growth in our share value by offering equity or other proprietary interests in ProAssurance to those key officers, employees, consultants and directors who will be largely responsible for such growth. A further purpose of the 2014 Equity Plan is to enhance our ability to recruit and retain qualified executives and key employees through long-term incentive compensation in the form of equity or other proprietary interests in ProAssurance.

Effective Date.  If approved by our stockholders at the 2013 Annual Meeting, the 2014 Equity Plan will be the source for incentive awards in annual periods beginning after December 31, 2013. The 2014 Equity Plan will replace the 2008 Equity Plan for any awards granted after December 31, 2013. Awards granted prior to that date will continue to be governed by the 2008 Equity Plan.

Administration.  The Compensation Committee will be responsible for the administration of the 2014 Equity Plan. The charter of the Compensation Committee requires that each member be an “independent director” under the NYSE Rules; a “non-employee director” as defined in SEC Rule 16b-3, and an “outside director” as defined in Code Section 162(m). The Compensation Committee will select from eligible participants those persons who in its judgment have the opportunity to influence our long-term profitability. The Committee will determine the awards to be made to participants under the 2014 Equity Plan and the conditions upon which awards will become payable under the plan.

Eligibility.  The Compensation Committee may designate any of our employees or directors as participants in the 2014 Equity Plan and may also select as participants persons engaged by ProAssurance to provide services as a consultant or advisor, except that performance shares may be granted only to our employees. An employee is any person (including an officer) who is employed by ProAssurance or a subsidiary in a continuous and regular salaried relationship.

Awards.  The Compensation Committee has the authority to make the following type of equity-based awards to participants under the 2014 Equity Plan: (1) performance shares; (2) stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted units; and (6) other stock based awards. No participant may receive more than a total of 200,000 shares of Common Stock subject to awards granted to such participant under the 2014 Equity Plan in any calendar year.

The 2014 Equity Plan includes the policies adopted by our Board on December 1, 2010, regarding the one-year holding period for shares of Common Stock paid to executive officers as equity incentive compensation or delivered to executives upon the exercise of options or stock appreciation rights and regarding recoupment of incentive compensation paid to executive officers based on financial results in financial statements that are required to be restated after payment of the compensation. An executive officer is defined as the Chief Executive Officer, the Chief Financial Officer and all other senior executives whose compensation is individually reviewed by the Compensation Committee

Available Shares.  Our Board of Directors has authorized the issuance of up to 4,000,000 shares of Common Stock under the 2014 Equity Plan. The number of shares is the same as were authorized under the 2008 Equity Plan after giving effect to the two-for-one stock split in December 2012. The shares may be made available from our authorized and unissued shares of Common Stock or from treasury shares. Awards payable solely in cash are not deducted from the number of shares available for issuance under the 2014 Equity Plan unless paid upon the exercise of a stock appreciation right. Shares subject to awards that are forfeited or cancelled will again be available for issuance under new awards under the 2014 Equity Plan.

If the 2014 Annual Incentive Plan and the 2014 Equity Plan are approved by the stockholders at the 2013 Annual Meeting, the shares of Common Stock issued as annual incentive compensation under the 2014 Annual Incentive Plan will be issued from the shares reserved under the 2014 Equity Plan as “other stock based awards,” and will reduce the number of shares available for awards under the 2014 Equity Plan.

The Compensation Committee is required to adjust the shares authorized under the 2014 Equity Plan and outstanding awards as necessary to preserve, but not to enlarge, the benefits under the 2014 Equity Plan as a result of a stock split, stock dividend, recapitalization, warrant or rights offering, large special cash dividend, or other similar event. In such event, the Compensation Committee may, in such manner as the committee deems equitable, adjust the number and kind of shares which may be awarded under the 2014 Equity Plan, the number and kinds of shares subject to outstanding awards under the 2014 Equity Plan, the grant, base or exercise price of any outstanding awards, and the performance goals for outstanding awards of performance shares, in each case, subject to the limitation that the adjustments must be made to prevent dilution or enlargement of rights and no such adjustment to performance shares may increase the amount of compensation that would otherwise be payable upon achievement of the performance criteria. In addition, the Compensation Committee may, in its discretion, modify the terms of outstanding awards in anticipation of any of the previously described corporate events or transactions as well as any merger, consolidation or exchange of shares involving ProAssurance in order to settle the awards in cash, accelerate vesting or exercisability of awards, provide for the assumption or conversion of such awards, modify the performance targets and performance periods for performance shares, or effect any combination of the foregoing. The Compensation Committee has no authority to make adjustments solely as a result of the decline in the market value of our Common Stock.

Performance Shares.  A performance share is the equivalent of one share of Common Stock which becomes vested upon the attainment of performance objectives established by the Compensation Committee. The Compensation Committee establishes the performance objectives and the length of the performance period to attain such objectives at the time a performance share is awarded. The Committee may prescribe different conditions for different participants. If the Committee intends for performance shares awarded to an executive to qualify as performance based compensation under Code Section 162(m), the performance objectives must relate to at least one of the criteria listed below:

•	Combined ratio, operating ratio or any component thereof such as loss ratio, underwriting expense ratio, investment income ratio or a combination thereof;

•	Retention rate measured by premium or unit count for all insureds or any subset of insureds;

•	Total return (stock price appreciation divided by beginning share price, plus dividends paid during the year);

•	Growth in book value;

•	Premium revenue, whether new or renewal, for all or a subset of the Company’s book of business;

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);

•	Earnings (earnings per share or other corporate earnings measures);

•	Net income (before or after taxes, operating income or other income measures);

•	Cash (cash flow, cash generation or other cash measures);

•	Economic value added;

•	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales);

•	Market share;

•	Improvements in capital structure;

•	Business expansion (acquisitions);

•	Total Revenue;

•	Investment Income; or

•	Cost reduction measures.

The performance objectives for performance shares may be described in terms of company wide objectives or in terms of objectives that relate to the performance of the participant or a subsidiary, division, region or function within the company, or in terms of relative performance as compared to an outside reference or peer group.

The Compensation Committee will determine whether the performance objectives for the performance shares awarded to a participant have been attained at the end of the performance period, or if one or more interim periods are authorized by the committee, at the end of an interim period within the performance period. In determining whether a performance objective has been satisfied, the Committee is directed to include a credit or allowance for dividends declared during the performance period. In addition, the Committee may provide at the time performance shares are awarded that any evaluation of performance objectives may include or exclude any of the following described events that occur during the performance period: (i) changes in capital structure as described in the plan; (ii) the effect of changes in tax laws, accounting principles or other laws and provisions affecting reported results; or (iii) acquisitions or divestitures. Any such inclusions and exclusions that affect performance shares awarded to named executive officers must be in accordance with the requirements of Code Section 162(m) for deductibility.

If a participant is employed at the close of the performance period and the Committee determines that performance objectives have been obtained, the participant will be entitled to receive payment for each performance share in an amount equal to the value of one share of Common Stock except that the performance shares will be forfeited if the participant’s employment is terminated for cause or without good reason after the close of the performance period and prior to payment. Unless otherwise directed by the Compensation Committee, payment is to be made partly in shares of Common Stock and partly in cash, with the cash portion being approximately equal to the withholding required for taxes.

Stock Options and Stock Appreciation Rights.  The Compensation Committee may grant participants incentive stock options within the meaning of Section 422 of the Code or nonqualified stock options that fail to meet one or more requirements of an incentive stock option. The exercise price for each option must not be less than 100% of the market value of a share of Common Stock on the date specified by the Committee at the time the option is granted. Under the terms of the 2014 Equity Plan, the options become exercisable in five equal annual installments or at such other time(s) as may be specified by the Compensation Committee at the time of grant. Options may be exercised upon payment of the exercise price to ProAssurance. The exercise price is payable in cash or by delivery of shares of Common Stock having a market value equal to the option price on date of exercise. A participant may effect a “cashless exercise” by directing ProAssurance to withhold shares otherwise issuable upon the exercise of the option with a market value equal to the option price.

A Stock Appreciation Right, or SAR, is a contractual right to receive the appreciation in the value of a share of Common Stock from date of grant to the date of exercise payable in cash, Common Stock or a combination. The Compensation Committee may grant SARs in tandem with options granted under the 2014 Equity Plan or independent of any option. The base price for SARs must not be less than 100% of the market value of a share of Common Stock on a date specified by the Committee at the time the SAR is granted in the case of SARs granted independent of options or the option price of related options in the case of SARs granted in tandem with options. SARs granted in tandem with options may be exercised only at such times as the related options are exercisable and the exercise of a SAR (or option) will result in the cancellation of any option (or SAR) issued in tandem to the extent of the number of shares in respect of which such option or SAR has been exercised. Under the 2014 Equity Plan, SARs that are independent of options may be exercised at such time as may be determined by the Compensation Committee, or if no determination is made, they will become exercisable in five equal annual installments.

Restricted Stock Grants and Restricted Units.  The Compensation Committee may award shares of Common Stock under a restricted stock grant. The grant will set forth a restriction period (without limitation, a specified period of time or a period related to the attainment of performance goals) during which the shares of restricted stock granted will remain subject to forfeiture. The grantee cannot dispose of the shares prior to the expiration of the restriction period. During this period, the grantee will generally have all the rights of a stockholder, including the right to vote the shares and receive dividends. During the restriction period, each certificate will be held in the custody of ProAssurance and bear a legend giving notice of the restrictions in the grant.

The Compensation Committee may grant awards of restricted units, which grant will set forth the terms of a restriction period in the same manner as those applicable to the grant of restricted stock. No shares of Common Stock will actually be issued to a participant at the time a restricted unit award is made. Instead, ProAssurance will establish a separate account for the participant and will record in such account the number of restricted units awarded to the participant. The Compensation Committee will determine whether outstanding restricted units will be credited with amounts equal to any dividends paid by ProAssurance with respect to the corresponding number of shares of Common Stock.

If a participant is employed at the close of the restricted period and the Committee determines that any other conditions to vesting have been satisfied, the participant will be entitled to receive payment of the restricted stock or restricted units subject to the award, except that the restricted stock and restricted units will be forfeited if the participant’s employment is terminated for cause or without good reason after the close of the performance period and prior to payment. Awards of Restricted Stock are payable by delivery of the shares of Common Stock subject to the award. Awards for restricted units are payable in an amount equal to the value of one share of Common Stock, and unless otherwise directed by the Compensation Committee, payment is to be made partly in shares of Common Stock and partly in cash, with the cash portion being approximately equal to the withholding required for taxes.

Other Stock-Based Awards.  The Compensation Committee is authorized to grant other awards under the 2014 Equity Plan that are denominated or payable in shares of Common Stock. The Committee may determine the terms of such awards so long as they are consistent with the purposes and are subject to the terms of the 2014 Equity Plan.

Dividends on Awards.  Dividends paid on restricted stock will be held for the account of the recipient of the award during the restricted period subject to the restrictions and risk of forfeiture on the restricted stock. The Compensation Committee may determine at the time it grants awards for performance shares or restricted units whether and to what extent to credit to the account of the recipient receiving the award, an amount equal to the dividend equivalent on the number of shares of Common Stock subject to the Award. A dividend equivalent is defined as an amount equal to any dividends paid by ProAssurance with respect to a share of Common Stock during the performance period in the case of performance shares or during the restricted period in the case of restricted units. Dividends on restricted stock that are not forfeited are payable in cash at the time of payment of the restricted stock. Dividend equivalents on performance shares and restricted units, if any, are payable after the Committee determines that the performance objectives have been met in the case of performance shares or the restrictions and conditions have been satisfied in the case of restricted units and are added to any cash payment to be made to a participant with respect to the subject performance shares or restricted units.

Termination of Employment by Reason of Death or Disability.  If a participant’s employment is terminated by reason of death or disability and the termination occurs prior to the close of any performance period for outstanding awards of performance shares held by the participant, the performance shares will be deemed to have been earned at the target level and the participant will be paid for the performance shares deemed to have been earned. Each restricted share or restricted unit held by a participant at the time of his or her termination for death or disability will vest become free of all restrictions and conditions. Each outstanding option and SAR held by a participant at the time of his or her termination for death or disability will be fully exercisable for a period of 180 days after termination.

Termination of Employment by a Participant upon Retirement or for Good Reason.  If a participant terminates employment by reason of his or her normal retirement or termination for good reason and such termination occurs prior to the close of any performance period for outstanding awards of performance shares held by the participant, the Compensation Committee will determine the number of performance shares that would have been earned if the performance periods had ended at the end of the last complete year prior to the participant’s termination, except that any performance shares awarded in the year of termination will be automatically cancelled. The participant will be entitled to payment of a pro rata portion of the performance shares deemed to be earned based on the ratio that the number of months that the participant was actually employed in the performance period bears to the total number of months in the performance period.

Unless the Compensation Committee otherwise determines, each stock option and SAR held by a participant at the time of his or her termination upon normal retirement or for good reason will be fully exercisable for 180 days after termination.

If a participant terminates employment by reason of his or her resignation for good reason and such termination occurs prior to the close of any restricted period for outstanding awards of restricted stock or restricted units held by the participant, the participant will be entitled to payment of a pro rata portion of the restricted stock or restricted units based on the ratio that the number of months that the participant was actually employed in the restricted period bears to the total number of months in the restricted period, except that any restricted stock or restricted units awarded in the year of termination will be automatically cancelled.

A participant will be deemed to have terminated for “good reason” if the terms of his or her employment or severance agreement or the award notice provides for constructive termination under certain circumstances; conversely, if good reason or constructive termination is not defined in such an agreement or award notice, then a participant has no ability to terminate for good reason under the 2014 Equity Plan. “Normal retirement” is defined as retirement after the participant reaches sixty years of age or if later, the earliest age at which the participant may retire under any qualified retirement plan maintained by the Companies. The Compensation Committee may consent to an earlier retirement in which event the participant will be treated under the 2014 Equity Plan as if he or she terminated upon normal retirement.

Change of Control.  Upon a change of control of ProAssurance (as defined in the 2014 Equity Plan), outstanding performance shares will be deemed to be earned at the target level and paid to participants; all options and SARs will become fully exercisable, and all time based vesting restrictions on restricted stock and restricted units will lapse. In addition, the Compensation Committee may, in its discretion, provide that upon acceleration of vesting upon the change of control, any of the following may occur:

•	outstanding stock options and SARs will expire if not exercised within a period fixed by the committee;

•	outstanding awards will be settled in cash rather than shares of Common Stock;

•	outstanding awards (other than performance shares) will be assumed by the surviving entity or otherwise equitably converted or substituted;

•	stock options may be settled by payment in cash of the difference between the exercise price and fair market value of a share of the Common Stock; or

•	any combination of the foregoing.

If the Compensation Committee elects to have outstanding awards assumed or equitably converted or substituted after a change of control, all of the stock options and SARs will become fully exercisable, and all time based vesting restrictions on the awards will lapse, after giving effect to the assumption, conversion or substitution.

Amendment and Termination.  Our Board of Directors may terminate or suspend the 2014 Equity Plan at any time, but such termination or suspension will not affect any awards then outstanding under the 2014 Equity Plan. Unless terminated earlier by action of the Board, the 2014 Equity Plan will continue in effect until May 22, 2023, but awards granted prior to such date will continue in effect until they expire in accordance with their terms. The Board of Directors may also amend the 2014 Equity Plan as it deems advisable. Our stockholders must approve any amendment that would result in a material change to the terms of the 2014 Equity Plan that requires stockholder approval under the corporate governance listing standards of the New York Stock Exchange, or under Code Section 162(m), or under SEC Rule 16b-3. The Compensation Committee may amend the terms of any outstanding award, retroactively or prospectively, but no such amendment will adversely affect any such award without the participant’s consent, and no amendment may increase compensation payable with respect to a performance share or reduce the exercise price of an outstanding option or the base price of an outstanding SAR (except as permitted for stock splits, stock dividends and other relevant changes affecting the Common Stock).

Federal Income Tax Consequences

The following is a brief summary of the significant aspects of federal income tax treatment of awards that may be granted under the 2014 Equity Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Performance Shares.  A participant will not realize taxable income upon the grant of a performance share award. When the performance shares are earned and paid, the participant will realize ordinary income equal to the fair market value of the shares of Common Stock delivered (or the amount of cash paid in lieu of such shares). We will be entitled to a tax deduction at the same time and in the same amount.

Incentive Stock Options.  A participant will not realize taxable income upon the grant or exercise of an Incentive Stock Option. If a participant does not sell the stock received upon the exercise of an Incentive Stock Option for at least two years from the date of grant and within one year from the date of exercise, any gain (loss) realized from the sale of the shares will be long-term capital gain (loss). In such circumstances, we will not be allowed a deduction for federal income tax purposes.

If shares purchased on exercise of an Incentive Stock Option are disposed of before the expiration of the holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such shares. We will be entitled to a tax deduction at the same time and in the same amount. The shares so disposed of will have a tax basis equal to their fair market value on date of exercise and the participant will have short-term or long-term capital gain or loss to the extent the amount realized on the disposition exceeds the basis in the shares. Subject to certain exceptions for disability or death, if an Incentive Stock Option is exercised more than three months following the termination of the participant’s employment, the option will generally be taxed as a nonqualified stock option.

Nonqualified Stock Options.  A participant will not realize taxable income upon the grant of a nonqualified stock option under the 2014 Equity Plan because the plan requires that the option price must be at least 100% of the fair market value of a share on date of grant. When a nonqualified stock option is exercised, the participant generally will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the price paid for the shares. We will be entitled to a tax deduction at the same time and in the same amount. Any further gain or loss realized by the participant after the date of exercise will be either short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

Stock Appreciation Rights.  A participant will not realize taxable income upon the grant of a SAR under the 2014 Equity Plan because the plan requires that the base price must be at least 100% of the fair market value of a share on date of grant. When a SAR is exercised, the participant will generally realize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. We will be entitled to a tax deduction at the same time and in the same amount. If the participant receives Common Stock upon exercise of a SAR, the post-exercise gain or loss will be treated as discussed above under Nonqualified Stock Options.

Restricted Stock.  A participant who receives restricted stock generally will realize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less any consideration paid for the stock. We will be entitled to a tax deduction at the same time and in the same amount. The holding period to determine whether the participant has long-term or short-term capital gain or loss on a subsequent sale will generally begin when the restriction period expires, and the participant’s tax basis for such shares will generally equal the fair market value of such shares on such date.

However, a participant may elect, under Section 83(b) of the Code, within 30 days of the grant of the stock, to realize ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. By reason of such an election, the participant’s holding period will commence on the date of grant and the participant’s tax basis will equal the fair market value of the shares on that date (determined without regard to restrictions). Likewise, we will be entitled to a tax deduction at the date of grant in an amount equal to the ordinary income realized by the participant. If shares are forfeited after making such an election, the participant will be entitled to a deduction, refund, or loss for tax purposes only in an amount equal to the purchase price of the forfeited shares.

Restricted Units.  A participant will not realize taxable income when restricted units or dividend equivalents are credited to the participant’s account. The participant will realize ordinary income equal to the fair market value of the shares of Common Stock delivered (or the amount of cash paid in lieu of such shares) when the shares and/or cash are delivered or paid in accordance with the Plan. We will be entitled to a tax deduction at the same time and in the same amount.

Code Section 162(m) Limitation.  Code Section 162(m) exempts “performance based compensation” from the limitation on the deduction for executive compensation in excess of $1,000,000. We have designed the 2014 Equity Plan to qualify the stock options and SARs as performance based compensation under Code Section 162(m) and to allow the Compensation Committee to issue performance shares in such manner as will qualify them as Code Section 162(m) performance based compensation. Restricted Stock, Restricted Units and Other Stock Based Awards granted under the 2014 Equity Plan will not be considered performance based compensation under Code Section 162(m).

Code Section 409A.  Generally the payment of awards of equity based compensation under the 2014 Equity Plan will not constitute nonqualified deferred compensation subject to Code Section 409A. However, performance shares granted to retirement eligible employees are subject to Code Section 409A, and we have structured payment of the awards of performance shares so that it will comply with Code Section 409A.

Recommendation of the Board; Vote Required

The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting is required to approve the 2014 Equity Plan. If you submit a proxy and do not give instructions on this proposal to your proxy, your shares will be voted FOR the approval of the 2014 Equity Plan. In accordance with the requirements of the NYSE, brokers may not vote on the 2014 Equity Plan without specific instructions from the beneficial owners of the shares. Broker non-votes and abstentions will be included in the calculation of the number of shares present at the 2013 Annual Meeting and will have the same effect as a negative vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 2014 EQUITY INCENTIVE PLAN.

Securities Authorized under Equity Compensation Plans

The following table sets forth information as of December 31, 2012, with respect to equity securities authorized for issuance pursuant to equity compensation plans previously approved by stockholders of ProAssurance and equity compensation plans not previously approved by ProAssurance’s stockholders.

Plan Category	Number of Securities to be issued upon exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity Compensation plans approved by security holders	909,021	$23.22*	2,507,279

Equity Compensation plans not approved by security holders	—	—	—

*Applicable only to approximately 20,000 outstanding options none of which are held by any officers or directors. Other outstanding share units have no exercise price.

The above table does not reflect 4,000,000 shares (adjusted to reflect the two for one stock split in December 2012) of ProAssurance’s Common Stock that are proposed to be reserved for issuance under the 2014 Equity Plan. The terms and provisions of the 2014 Equity Plan are similar to those of the 2008 Equity Plan. If the 2014 Equity Plan is adopted by the stockholders, the 2014 Equity Plan will replace the 2014 Plan effective January 1, 2014. In such event, the Compensation Committee will grant future awards under the 2014 Equity Plan and no further awards will be made from the shares reserved for future issuance under the 2008 Plan. As of March 27, 2013, the number of shares available for future issuance of awards under the 2008 Plan was 2,462,591 shares.

The Compensation Committee cannot determine the amount and nature of awards that will be granted under the 2014 Equity Plan. The disclosure under “Executive Compensation – Grants of Plan Based Awards” on page 53 reflects certain information respecting certain stock awards, performance shares, and restricted units that were granted to our individual executive officers under the 2008 Equity Plan for the year ended December 31, 2012. In addition, the table under “Director Compensation” on page 65 reflects equity compensation granted to our directors under the 2008 Equity Plan for the year ended December 31,2012. The following sets forth the amount and nature of awards granted to our directors, executive officers and non-executive employees by group.

	2008 Plan(3)
	Number of Shares Awarded(1)	Number of RSUs Granted(2)	Number of Performance Shares Awarded(3)

Executive Group	22,700	21,505	117,575

Non-Executive Director Group(4)	12,700	812	—

Non-Executive Officer Employee Group	18,600	52,309	148,198

(1)        All shares reflected in the table have been adjusted to reflect the two for one stock split in December 2012. The number of RSUs and performance shares were also adjusted to eliminate dilution in market value in a share of stock as a result of the special cash dividend paid in December 2012. See Note 1 to the “Grants of Plan Based Awards Table”.

(2)        Shares were awarded as annual incentive compensation for 2012 on February 21, 2013. See Note 5 to the “Summary Compensation Table”.

(2)        The number of RSUs granted on February 27, 2012 , and are payable for the restricted period ending December 31, 2014. The dollar value of these RSUs shares as of the date of grant is reflected as part of the 2012 compensation for the Named Executive Officers in the “Summary Compensation Table.”

(3)        The maximum number of performance shares which were granted on February 27, 2012, and are payable for the performance period ending December 31, 2014. The dollar value of these performance shares as of the date of grant is reflected as part of the 2012 compensation for the Named Executive Officers in the “Summary Compensation Table.”

(4)        Non-management directors were each awarded 635 Shares awarded to non-management directors as compensation for service as directors on May 16, 2012. The dollar value of these shares as of the date of grant is reflected in the “Directors’ Compensation Table”.

Recommendation by the Board; Vote Required

The affirmative vote of the holders of a majority of the shares present or represented by proxy at the 2013 Annual Meeting is required to approve the 2014 Equity Incentive Plan. In accordance with the requirements of the NYSE, brokers may not vote on the 2014 Equity Incentive Plan without specific instructions from the beneficial owners of shares. If you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the ProAssurance Corporation 2014 Equity Incentive Plan, your broker will not vote for you on Proposal 4 (Approval of the ProAssurance Corporation 2014 Equity Incentive Plan).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROASSURANCE CORPORATION 2014 EQUITY INCENTIVE PLAN, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted in July 2010 as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail in this proxy statement under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Compensation Committee and the Board of Directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our executive officers in 2012 reflects and supports these compensation policies and procedures.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The approval of this Proposal 5 requires the affirmative vote of a majority of the shares voting on the matter at the 2013 annual meeting without regard to broker non-votes or abstentions. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of ProAssurance Corporation approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in ProAssurance Corporation’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Recommendation by the Board; Vote Required

In accordance with the requirements of the NYSE, brokers may not vote on the advisory vote on executive compensation without specific instructions from the beneficial owners of shares. If you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the advisory vote on executive compensation, your broker will not vote for you on Proposal 5 (Advisory Vote on Executive Compensation).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion will address our compensation practices with respect to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table on page 51 of this proxy statement, which we refer to as our “executives” in the discussion.

Overview

We seek to offer competitive compensation that is designed to attract and retain qualified and motivated individuals and reward them based on performance and to closely align the interests of our executive officers with the interests of our stockholders. Our executive compensation includes three elements: base salary, annual incentive awards and long-term incentive awards.

We emphasize incentive compensation that rewards our executive officers for the achievement of short-term and long-term strategic and operational goals that are directed at increased total stockholder return. We place the majority of their potential compensation at risk, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The amount of an executive’s incentive compensation (annual incentive and long-term incentive compensation) at risk relative to base salary is intended to be significant and in 2012 was approximately 75.4% of total compensation for our Chief Executive Officer and ranged from approximately 68% to 70% of total compensation for our other executives. This reflects our objective to reward performance and to link rewards to our strategic business objectives.

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Our annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing compensation based on annual corporate performance measures for all executives. Compensation is also based on individual performance measures for executives other than the Chief Executive Officer (and the President prior to 2011).

•	Our long-term incentive compensation for executives is focused on long-term corporate growth, principally reflected as the increase in book value per share and in the market value of our shares.

On December 1, 2010, our Board adopted resolutions that have affected our executive compensation for years commencing in 2011. These changes to our compensation programs are designed to enhance our corporate governance and build upon our overall pay-for performance philosophy. The resolutions:

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direct ProAssurance and its subsidiaries not to execute any new agreements with executive officers that include a gross-up for the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code, or an obligation to reimburse executive officers for such excise tax;

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direct ProAssurance and its subsidiaries not to make any new grants of stock-based awards to any executive officer who has not first agreed in writing to hold such stock-based award for a minimum of one year from the date of issue of the stock subject to an award; and

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institute a recoupment requirement (a “clawback”) for incentive compensation, beginning with 2010 incentive compensation, which requires current and former executive officers to repay erroneously awarded incentive compensation if there is an accounting restatement triggered by material non-compliance with any financial reporting requirement.

We have undertaken to request our shareholders to conduct an advisory vote on our executive compensation at each annual meeting; and in the event of a substantial negative vote, to consider the reasons that we believe prompted that vote. The above described actions along with a summary of our executive compensation were disclosed to our shareholders in the proxy statement for last year’s annual meeting at which we received the favorable vote of over 97% of the shareholders who voted on the advisory vote on the executive compensation.

During 2012, we conducted a detailed review of the peer companies used in the evaluation of our executive compensation to develop a peer group that better reflects our financial position and market segment as well as the preferences of selected investors and analysts who are familiar with our business.

Our authority to grant incentive compensation has been provided under the 2008 Annual Incentive compensation Plan and the 2008 Equity Incentive Plan. Our Board has adopted a new annual incentive compensation plan and a new long term equity incentive compensation plan and directed that these plans be submitted to our stockholders for approval at the 2013 Annual Meeting. Each of these plans must be approved by the stockholders at the 2013 annual meeting so that performance based compensation granted under the plans will continue to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board elected to adopt new plans to replace the existing plans in order to incorporate into the plan documents certain amendments and policies that we have implemented since 2008 in order to address changes in law and to provide operational and administrative improvements. The new plans are described in this Proxy Statement under ‘Proposal 3 - Approval of ProAssurance Corporation 2014 Annual Incentive Compensation Plan” and “Proposal 4 - Approval of the ProAssurance Corporation 2014 Equity Incentive Plan” and copies of these plans are attached as Exhibit A and Exhibit B, respectively, to this proxy statement.

Compensation Review Process

As the Compensation Committee, we recommend compensation for our Chief Executive Officer, review compensation recommended by our Chief Executive Officer for other executives, and administer our incentive compensation plans. All of the members of the Compensation Committee are directors of ProAssurance, and our Board has determined that each member is independent under the independence requirements for compensation committee members under the new NYSE Rules regarding independence of members of the Compensation Committee. Our recommendation for the compensation of our CEO is subject to ratification by a majority of the independent directors on our Board.

To aid in our evaluation of the reasonableness of our executive compensation and the competitiveness of such compensation with market practices, we use compensation data from a group of peer companies as a point of reference in reviewing our executive compensation. We use the peer group compensation data with respect to base salaries, annual incentive compensation and long-term incentive compensation payable to senior level executives. We use this information for the purpose of evaluating the reasonableness of our senior executive compensation and the competitiveness of such compensation with market practices. However, we do not attempt to benchmark our compensation to the peer group.

We retained Total Compensation Solutions (“TCS”) to assist the Compensation Committee in the evaluation of our executive compensation for the current year and the years covered in the Summary Compensation Table. We also engaged TCS to assist the Compensation Committee in evaluating the compensation levels for directors serving on our Board and its committees for years beginning in 2013. The Compensation Committee has been directly responsible for the appointment and oversight of TCS in the years covered in the Summary Compensation Table. TCS has performed no services for ProAssurance other than those performed for the Compensation Committee during this period. The compensation payable to TCS for its services to ProAssurance has been fixed by the Committee and funded by ProAssurance. ProAssurance does participate in an industry survey prepared each year by TCS at an annual cost to ProAssurance of less than $1,000.

As required by rules recently enacted by the SEC and the NYSE, we evaluated the independence of TCS in connection with its engagement as compensation consultant for the Compensation Committee for 2013. We determined that TCS is independent after making inquiry of TCS with respect to the factors set forth in the NYSE guidance for evaluation of the independence of compensation consultants. Among the factors that we considered were that TCS performed no services for ProAssurance other than those performed for the Compensation Committee and the industry survey referenced above; that the fees paid by ProAssurance comprised less than 3.7% of TCS’s revenues in 2012 and less than 2.5% of TCS’s revenues in 2011, and that neither TCS nor any of the individuals providing consulting services to ProAssurance own any shares of common stock of ProAssurance and none of them have had a relationship with any executive officers or directors of ProAssurance.

With assistance of our senior management, TCS recommended a list of peer companies to be used as comparators for our executive compensation and compiled compensation data of the peer companies with respect to base salaries, annual incentive compensation, and long-term incentive compensation. TCS evaluated each element of our executive compensation in comparison to the compensation information compiled from the peer companies. The peer companies used as our peer group in 2012 included twenty companies, namely: Alleghany Corporation; Allied World Assurance Co. Holdings, Ltd.; ARCH Capital Group Ltd.; Argonaut Group, Inc.; CNA Surety Corporation; Erie Indemnity Company; FPIC Insurance Group, Inc.; Harleysville Group Inc.; HCC Insurance Holding, Inc.; Horace Mann Educators Corporation; Infinity Property & Casualty Corporation; Markel Corporation; Meadowbrook Insurance Group; Mercury General Corporation; Montpelier Re Holding Ltd.; The Navigators Group, Inc.; RLI Corp.; Selective Insurance Group, Inc.; State Auto Financial Corporation; and W. R. Berkley Corporation.

We used the same group of peer companies for our evaluation of executive compensation in 2012 as we did in 2011 with the exception of two medical professional liability insurance companies that were acquired in 2010, namely American Physicians Capital Inc (acquired by a nonpublic mutual insurer ) and American Physicians Service Group, Inc. (acquired by ProAssurance). The specialty insurers included in the peer companies had total assets ranging from $1.8 billion to $17.5 billion with a median of $4.7 billion at the end of 2010 as compared to ProAssurance’s year-end total assets of $4.9 billion, and they had a market capitalization ranging from $0.5 billion to $4.0 billion with a median of $1.07 billion at the end of 2010 as compared to ProAssurance’s year-end market capitalization of $1.86 billion. The median revenues for all of the peer companies were $1.1 billion as compared to ProAssurance’s revenue of $692 million for the year ended December 31, 2010, and the median operating income (before income taxes) for the peer companies was $177 million as compared to $333 million for ProAssurance for the year ended December 31, 2010.

During 2012, we conducted a comprehensive analysis of the companies included in our compensation peer group. The peer group that we used in 2012 and prior years to evaluate our executive compensation was developed by the lead underwriter for our common stock offering in 2002 as part of its due diligence. We have continued to use this peer group to evaluate our executive compensation since then; however, over time a number of the peer companies have been eliminated due to acquisitions and the financial statistics of the remaining companies and ProAssurance have changed. We asked TCS to assist us in reviewing the peer companies in our peer group and to recommend a peer group for use in 2013 that will better reflect ProAssurance’s financial status and market segment.

In developing the 2013 peer group, TCS considered approximately 30 insurance companies, including those in our current peer group. The Compensation Committee selected 20 publicly traded domestic property and casualty insurance companies for use in its evaluation of executive compensation for 2013 in accordance with TCS’s recommendation. TCS used the following criteria to support its recommendation of the companies to be included in the peer group:

•	TCS began its analysis with the companies in the 2012 peer group.

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During 2012 management of ProAssurance developed a list of approximately 40 specialty insurance companies using financial screens to limit the survey to companies that were within a range of approximately 2x to 1/2x of ProAssurance’s total assets, market capitalization or premiums. ProAssurance then conducted a survey of selected investors and analysts, all of whom were familiar with the business of ProAssurance, to rate the listed companies as comparators of ProAssurance. TCS reviewed the results of the survey and considered the preferences of those who participated in the survey in developing its recommendation as to comparators to be included in ProAssurance’s peer group.

•	TCS reviewed the list of peer companies compiled by Institutional Shareholder Services (“ISS”) for its use in its evaluation of the executive compensation of ProAssurance.

From these sources TCS selected its recommended peer companies for selection by the Compensation Committee. TCS compared the peer companies under consideration by total assets, operating margin, revenues and market capitalization. The insurance companies for the 2013 peer group had total assets ranging from $1.94 billion to $18.5 billion with a median of $5.7 billion at the end of 2011 as compared to ProAssurance’s total assets of $5.0 billion at the end of 2011, and they had a market capitalization ranging from $0.5 billion to $4.62 billion with a median of $1.09 billion at the end of 2011 as compared to ProAssurance’s year end market capitalization of $2.16 billion. The annual revenues for the peer companies ranged from $0.46 billion to $5.16 billion with a median of $1.46 billion for 2011 as compared to ProAssurance’s annual revenues of $0.72 billion for 2011. The operating margin used by TCS in its evaluation of the peer companies ranged from ProAssurance’s high of 57.8% to a low of (0.7%) with a median operating margin of 9.2% for 2011.

In its recommendation for the 2013 peer group, TCS eliminated three companies from the 2012 peer group (CNA Surety Corporation, FPIC Insurance Group, Inc., and Harleysville Group, Inc.) because they are no longer standalone companies. TCS also eliminated one company from the 2012 group (Montpelier Re Holdings Ltd) because it is Bermuda based and the group was limited to domestic companies and because TCS considered it to be engaged a different market segment (reinsurance). TCS recommended that four additional companies be included in the peer group for 2013, namely: OneBeacon Insurance Group, AmTrust Financial Services, Employers Holdings, Inc. and Tower Group, Inc. Each of the added companies is similar in size to ProAssurance in at least one of the financial measures used by TCS; all were recommended as comparators in the survey conducted by ProAssurance; and all are included in the list of peer companies developed by ISS.

In the course of its duties as our compensation consultant, TCS compiles data on executive compensation arrangements from the peer companies and provides us with a report that includes a summary of the compiled data and its observations and recommendations on the competitiveness of the elements of ProAssurance’s executive compensation (base salary, annual incentives and long-term incentives). Our senior management provides us information for use in developing our recommendations on executive compensation in the following respects:

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calculation of the incentive compensation payable to each of the senior executives in accordance with the performance criteria in the annual incentive award guidelines as approved by the Compensation Committee for that year;

•	review and analysis of the performance criteria for performance shares to be granted as long-term compensation in the current year in view of the long-term corporate goals and objectives;

•	calculation of the results of performance criteria and corresponding awards under maturing performance shares;

•	estimate of the value of equity compensation in accordance with generally accepted accounting principles in the United States;

•	analysis of the performance criteria in the annual incentive award guidelines for the current year in light of current corporate goals; and

•	analysis of the form and mix of the compensation elements included in our executive compensation.

Our Chief Executive Officer recommends to the Compensation Committee the appropriate changes in compensation for executive officers (other than the Chief Executive Officer) within the compensation framework established by the Compensation Committee. The Chief Executive Officer has access to the compensation consultant’s reports when making these recommendations. We review these recommendations at a Compensation Committee meeting usually held in February after the financial results of the prior year are reasonably certain. We receive the recommendations of the Chief Executive Officer together with supporting material, and we review this information along with the report of the compensation consultant. After analysis of the information, we make our decisions which are transmitted to the full board through the minutes of the Compensation Committee. We accepted the recommendations of the Chief Executive Officer for the current year and all years covered in the Summary Compensation Table.

Our senior management makes no recommendations with respect to compensation of the Chief Executive Officer because our charter vests in the Compensation Committee the exclusive responsibility for making compensation recommendations as to changes in base salary for the Chief Executive Officer and as to the opportunity for payment of annual incentive compensation and long-term incentive compensation to the Chief Executive Officer. All recommendations of our recommendations with respect to the Chief Executive Officer’s compensation, which are subject to approval by the independent directors under our charter, were unanimously approved by the independent directors on our Board of Directors for the current year and all years reflected in the Summary Compensation Table.

Chief Executive Officer

W. Stancil Starnes has been our Chief Executive Officer since July 2007. The Summary Compensation Table reflects the compensation paid to Mr. Starnes for 2010, 2011 and 2012 pursuant to an employment agreement between him and the Company. The employment agreement provides that Mr. Starnes will be paid a base salary to be fixed annually by the Board of Directors; that he will be eligible for annual incentive compensation based on corporate objectives consistent with the criteria established for our other executives; and that he will be granted long-term incentive compensation having a value on each date of grant of not less than $500,000. The Compensation Committee and the independent directors approved compensation for Mr. Starnes consistent with these terms and such compensation is described in the following discussion.

Base Salary

Base salary for our executives is established and adjusted according to the following criteria: areas of responsibility; experience; company expense objectives; annual rate of inflation; and individual performance. For 2013, the Compensation Committee increased Mr. Starnes’ base compensation by 3% to $886,676 effective April 1, 2013, and also generally increased the base compensation of the other executives by 3% of their current base salaries, except that Mr. Friedman’s base salary was increased by approximately 10% in view of his responsibilities and to make it more competitive with his peers at other companies in the peer group and Mr. Adamo’s base salary remained at the current level in anticipation of his expected retirement during 2013. The increases in base salary for 2013 are consistent with past practice in terms of the ratio of base salary to total direct compensation.

Annual Incentive Compensation

In 2008, our stockholders approved the ProAssurance Corporation 2008 Annual Incentive Compensation Plan. The 2008 Annual Incentive Compensation Plan is designed to permit annual incentive awards to qualify as performance based compensation under Code Section 162(m). Under Code Section 162(m), no federal income tax deduction is allowed for annual compensation in excess of $1 million paid to the Chief Executive Officer and other executives named in the Summary Compensation Table included in our proxy statement unless the excess compensation is considered performance based compensation. Annual incentive compensation awards for years beginning in 2009 have been paid under the 2008 Annual Incentive Plan. The annual incentive compensation for our Chief Executive Officer as reflected in the Summary Compensation Table (on page 51 of this proxy statement) was structured to qualify as performance based compensation under Code Section 162(m).

Our annual incentive compensation program for executives proceeds from and assumes a base salary that is competitive in the market. Annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing significant “at risk” compensation opportunities for our executives and other selected key employees.

Annual incentive award targets are established during the first quarter for the current year and are expressed as a percentage of base salary. The Compensation Committee establishes guidelines for annual incentive compensation for our executives and other key employees. The Compensation Committee with the assistance of its compensation consultant considers whether our guidelines are reasonable in comparison with the performance measures used by the insurance industry and the likelihood that the guidelines may cause executives to assume material risks in order to achieve their performance measures. Annual incentive awards for executives have been primarily based on corporate performance. For executives other than the Chief Executive Officer (and Mr. Adamo prior to 2011), individual performance is also considered. The Compensation Committee assigns a goal and a relative weight for each of the performance criteria in order to determine whether and to what extent the executive receives an award. Annual incentive awards are subject to increase or decrease to the extent actual performance is greater or less than the target guidelines and within the respective guidelines established by the Compensation Committee. The Compensation Committee uses the guidelines to determine the annual incentive award for our Chief Executive Officer. Our Chief Executive Officer recommends annual incentive awards for the other executives pursuant to the guidelines established by the Committee, and for 2013, the Committee provided the Chief Executive Officer additional discretion to increase or decrease by not more than 10% the percentage of base salary used for annual incentive compensation to executives and to increase the weight attributable to individual performance in the determination of annual incentive for executives (subject to a cap). The recommendations of the Chief Executive Officer are subject to review and modification by the Compensation Committee. The Compensation Committee determines that the goals and incentives are set at a level that are reasonable and consistent with past practice, relate to the sound financial management of ProAssurance and do not involve unnecessary or excessive risk that would threaten the value of ProAssurance.

In 2010, we tracked the following corporate performance measures to determine annual incentive compensation: stock performance; combined ratio performance; achievement of the Company’s retention goal; and individual performance. A summary of the weighted percentage for each of the performance criteria and the performance guidelines follows:

	Stock Performance	Combined Ratio	Retention Goal	Individual Goals/ Evaluations
CEO/Adamo	20%	60%	20%	N/A
Other Executives	20%	40%	20%	20%

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Stock Performance — Stock performance is benchmarked against the SNL Property/Casualty Insurance Index for publicly traded property and casualty insurance companies, which is the peer group index used in our prior proxy statements. Our stock performance must exceed the index by a certain percentage goal at the end of the applicable year in order to receive the full weighted percentage for the stock performance criteria. No credit is given if our stock performance is less than the index. Less than full credit is given if our stock performance exceeds the index but is less than the percentage goal above the index. If our stock performance exceeds the index by more than the percentage goal, a maximum of up to 120% of the weighted percentage could be earned.

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Combined Ratio Performance — The combined ratio is included as a performance measure because it is a traditional measure of “bottom line” economic success for a property and casualty insurance company that does not directly equate to forecasting earnings if publicly disclosed. Our combined ratio (the sum of our loss ratio and expense ratio based on our GAAP annual income statement) must achieve or exceed the goals as established each year by the Compensation Committee. No credit is given if the ratio does not meet the threshold ratio; less than the full weighted percentage is given if the ratio is between the threshold ratio and the target ratio; and if the ratio is better than the target ratio, a maximum of up to 150% of the weighted percentage could be earned.

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Retention Goal — The retention goal focuses on the overall retention rate of physician insureds. Our focus on this element is on the long-term need to maintain a loyal policyholder base for our largest segment of business. No credit is given if the ratio does not meet the threshold ratio; less than the full weighted percentage is given if the ratio is between the threshold ratio and the target ratio; and if the ratio is better than the target ratio, a maximum of up to 130% of the weighted percentage could be earned.

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Individual Performance — This element involves a subjective evaluation of individual performance, which is principally based on the evaluation and recommendation of the Chief Executive Officer. We believe the subjective individual performance criteria is an appropriate measurement of incentive compensation for executives (other than the Chief Executive Officer) because it allows for a general assessment of the executive’s quality of performance, leadership effectiveness, and contribution to the success of the enterprise regardless of corporate performance. The incentive compensation for the Chief Executive Officer is based exclusively on corporate performance in order to preserve deductibility under Code Section 162(m) and because the Compensation Committee believes that corporate performance is the most appropriate measurement for that position.

We modified the corporate performance measures used to determine annual incentive compensation in 2011 and 2012 and used the modified measures for the 2013 guidelines for annual incentive compensation. A summary of the weighted percentage for each of the performance criteria and the performance guidelines follows:

	Return on Equity	Book Value Growth	Combined Ratio	Retention Goal	New Premium	Individual Goals/Evaluation
CEO	10%	10%	60%	10%	10%	N/A
Other Executives	10%	10%	40%	10%	10%	20%

The modifications to the performance measures were designed to expand the performance measures considered in the annual incentive plan to promote profitability for ProAssurance by using traditional performance measures in the property and casualty insurance industry. We also mitigate risks associated with specific performance measures by selecting other performance measures that are intended to provide a counterbalance to the risk associated with such measure. The changes are discussed below:

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The stock performance measure was eliminated as a performance measure in the annual incentive plan. Although the performance of ProAssurance’s common stock is an important measure of our performance, management does not have control over the market price of our shares. The change removes stock performance as a short-term measure for incentive compensation. However, as discussed below, we have retained stock performance as a long-term incentive compensation measure in the form of performance shares in order to allow the market to reflect the comparative value of ProAssurance over a longer period of time.

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Combined ratio is retained as the predominant annual performance measure. The combined ratio is the traditional insurance measure that recognizes underwriting profitability of an insurance business. We use the calendar year as opposed to the accident year to determine the combined ratio because the loss development for the calendar year includes both the current accident year as well as changes to prior accident years. The risk in the use of this measure is mitigated because management remains at risk for adverse loss development if losses are underestimated in current accident years.

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Retention is retained as an annual performance measure because it is an important measure of customer satisfaction as well as the major component of our premium revenue. The risk of using retention as a performance measure is counterbalanced by the use of the combined ratio as a performance measure. Efforts to increase retention based on insufficient pricing or relaxed underwriting standards would likely have the effect of increasing the combined ratio and thereby reduce the incentive compensation awarded for that measure.

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Return on equity (ROE) is a commonly used annual measure that measures profitability of a company by reflecting as a ratio the amount of earnings generated with the stockholders’ equity. We compute ROE by dividing annual net income by the average of beginning and ending stockholders’ equity. We believe the risk of using ROE as an incentive is mitigated because the considerations of rating agencies and regulators limits our incentive to reduce the size of the equity of our insurance subsidiaries in order to increase our ROE. In addition, the risk of using ROE as a performance measure is mitigated by our addition of book value growth as an annual performance measure for the reasons discussed below.

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Book value growth is commonly used to measure annual growth. We determine Book value growth on a per share basis and use it to measure annual growth by dividing the stockholders’ equity at the beginning and end of each year (excluding SFAS 115 adjustments for unrealized gains and losses but including adjustments to account for dividends declared during the year) by the number of our outstanding shares on each of those dates. We believe growth in book value per share and return on equity provide a balance for the risk associated with each of them as performance measures for incentive compensation. Share repurchases at prices above book value will likely result in an increase in ROE, but will likely depress book value per share. Likewise, increases in book value will likely depress ROE unless there is a corresponding growth in earnings.

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New premium measures the amount of premiums that were not previously being written by our insurance subsidiaries (it does not include premium added by acquisition). By placing a weight of only 10% on this measure, we do not believe that it will incent large scale and rapid premium growth to the detriment of our insurance subsidiaries. We also believe the risk of using new premiums as a performance measure will be offset by the likely adverse effect that insufficient premiums would have on combined ratio and book value growth performance measures.

The maximum percentage of base salary to be paid to the Chief Executive Officer as annual incentive compensation if performance measures are achieved was 125% of base salary in 2010 and was increased to 135% of base salary in 2011 and 2012. The maximum percentages for the other executives was at 85% of base salary in each of those years, except that the maximum percentage payable to Mr. Adamo as President was 95% in 2010 and 85% in 2011 and 2012.

In addition to the above described changes, the annual incentive awards for 2011 included an overlay that allowed an executive to increase annual incentive compensation if our 2011 operating earnings per share exceeded our 2010 operating earnings per share. As set forth in our Annual Report on Form 10K for the year ended December 31, 2011, we use operating earnings to evaluate the performance of our operations. Operating earnings exclude the after-tax effects of realized gains or losses, guaranty fund assessments and debt retirement loss. Executives were eligible to receive additional annual incentive compensation in an amount up to 15% of the annual incentive compensation due to be paid to the executive if the 2011 operating earnings per share exceeded the 2010 operating earnings per share. In 2011, the annual incentive compensation paid to our Chief Executive Officer and other executives was equal to the maximum percentage of their base salaries. In addition, each of them received an amount equal to 15% of their annual incentive compensation pursuant to the annual incentive overlay for the maximum allowable increase in operating earnings from 2010 to 2011.

We elected to retain the additional incentive to be paid as an overlay of annual incentive compensation in 2012 and 2013, but the performance measure for the additional incentive overlay was substantially modified. We used the 2011 objective performance measures and the 2011 maximum percentages of base salaries in establishing guidelines for annual incentive awards for 2012 and 2013. We determined that the additional incentive compensation should have a broader focus than solely on operating earnings and elected to use as the basis for the additional incentive the five performance measures used in the calculation of the annual incentive awards (ROE, Book Value Growth, Combined Ratio, Retention and New Premium). For 2012 and 2013, executives are eligible for an increase in annual incentive compensation if the sum of the points awarded for achievement of the five performance measures is more than the sum of the points required for the executive to earn the target level of each objective performance measure. The Chief Executive Officer is eligible for an increase from 135% of base salary to a maximum of 165% of base salary and the other executives are eligible for an increase from 85% of base salary to a maximum of 110% of base salary. The Chief Executive Officer and each of the other executives will be entitled to increase the percentage of base salary to be paid as annual incentive compensation by one percentage point for each point above the sum of the target level points for the performance measures up to the maximum percentage.

Long-term Incentive Compensation

Our long-term incentive compensation is intended to align the interests of our executives with the interests of our stockholders by rewarding long-term corporate performance and increases in share value. Our grants of long term incentive compensation have consisted of two thirds performance shares and one third RSUs with the number of units of each depending upon the executive’s position in the organization, except that we modified the grant structure in 2010 to discontinue RSUs for executives who are retirement eligible (age 60 and over) during the term of the grant. This decision was made since the RSUs, as awarded by ProAssurance, do not provide for a partial payment in the event of retirement, whereas the performance shares do allow for a partial payment in the event of retirement subject to achieving the performance goals established at the time of the grant.

We believe that the performance shares and RSUs align our executives with the stockholders by providing equity compensation based on our long-term objective of growth in stockholder value. The performance shares will reward executives if corporate value is enhanced through achievement of either the “Total Return” or the “Economic Value Added” performance measures, as discussed further below. Further, the RSUs will enhance executive retention as executives will have an incentive to remain employed during the vesting period to obtain the RSUs even if the stock price declines.

We also believe an effective long-term incentive compensation program is necessary to attract and retain well-qualified and experienced executives and other key employees. In establishing the amount of our annual grants of long-term incentive compensation, we consider past practice, recommendations of the compensation consultant and the value of the award (including the value attributable to the award for financial reporting purposes). We monitor the level of awards based on the findings of our compensation consultant, and we believe that our long-term incentive opportunities are appropriate when compared to awards made available to executives at our peer companies. The number of Performance Shares and RSUs granted to our Chief Executive Officer and other executives has remained constant (on a split adjusted basis) for the years covered in the Summary Compensation Table and for 2013; however, the grant date value of these awards as well as the realizable value of the awards that vested during this period has substantially increased due to the increase in the market value of our shares of Common Stock.

Our practice has been to make long-term incentive grants to our current executives and other key employees at the first meeting of the Compensation Committee in each fiscal year, which is usually held in February after the financial results of the prior year are reasonably certain. Where a market price is required, long-term grants are priced on a date after our financial results for the prior year have been released. We believe that pricing the grants at this time is most appropriate since the market is then in possession of our earnings and any other material information. We occasionally make long-term grants at other meetings of the Board of Directors, for example, when we retain new senior level executives.

Performance shares are based on pre-established performance criteria that must be achieved over a period of three years. Each executive is granted a target and maximum award expressed as a number of shares of our Common Stock. Performance shares will be paid to our executives if at the end of the three-year measurement period either of the following performance criteria is achieved:

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Stock Performance (Total Return) — Stock performance is measured by total return in comparison to the SNL Property/Casualty Insurance Index, which is the index we have used to compare our performance to other public insurance companies. If performance is equal to the index, 75% of target award is earned; if our stock performance is 10% greater than the index, 100% of target award is achieved; and, if our stock performance is 20% greater than the index, then 125% of target award is achieved. If our stock performance is less than the index, no performance shares are awarded under this measure.

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Economic Value Added (Book Value Growth) — Economic value added measures the compound annual growth rate, or CAGR, in book value per common share (excluding SFAS 115 adjustments for unrealized gains and losses but including adjustments to account for dividends declared during the year). If CAGR is equal to at least 10%, the target award is earned. If CAGR is equal to at least 7.5%, 75% of the target award is earned and if CAGR is equal to 15% or more, 125% of the target award is earned. If CAGR is less than 7.5%, no performance shares are awarded pursuant to this measure.

Performance shares will be paid to executives if the Compensation Committee finds that either of the performance measures is met in the measurement period. Performance shares for results falling between the stated goals are interpolated. If an executive terminates employment prior to the expiration of the performance period by reason of retirement or resignation for “good reason”, a portion of the performance shares may be paid based on service during the performance period if the Committee finds that the performance criteria had been satisfied at the end of the year preceding termination of employment. Upon a change of control of ProAssurance or termination by reason of death or disability, performance shares are payable to executives at the target level.

Each RSU is equal to one share of Common Stock and is subject to a restricted period of approximately three years from the date of grant. RSUs vest after the restricted period if the grantee remains continuously employed with ProAssurance or a subsidiary during the restricted period unless sooner vested upon termination by reason of death, disability, or for good reason.

Adoption of New Incentive Plans

Our authority to grant incentive compensation is provided under the 2008 Annual Incentive Compensation Plan (the “Annual Plan”) for annual incentive awards and under the 2008 Equity Incentive Plan (the “Equity Plan”) for long term incentive awards. These plans authorize the payment of performance based compensation within the meaning of Code Section 162(m). Code Section 162(m) limits the deductions for compensation paid to our executives to $1,000,000; however, performance based compensation is fully deductible under Code Section 162(m) and is excluded when calculating the compensation subject to the deduction limitation.

The Annual Plan and the Equity Plan were approved by our stockholders at the 2008 Annual Meeting as required by Code Section 162(m). In order for us to continue to be able to grant awards of performance based compensation under these plans, we would be required to resubmit these plans to our shareholders for approval at the 2013 Annual Meeting. Rather than seeking re-approval of the 2008 Plan, our Board has recommended the adoption of a new annual incentive plan in the form of the 2014 Annual Incentive Compensation Plan and a new long term equity incentive plan in the form of the 2014 Equity Incentive Plan in order that the new plan documents will reflect the following:

•

The final regulations under Code Section 409A were enacted after the adoption of the Equity Plan. Since its adoption, the plan has been amended to comply with Code Section 409A and we have had to adopt interpretive guidance to ensure that the operation of the plan will comply with Code Section 409A. A new plan can specifically address these issues in a single document.

•

We have also adopted other policies and interpretive guidance for the 2008 Plans to comply with requirements under federal legislation and SEC regulations that have been enacted since the plans were adopted and to address issues that have arisen during this period with respect to the operation of the plans and administration of awards granted under the plans.

•

The 2008 plans include general performance measures that are applicable to insurance companies. As disclosed in this proxy statement and in our proxy statements for prior years, we have developed performance measures that are more specifically directed at targets for growth of our business and for return to our stockholders. The new plans will specifically address these performance measures and allow our stockholders to vote on the measures we have been using to provide incentive compensation.

We are submitting new plans for approval by the stockholders at the 2013 Annual Meeting. If approved by the stockholders, the 2014 Annual Incentive Compensation Plan will replace the 2008 Annual Incentive Compensation Plan and the 2014 Equity Incentive Plan will replace the 2008 Equity Incentive Plan. No further awards will be granted under the 2008 Plans after January 1, 2014.

A copy of the 2014 Annual Incentive Compensation Plan is attached to the proxy statement as Exhibit A and is more particularly described in this proxy statement under “Proposal Number 3 - Approval of ProAssurance Corporation 2014 Annual Incentive Plan” which begins on page 22 of this proxy statement. A copy of the 2014 Equity Incentive Plan is attached to this proxy statement as Exhibit B and is more particularly described in “Proposal Number 4 - Approval of ProAssurance Corporation 2014 Equity Incentive Plan” which begins on page 27 of this proxy statement .”

Stock Ownership Policies

Our Board has adopted stock ownership targets for our directors and executive officers to further align their interests with our stockholders. The level of stock ownership for executive officers varies by position and their stock ownership targets are as follows: five times base salary for our Chief Executive Officer; three times base salary for the President; and two times base salary for other executives. In addition, for awards granted after 2010, our executives must agree in writing to hold shares of our stock issued pursuant to stock-based awards, including any options, for a minimum of one year from the date of issue. We have adopted an anti-hedging policy for our executives and other employees with respect to their ownership of our common stock, in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act.

Recoupment of Incentive Compensation

Our Board of Directors has established a recoupment requirement (a “clawback”) for incentive compensation as required by the Dodd–Frank Wall Street Reform and Consumer Protection Act and suggested by emerging corporate best practices. This clawback requires current and former executive officers to repay erroneously awarded incentive compensation to the extent the award is based on financial statements that are required to be restated due to material non-compliance with any financial reporting requirement. This clawback is to be applied whether or not there is misconduct and requires a three-year “look back” period. The clawback has been in effect incentive compensation paid for years beginning after 2010, and we have incorporated the clawback in all annual incentive and performance share agreements going forward. The clawback will be included in the new incentive plans proposed for approval by the stockholders at the Annual Meeting.

2011 Stock Ownership Plan

On December 1, 2010, our Board of Directors, on the recommendation of the Compensation Committee, terminated our existing open market stock purchase plan known as the Amended and Restated ProAssurance Corporation Stock Ownership Plan (the “2002 Stock Ownership Plan”) and adopted a new stock purchase plan known as the ProAssurance Corporation 2011 Stock Ownership Plan (the “2011 Stock Ownership Plan”). Like the 2002 Stock Ownership Plan, the 2011 Stock Ownership Plan is available to our employees and directors who have at least six months of service.

Shares purchased under the 2011 Stock Ownership Plan are issued from the shares reserved for issuance of awards under the 2008 Equity Incentive Plan, and matching grants under the 2011 Stock Ownership Plan are issued to employees as awards of RSUs under the 2008 Equity Incentive Plan. If the 2014 Equity Incentive plan is approved by the stockholders at the Annual Meeting, shares purchased by participants and RSUs issued to participants under the 2011 Stock Ownership Plan will be issued from the shares reserved for issuance under the 2014 plan for years beginning after December 31,2013.

Other Compensation

Executive perquisites are not intended to be a material element of compensation for executives. Our executives participate in our qualified retirement plan on terms generally available to our employees. In addition, we have adopted a non-qualified deferred compensation plan for executives and other highly compensated employees that provides for a matching contribution with respect to deferrals by employees whose base compensation exceeds the compensation limit established by the Internal Revenue Code for qualified retirement plans. The matching contributions are comparable to the employer contributions to our qualified retirement plan within the compensation limits under the Internal Revenue Code.

Post-termination and Change of Control Compensation

We offer executives severance compensation in the event we terminate the executive without cause or the executive terminates his or her employment for good reason. The severance agreements are intended to aid in recruitment and retention of qualified executives. We believe our severance benefits for executives are appropriate and do not present a risk to our company.

We believe that severance protection, particularly in the context of a change of control transaction, plays a valuable role in attracting and retaining key executives. Although we occasionally elect to engage our senior executives under employment agreements, our general approach has been to avoid employment agreements and to rely on severance agreements to define the terms of severance when an executive is involuntarily terminated without cause or elects to terminate for good reason. In change of control situations, severance agreements provide key executives with a level of comfort that allows them to devote their energies to the completion of the transaction for the benefit of the stockholders. In other situations, severance agreements facilitate changes in management by providing for a clean departure of terminated executives with a pre-negotiated set of benefits that are acceptable to all parties.

We have provided for severance benefits in the employment agreement with Mr. Starnes and in severance agreements with other key executives (including our other Named Executive Officers) in the amounts reflected in the table which begins on page 63 of this proxy statement. Each arrangement is described briefly below and in detail in “Payments on Termination and Change of Control.”

The employment agreement with Mr. Starnes was the result of arms length negotiations prior to his employment in 2007. The severance benefits under his employment agreement differ from the other executives’ severance agreements in two respects: the severance compensation is payable in an amount equal to his annual base salary for the remainder of the term of his employment (currently 60 months); and the severance compensation is payable to him in a lump sum upon a change of control.

We entered into an employment agreement with Jerry D. Brant in connection with our acquisition of PICA on April 1, 2009. The employment agreement provided for Dr. Brant to serve as the President and Chief Executive Officer of PICA for a term of three years. As required under the terms of his employment agreement, we entered into a new severance agreement with Dr. Brant upon the expiration of the term of his employment agreement on April 2, 2012. As was intended, Dr. Brant immediately elected to terminate his employment and receive severance compensation payable over a period of three years as severance compensation under his severance agreement. The severance agreement was structured to encourage Dr. Brant to assist ProAssurance in the transition of leadership at PICA by providing for severance compensation if he served his agreed three year term as PICA’s Chief Executive Officer. Dr Brant signed a release of claims and continued payment of his severance compensation is conditioned upon compliance with a three year noncompetition covenant.

The terms of the severance agreements with other key executives generally provide for severance compensation in an amount equal to the executive’s base salary and average annual incentive compensation if we terminate the executive without cause or the executive resigns for good reason. However, an executive will be entitled to twice that amount if the executive is terminated without cause or resigns for good reason within two years after the occurrence of a change of control. The severance agreements retain the “double trigger” for the payment of the increased benefits, e.g. a change of control must occur and the executive must be terminated without cause or must terminate for good reason after the change of control. All executives are required to sign a general release of claims as a condition to the receipt of severance benefits, and all the agreements include a covenant not to compete with our insurance subsidiaries for not less than one year. Severance compensation is paid in monthly installments during the life of the covenant and is subject to forfeiture upon a breach of the covenant.

Under the terms of his severance agreement, Mr. Adamo had the right to unilaterally terminate his employment prior to December 31, 2010, and to receive cash severance compensation in the amount of approximately $1,934,896. In December 2010, in order to encourage Mr. Adamo to continue his “at-will” employment as a senior executive, we entered into a Deferred Compensation Plan and Agreement with Mr. Adamo, effective December 31, 2010, which provides for the establishment of a deferred compensation account for Mr. Adamo in the amount of $1,680,000. The deferred compensation is payable to Mr. Adamo upon termination of his employment and the satisfaction of certain conditions in the Deferred Compensation Plan and Agreement, including a release of claims and compliance with a three-year covenant not to compete. Mr. Adamo’s severance agreement was terminated effective December 31, 2010.

Mr. Adamo is expected to retire during 2013, at which time he will be entitled to the deferred compensation that is payable under his Deferred Compensation Plan and Agreement. Due to his anticipated retirement, Mr. Adamo is not eligible for annual incentive compensation for 2013 nor for awards performance shares granted under the 2008 Equity Incentive plan in 2013. At the time of his retirement, we expect that Mr. Adamo will be eligible to receive a prorated portion of the Performance Shares granted to him in 2011 and 2012 because we understand that the performance criteria for those shares were satisfied on December 31,2012. In addition, in order to compensate Mr. Adamo for the loss of the opportunity to receive incentive compensation for 2013, we have vested in the Chief Executive Officer the authority to approve, in his discretion, a supplemental cash payment to Mr. Adamo up to the amount by which the value of the target level of Performance Shares awarded to Mr. Adamo in 2011 and 2012 exceeds the value of the Performance Shares paid to Mr. Adamo upon his retirement.

In accordance with the resolutions regarding executive compensation adopted by the Board in December 2010 we do not plan to execute a new agreement with an executive officer that includes a gross-up for the excise tax imposed by Internal Revenue Code Sections 280G and 4999, or an obligation to reimburse executive officers for such excise tax, nor do we plan to execute a new agreement with an executive officer that includes any “single trigger” change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of the company. The Board’s action does not change, alter or amend any employment agreement or other agreement with an executive officer that was in effect prior to December 1, 2010.

As a result of a pre-existing agreements, we are currently required to reimburse executives, other than Mr. Adamo, for the excise tax that is payable by the executives if the severance benefits paid after a change of control are deemed to be “excess parachute payments” under Code Section 280G. Although the severance benefits payable after a change of control for our executives are substantially below the threshold of three times annual compensation, the calculation of severance benefits for purposes of Code Section 280G includes the value of benefits accelerated on a change of control under other compensation arrangements. Mr. Adamo’s Deferred Compensation Plan and Agreement provides no change of control benefits and no “gross up” for excise taxes payable with respect to excess parachute payments under Code Sections 280G and 4999.

Changes in Board Compensation

We review director compensation every two years. During 2012 we engaged TCS to review the compensation payable to the non-management directors serving on our Board and its Committees and to recommend compensation levels for their service. TCS compiled data regarding compensation of directors, lead directors and committee chairmen and members at the peer companies and reviewed compensation practices in the insurance industry. TCS observed that the compensation mix for our directors was substantially below market for the cash component of their annual retainers and slightly above market for the equity component of their annual retainers. After considering the observations and recommendations of TCS, we recommended an increase in the annual cash retainer for all non-management directors from $28,000 to $40,000; an increase in the annual cash retainer for the Chairman of the Audit Committee from $14,000 to $20,000; an increase in the annual cash retainer for the other members of the Audit Committee from $8,000 to $10,000; an increase in the annual cash retainer for the Chairman of the Compensation Committee from $5,000 to $10,000; and an annual cash retainer for the Chairman of the Nominating/Corporate Governance Committee of $10,000. The Board approved our recommended changes to director compensation effective January 1, 2013.

Report of Our Compensation Committee

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Robert E. Flowers, M.D., Chairman

M. James Gorrie

John J. McMahon, Jr.

March 21, 2013

Compensation Committee Interlocks and Insider Participation

No executive officer of ProAssurance served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board) of another entity, one of whose executive officers served on the compensation committee of ProAssurance. No executive officer of ProAssurance served as a director of another entity, one of whose executive officers served on the compensation committee of ProAssurance.

Compensation of Executive Officers

The following table sets forth a summary of the compensation paid or accrued by ProAssurance and its subsidiaries during the last fiscal year with respect to ProAssurance’s principal executive officer, principal financial officer and the three other most highly compensated persons considered to be executive officers or their equivalent. The individuals required to be included in the table are referred to as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (2)(3)(4) ($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (6)($)	Total ($)
W. Stancil Starnes Chief Executive Officer and Director(1)	2012 2011 2010	854,100 833,667 821,940	— — —	1,344,154 771,946 645,840	— — —	1,420,402 1,297,544 1,034,378	— — —	293,055 235,472 200,991	3,911,711 3,138,829 2,703,149

Edward L. Rand, Jr. Chief Financial Officer and Senior Vice President	2012 2011 2010	443,475 432,970 426,777	— — —	563,400 403,807 339,516	— — —	491,698 424,198 365,215	— — —	60,349 58,192 56,649	1,558,922 1,319,167 1,188,157

Victor T. Adamo Vice Chairman and Director(1)	2012 2011 2010	463,462 510,699 542,692	— — —	563,400 403,807 405,900	— — —	495,000 488,750 519,046	— — —	61,117 65,557 1,767,134	1,582,979 1,468,813 3,234,772

Howard H. Friedman Senior Vice President	2012 2011 2010	476,325 465,042 458,390	— — —	563,400 403,807 339,516	— — —	528,099 455,620 392,268	— — —	64,201 67,916 60,488	1,632,025 1,392,385 1,250,662

Darryl K Thomas Senior Vice President	2012 2011 2010	432,798 422,546 416,502	— — —	563,400 403,807 339,516	— — —	479,841 413,985 356,423	— — —	59,707 57,123 57,805	1,535,746 1,170,246 1,109,030

(1)	Management directors of ProAssurance do not receive any additional compensation, whether cash, stock or otherwise, in their capacity as directors.

(2)	For 2010, the shares acquired with grant proceeds under the 2002 Stock Ownership Plan are treated as stock awards in the Summary Compensation Table. The 2002 Stock Ownership Plan provided for employee contributions and matching grants from ProAssurance used to purchase shares of ProAssurance’s Common Stock in the open market for the account of participating employees prior to vesting. The amounts reflected in the table for 2010 include $6,000 as the value of the matching grant to each of the Named Executive Officers as of the date of grant in 2010. All shares purchased with matching grants under the 2002 Stock Ownership Plan vested on termination of the plan on December 1, 2010; the value of the vested shares is not reflected in the table because the matching grants were reported as compensation in prior years. For 2011, the dollar value of the matching RSUs granted under the 2011 Stock Ownership Plan are treated as stock awards in the Summary Compensation Table. The 2011 Stock Ownership Plan allows employees and directors to elect to make payroll deductions to purchase our Common Stock in an amount not to exceed $5,000 in a twelve month period ending September 30 in each year (approximately $3,300 in the initial nine month period after start-up of the plan in January, 2011). The participant is granted one RSU for each share purchased with the participant’s contributions. RSUs are equal in value to one share of Common Stock and will vest upon the sooner of three years continuous employment or termination of employment by reason of death or disability or for good reason. The value of each RSU granted under the 2011 Stock Ownership Plan reflect the value of one share of Common Stock on date of grant ($90.07 on October 5, 2012) for a total of $4,954 for each of the named executive officers.

(3)

The performance shares are also treated as stock awards in the Summary Compensation Table. The performance shares granted are earned if one of the two criteria is achieved during the period ending three years after the award is granted, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The value of performance shares represents the value for the shares expected to be earned based on their closing market price on the date of the award (all prices are before the two for one stock split effected in December 2012: $89.28 on February 27, 2012, $64.08 on February 25, 2011 and $53.32 on February 25, 2010) as follows: Mr. Starnes — $1,339,200 in 2012, $768,960 in 2011 and $639,840 in 2010; Mr. Adamo — $558,446 in 2012, $400,820 in 2011 and $399,900 in 2010; and for each of Messrs. Rand, Friedman and Thomas — $372,297 in 2012, $267,214 in 2011 and $222,344 in 2010. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers, which depends on the achievement of the specified performance criteria over the performance period and the market value of a share of ProAssurance Common Stock at the end of the performance period. The performance criteria are discussed in the Compensation Discussion and Analysis beginning on page 37 of this proxy statement.

(4)	RSUs granted as long term incentive compensation are also included as stock awards in the Summary Compensation Table. Each RSU is equal in value to one share of Common Stock and will vest upon the sooner of three years of continuous employment or termination of employment by reason of death or disability or for good reason. The value of the RSUs granted as long term incentive compensation are based on the value of a share of our Common Stock on the date of the award (all prices are before the two for one stock split effected in December 2012: $89.28 on February 27, 2012; $64.08 on February 25, 2011; $53.32 on February 25, 2010) as follows for each of Messrs. Rand, Friedman and Thomas— $186,149 in 2012, $133,607 in 2011 and $111,172 in 2010. In 2010 we discontinued granting RSUs to retirement eligible executives (including Mr. Starnes and Mr. Adamo) for our tax reasons and granted them performance shares instead. Messrs. Starnes and Adamo have not received any RSU grants as long-term incentive compensation since 2009. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers which depends on the market price of a share of Common Stock at the end of the vesting period.

(5)	The Non-Equity Incentive Plan Compensation reflects the amount paid under the ProAssurance Corporation Annual Incentive Award Guidelines for 2012, 2011 and 2010. The non-equity incentive plan compensation payable to Named Executive Officers is denominated in dollars and is payable in cash and Common Stock. Awards of annual incentive compensation for a year are made in the first quarter of the following year after the financial information for the preceding year is available. The shares of Common Stock are issued as stock awards under the ProAssurance Corporation 2008 Equity Incentive Plan and are valued at the closing price of a share on the NYSE ( prices in 2011 and 2012 are adjusted to reflect the two for one split effected in December 2012) — $46.97 on February 21, 2013, $44.64 on February 27, 2012 and $32.04 on February 25, 2011. The non-equity incentive plan compensation includes the following number of shares of Common Stock for the Named Executive Officers(number of shares in 2011 and 2010 are also adjusted to reflect the two for one split effected in December 2012): Mr. Starnes — 15,200 shares in 2012, 16,140 shares in 2011 and 15,200 shares in 2010; Mr. Rand — 1,000 shares in 2012, 2011 and 2010; Mr. Adamo — 1,000 shares in 2012, 2011 and 2010; and Mr. Friedman — 2500 shares in 2012 and 2011 and 1,000 shares in 2010; and Mr. Thomas—3500 shares in 2012 and 2,000 shares in 2011 and 2010.

(6)	Other compensation in 2012 includes the amounts set forth in the following table:

	Qualified Retirement Plan ($)	Nonqualified Deferred Compensation Plan ($)	Bonus and Service Awards ($)	Perquisites ($)
W. Stancil Starnes	25,000	57,018	3,272	207,765
Edward L. Rand, Jr.	25,000	19,698	—	15,651
Victor T. Adamo	25,000	20,000	—	16,117
Howard H. Friedman	25,000	23,009	—	16,192
Darryl K. Thomas .	25,000	18,622	—	16,085

Bonus and Service awards are 25 shares, plus reimbursement for taxes attributable to the award) granted to Mr. Starnes under ProAssurance’s Longevity Award Program and are issued from shares reserved under the 2008 Equity Plan. The perquisites include $195,829 for Mr. Starnes for personal use of the corporate aircraft as the aggregate incremental cost for his personal use. The compensation attributable to personal use was computed by multiplying the number of hours the airplane was used for his personal benefit by the amount of the variable expenses incurred in the use of the airplane per flight hour. The variable expenses per flight hour was calculated by dividing the total flight hours during each year into the sum of the variable expenses incurred (e.g., fuel, airport charges, travel and lodging expense for the crew during such year) and the tax effect resulting from the nondeductibility of these expenses. As was the case in 2010 and 2011, the cost of the loss of the tax deduction was spread over the personal use hours instead of all hours of usage in 2012.

GRANTS OF PLAN-BASED AWARDS (1)

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payments Under Equity Incentive Plan Awards(4)			All Other Stock Awards; Number of Shares of Stock or Units(5) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Stancil Starnes	2/27/12 2/27/12 10/5/12	— — —	— — —	1,420,402 — —	— 11,250 —	— 15,000 —	— 18,750 —	— — 55	— — —	— — —	— 1,339,200 4,954

Edward L. Rand, Jr.	2/27/12 2/27/12 2/27/12 10/5/12	— — — —	— — — —	491,698 — — —	— 3,130 — —	— 4,170 — —	— 5,210 — —	— — 2,085 55	— — — —	— — — —	— 372,297 186,149 4,954

Victor T. Adamo	2/27/12 2/27/12 3/5/12	— — —	— — —	495,000 — —	— 4,691 —	— 6,255 —	— 7,818 —	— — 55	— — —	— — —	— 558,446 4,954

Howard H. Friedman	2/27/12 2/27/12 2/27/12 10/5/12	— — — —	— — — —	528.099 — — —	— 3,130 — —	— 4,170 — —	— 5,210 — —	— — 2,085 55	— — — —	— — — —	— 372,297 186,149 4,954

Darryl K. Thomas	2/27/12 2/27/12 2/27/12 10/5/12	— — — —	— — — —	479,841 — — —	— 3,130 — —	— 4,170 — —	— 5,210 — —	— — 2,085 55	— — — —	— — — —	— 372,297 186,149 4,954

(1)	We adjusted the number of shares subject to all outstanding grants of share based awards that to reflect our two-for-one stock split in December 2012. In addition, outstanding awards of performance shares and RSUs were adjusted to reflect the dilution in the market price of a share of Common Stock that resulted from the special cash dividend paid on December 27, 2012, in the amount of $2.50 per post split share. The adjusted number of performance shares reflected in the above table were as follows:

Name	Performance Shares			Restricted Units
	Threshold	Target	Maximum
W. Stancil Starnes	23,782	31,710	39,637	—
Edward L. Rand, Jr.	6,616	8,815	11,013	4,407
Victor T. Adamo	9,916	13,223	16,527	—
Howard H. Friedman	6,616	8,815	11,013	4,407
Darryl K. Thomas	6,616	8,815	11,013	4,407

(2)

Except for RSUs granted under the 2011 Stock Ownership Plan as described in Note (4) below, all awards were recommended by the Compensation Committee at its meeting on February 20, 2012 with a specified valuation date of February 27, 2012 (the date on which the window for the trading in ProAssurance common stock opened after the prior year-end earnings were released). As required by the Compensation Committee Charter, the independent directors approved the recommendation for the awards granted to the Chief Executive Officer at the meeting of the Board of Directors on March 7, 2012, and the Board of Directors also approved the recommendations for the awards granted to the other Named Executive Officers.

(3)	The Compensation Committee uses certain performance criteria as a guideline in making its recommendations for annual incentive compensation. Each element of the performance criteria has a minimum achievement level. No incentive compensation is payable with respect to a performance criteria if a minimum is not achieved. The non-equity incentive plan awards are discussed in more detail below.

(4)	The awards of performance shares are subject to the satisfaction of performance criteria and the grant date fair value of performance shares reflects the value of the shares expected to be earned if the performance criteria for the target level is met. The performance share awards are discussed in more detail beginning on page 42 of this proxy statement.

(5)	The stock awards include RSUs granted under the 2011 Stock Ownership Plan and RSUs granted as long term incentive compensation. The RSU awards are made under the 2008 Equity Incentive Plan and are discussed in more detail beginning on page 31 of this proxy statement.

We have awarded equity compensation to our Named Executive Officers under various equity compensation plans.

The 2008 Equity Incentive Plan was approved by our stockholders at the 2008 annual meeting to replace the 2004 Equity Incentive Plan. The 2008 Equity Incentive Plan was designed to further our long-term growth profitability by offering proprietary interests in the company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance our ability to retain such persons through long-term incentive compensation in the form of proprietary interests in ProAssurance. We reserved 2,000,000 shares of Common Stock for awards under the 2008 Equity Incentive Plan (4,000,000 shares after giving effect to the two for one stock split in 2012), which include the following types of equity-based awards: (1) performance shares; (2) stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted stock units or RSUs; and (6) other stock based awards. The number of shares of Common Stock reserved under the 2008 Equity Incentive Plan and outstanding awards are subject to adjustment to reflect any change in per share value of the Common Stock resulting from a stock split, stock dividend, spin off, rights offering or large non-recurring cash dividend on the shares. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2008 Equity Incentive Plan (increased to 400,000 after adjustments for the stock split). All grants of equity based incentive compensation after December 31, 2008, have been made under the 2008 Equity Incentive Plan.

On December 1, 2010, the Board of Directors, on the recommendation of the Compensation Committee, terminated ProAssurance’s 2002 Stock Ownership Plan and adopted the 2011 Stock Ownership Plan. The termination of the 2002 Stock Ownership Plan resulted in all unvested grant shares under that plan becoming fully vested effective December 1, 2010. More information about the 2002 Stock Ownership Plan and the 2011 Stock Ownership Plan is described above in this proxy statement in Note 2 to the Summary Compensation Table.

Non-equity Incentive Plan Awards. The Non-equity Incentive Plan Awards reflect the right to receive incentive compensation for 2012 under the guidelines recommended by the Compensation Committee under the ProAssurance Corporation 2008 Annual Incentive Compensation Plan and ratified by the Board of Directors at its meeting in March 2012. Incentive awards are expressed as a percentage of base salary. The Named Executive Officers are eligible to receive the following percentage of their respective base salaries as their targeted incentive compensation for 2012: Mr. Starnes — 135% and Messrs. Adamo, Rand and Friedman — 85% each. Annual incentive awards are based on corporate performance and individual performance, and each of the criteria are assigned a percentage share of the annual incentive compensation under “Executive Compensation — Annual Incentive Compensation” beginning on page 42 of this proxy statement. A threshold and a target are established for each performance criteria. The Compensation Committee uses these performance criteria as guidelines in determining the amount of annual incentive compensation to be paid to the Named Executive Officers. If the threshold is met but the target is not achieved for any of the performance criteria, the Compensation Committee may reduce the incentive compensation below the targeted amount; conversely, if the target for any of the performance criteria is exceeded, the Compensation Committee may increase the incentive compensation up to a maximum pre-established percentage of base salary. The target goals for each of the performance criteria in 2012 and the credit given for each of the corporate performance criteria are set forth below.

	Performance		Credit
Performance Criteria	2012 Target	2012 Actual	2012 Target (points)	2012 Actual (points)
Return on Equity	12%	12.4%	10	10
Retention Goal	85%	90%	10	15
Combined Ratio
CEO and	96%	57%	60	99
Other Senior Executives	96%	57%	40	79
Book Value Growth	10%	13%	10	13
New Premium	$30 million	$15 million	10	-0-

The 2012 Annual Incentive Guidelines include an additional incentive based upon achieving high points under the guidelines. The 2012 annual incentive award permit each designated officer to receive an increase in his or her annual incentive compensation by up to 30% of base salary for the Chief Executive Officer and up to 25% of base salary for the other named executive officers. An officer is entitled to the additional incentive if the total points earned with respect to the objective guidelines set forth in the above table exceeds a threshold of 108 points for the Chief Executive Officer and 88 points for the other named executive officers. If the points exceed the threshold, the percentage of base salary used to calculate the annual incentive award is increased by one percentage point for each point earned above 100 in the case of the Chief Executive (subject to the maximum of 30 percentage points) and by one percentage point for each point earned above 80 for the other named executive officers (subject to the maximum of 25 percentage points). For 2012, Mr. Starnes earned 137 points under the guidelines resulting in the maximum increase of 30 percentage points to the percentage of base salary to be applied in computing his annual incentive compensation, and Messrs. Adamo, Rand, Friedman and Thomas earned 116 points under the guidelines resulting in the maximum increase of 25 percentage points to the percentage of base salary to be applied in computing their annual incentive compensation.

The annual incentive compensation paid to the Named Executive Officers in 2013 for 2012 is reflected in the Summary Compensation Table. The annual incentive compensation comprised the following percentages of base salary of the Named Executive Officers after giving effect to the additional incentive overlay: Starnes — 165% and Messrs. Adamo, Rand, Friedman and Thomas — 110%. We used the shares of Common Stock reserved for issuance under our 2008 Equity Incentive Plan to fund the stock portion of our annual incentive payments.

Equity Incentive Plan Awards.    The Compensation Committee has granted performance shares to the Named Executive Officers and our senior executives. The performance shares are included in the table as Estimated Future Payments under “Equity Incentive Plan Awards.”

A performance share is the equivalent of one share of Common Stock which becomes vested and non-forfeitable upon the attainment of performance objectives established by the Compensation Committee. The Compensation Committee establishes the performance objectives and the length of the performance period to attain such objectives at the time a performance share is awarded. The Compensation Committee may prescribe different conditions for different participants, but the performance objectives for performance shares awarded to a participant must relate to at least one of the objective criteria listed in the plan. Such criteria may be based on the performance of ProAssurance or a subsidiary or a business segment (either alone or on a comparative basis relative to other companies). The Compensation Committee determines whether the performance objectives for performance shares have been attained at the end of each participant’s performance period, or if one or more interim periods are authorized by the Compensation Committee, at the end of an interim period within the relevant performance period. If the Compensation Committee determines that such performance objectives have been obtained, the participant will be entitled to receive payment for each performance share in an amount equal to the value of one share of our Common Stock on the date of payment. In 2012, the Board of Directors, on the recommendation of the Compensation Committee, granted performance shares to the Named Executive Officers. The performance criteria are described in the discussion under “Executive Compensation — Long-term Incentive Compensation” on page 42 of this proxy statement. The performance shares are payable if any of the performance criteria are met during the three year period ending December 31, 2014, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period.

All Other Stock Awards.    The shares reflected in the table under All Other Stock Awards include RSUs granted under the 2008 Equity Incentive Plan. RSUs are granted as matching grants under the 2011 Stock Ownership Plan and as a component of long term incentive compensation. The RSUs are denominated in shares of stock but no shares of Common Stock are actually issued to a participant at the time the RSUs are granted. The RSUs are payable in cash and shares of stock when they are vested. RSUs vest if a grantee remains continuously employed for a period of three years from date of grant unless sooner accelerated upon a change of control or upon termination of employment by reason of death, disability or termination for good reason.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END(1)

Stock Awards
	Option Awards(1)					Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

W. Stancil Starnes	— — —	— — —	— — —	— — —	— — —	10/4/11-78 10/5/11-110 —	3,291 4,641 —	2/26/10-31,710 2/25/11-31,710 2/27/12-39,637	1,337,845 1,337,845 1,672,285

Edward L. Rand, Jr.	— — — — —	— — — — —	— — — — —	— — — — —	— — — — —	2/26/10 -4,407 2/25/11-4,407 10/5/11-78 2/27/12-4,407 10/5/11-110	185,931 185,931 3,291 185,931 4,641	2/26/10-11,013 2/25/11-11,013 2/27/11-11,013 — —	464,638 464,638 464,638 — —

Victor T. Adamo	— — —	— — —	— — —	— — —	— — —	10/5/11-78 10/5/12-110 —	3,291 4,641 —	2/26/10-19,818 1/25/11-16,527 2/27/12-16,527	836,121 697,274 697,274

Howard H. Friedman	— — — — —	— — — — —	— — — — —	— — — — —	— — — — —	2/26/10 -4,407 2/25/11-4,407 10/5/11-78 2/27/12-4,407 10/5/11-110	185,931 185,931 3,291 185,931 4,641	2/26/10-11,013 2/25/11-11,013 2/27/11-11,013 — —	464,638 464,638 464,638 — —

Darryl K. Thomas	— — — — —	— — — — —	— — — — —	— — — — —	— — — — —	2/26/10 -4,407 2/25/11-4,407 10/5/11-78 2/27/12-4,407 10/5/11-110	185,931 185,931 3,291 185,931 4,641	2/26/10-11,013 2/25/11-11,013 2/27/11-11,013 — —	464,638 464,638 464,638 — —

(1)	We adjusted the number of shares subject to all outstanding grants of share based awards to reflect our two-for-one stock split in December 2012. In addition, outstanding awards of performance shares and RSUs were adjusted to reflect the dilution in the market price of a share of Common Stock that resulted from the special cash dividend paid on December 27, 2012, in the amount of $2.50 per post split share. The table reflects the number of shares as adjusted and the value is based on the post split price for a share of Common Stock on December 31, 2012.

(2)	The Stock Awards not vested reflect the number of RSUs granted under the 2008 Equity Incentive Plan as matching grants under the 2011 Stock Ownership Plan and as long term incentive compensation. The RSUs are denominated in shares of Common Stock but no shares are issued on the date of grant. Each RSU is payable in cash and shares of Common Stock in an amount equal to the market value of a share of Common Stock on the date of vesting. RSUs vest three years after the date of grant if the grantee is continuously employed by ProAssurance or a subsidiary unless vesting is accelerated upon a change of control of ProAssurance or upon termination of employment by reason of death, disability or good reason.

(3)	The Equity Incentive Plan Awards reflect the performance shares granted under the 2008 Equity Incentive Plan. The performance shares vest if ProAssurance achieves performance criteria discussed under “Executive Compensation — Long-term Incentive Compensation” on page 31 of this proxy statement during the three year period commencing on the date of grant, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if any of the performance criteria has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The number of unearned performance shares assumes the Named Executive Officer will earn the maximum number of performance shares.

OPTION EXERCISES AND STOCK VESTED(1)

(During Last Completed Fiscal Year)

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
W. Stancil Starnes	100,000 16,000	3,413,000 576,160	10,000 4,000	(3) (4)	892,800 357,120

Edward L. Rand, Jr.	25,000 12,500 12,500 12,500	1,294,500 519,375 518,125 483,125	5,210 2,085 — —	(3) (4)	465,149 186,149 — —

Victor T. Adamo	15,000 15,000	567,300 542,500	6,250 2,500	(3) (4)	558,000 223,200

Howard H. Friedman	25,000 12,500 25,000 12,500 12,500 12,500	1,388,000 835,000 1,295,500 519,875 518,125 483,125	5,210 2,085 — — — —	(3) (4)	465,149 186,149 — — — —

Darryl K. Thomas	12,500 12,500 —	483,625 482,375 447,375	5210 2085 —	(3) (4)	465,149 186,149 —

(1)	The number of shares are not adjusted for the two-for-one stock split because all options were exercised and/or shares vested before the date of the stock split.

(2)	The Board of Directors granted stock options under the 2004 Equity Incentive Plan prior to 2009. The exercise price for each option was 100% of the market value of a share of our Common Stock on the date of grant. Under the terms of the 2004 Equity Incentive Plan the stock options were exercisable in five equal annual installments. The value realized on exercise of options reflects the difference between the exercise price for the shares of our Common Stock purchased on the exercise of an outstanding option and the market price of such shares of Common Stock based on the closing price of a share of our Common Stock on the NYSE on the date of exercise. Options surrendered in “cashless” exercises are valued in this table as if they were exercised and sold on the date of exercise.

(3)	These “shares acquired on vesting” consist of performance shares previously granted under the 2008 Equity Incentive Plan that vested in 2012 upon satisfaction of the performance criteria at the end of the performance period. The value realized reflects the market price of the vested shares on the date of vesting. Performance shares were paid in shares and Common Stock net of the cash required for withholding.

(4)	These “shares acquired on vesting” consist of RSUs previously granted under the 2008 Equity Incentive Plan that vested in 2012 upon satisfaction of the restricted period. The value realized reflects the market price of the vested shares on the date of vesting. RSUs were paid in shares and Common Stock net of the cash required for withholding.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)*	Aggregate Balance at Last FYE ($)
W. Stancil Starnes	57,018	57,018	72,216	—	702,027
Edward L. Rand, Jr.	26,000	19,698	49,367	—	406,059
Victor T. Adamo(2)	39,000	20,000	180,376	—	2,617,050
Howard H. Friedman	91,000	23,009	108,037	—	882,054
Darryl K. Thomas	140,000	18,622	120,969	—	1,249,074

(1)	Registrant contributions are included in “Other Compensation” to Executives in the Summary Compensation Table.

(2)	As discussed under the caption “Employment and Severance Agreements,” we terminated Mr. Adamo’s Severance Agreement on December 31, 2010, and entered into a Deferred Compensation Plan and Agreement pursuant to which we established a deferred compensation account for Mr. Adamo in the sum of $1,680,000 which represents a mutually agreed reduction to the cash severance compensation that would be due to Mr. Adamo under his Severance Agreement if he had elected to terminate his employment in 2010. The deferred compensation will be payable upon termination of his employment and the satisfaction of certain conditions in the Agreement. Payment of the deferred compensation is conditioned upon Mr. Adamo’s execution of a release of claims against ProAssurance and its subsidiaries at the time of termination of his employment. Further, Mr. Adamo has agreed not to compete with the business of ProAssurance and its subsidiaries for a period of three years after the termination of his employment.

Effective January 1, 2005, we adopted the Executive Nonqualified Excess Plan of ProAssurance Group (the “Deferred Compensation Plan”), for the benefit of eligible employees and directors. The employees eligible to participate in the plan are Vice Presidents and above of ProAssurance and any other employees whose annual compensation exceeds $95,000 (adjusted for future cost of living increases made to the similar dollar limit that applies to the definition of “highly compensated employee” found in the Internal Revenue Code).

Under the Deferred Compensation Plan, an eligible employee may elect to defer up to 75% of his or her base salary. A director may elect to defer up to 100% of his or her director fees or other cash compensation. Effective January 1, 2006, we amended our Deferred Compensation Plan to provide for additional matching employer contributions on behalf of employees whose base compensation exceeds our qualified plan’s compensation limit. For these employees, we match salary reductions in an amount up to 10% of the amount by which their base compensation exceeds the compensation limit.

Deferred amounts are contributed to the Deferred Compensation Plan and contributions are credited with deemed investment earnings as if they were invested in one or more designated mutual funds pursuant to an investment election made by the participants as of the date of deferral. Distributions under the plan are made upon termination of employment or service, death, disability, or upon a change of control. Distributions are made in a lump sum or annual installments over a period not exceeding 10 years as elected by the participant. A separate distribution election can be made with respect to each year’s deferrals and matching contributions.

Employment and Severance Agreements

The Board of Directors elected W. Stancil Starnes as Chief Executive Officer effective July 1, 2007. In connection with his employment as Chief Executive Officer, we entered into an employment agreement with Mr. Starnes effective May 1, 2007, which provided for the following:

•	a term of five years that extends automatically for an additional term of five years on each July 1 until July 1, 2013 (at which time the term will not be extended and will expire on July 1, 2018);

•	a minimum base salary of $750,000 subject to annual increases at the discretion of the Board of Directors;

•

annual incentive compensation equal to 100% of base salary for 2007 (pro rata) and at least 100% of base salary for 2008; annual incentive compensation after 2008 is based entirely on performance criteria established by the Board of Directors consistent with the criteria for other senior executive officers;

•	one-time grant of options to purchase 100,000 shares of Common Stock at an exercise price equal to 100% of the market value on the effective date of July 2, 2007;

•

annual grant of equity compensation having an aggregate value of at least $500,000 based on the method ProAssurance uses to calculate compensation expense with respect to such awards for financial reporting purposes;

•	perquisites consistent with those provided to the prior Chief Executive Officer, including without limitation, up to 50 hours of personal use on the corporate airplane; and

•	severance payments upon a termination of employment and payments upon a change of control as discussed in more detail under the caption “Payments on Termination and Change of Control.”

Payments on Termination and Change of Control

The employment agreement with Mr. Starnes provides for severance benefits under certain circumstances. We have also entered into a Release and Severance Compensation Agreement (a “Severance Agreement”) with each of Messrs. Rand, Friedman, and Thomas and several other key executives, and a Deferred Compensation Plan and Agreement with Mr. Adamo, which provides for benefits upon the termination of Mr. Adamo’s employment.

Named Executive Officers Covered by Employment Agreements

Mr. Starnes is entitled to severance compensation in an amount equal to his current base salary for the remaining term of his employment agreement if we terminate his employment without cause or if he resigns for good reason. Mr. Starnes’ five-year term automatically renews until 2013, at which time the termination date is fixed in 2018. Good reason includes demotion, relocation and material reduction in base salary or incentive compensation opportunities. His employment agreement automatically terminates upon the occurrence of a change of control and provides for the payment of an amount equal to the severance compensation that would be due if the executive had resigned for good reason upon the change of control transaction.

On December 1, 2010, our Board of Directors adopted a resolution directing ProAssurance and its subsidiaries not to execute any new agreements with executive officers that include any “single-trigger” change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of ProAssurance. This resolution will not change, alter or amend the current employment agreement with Mr. Starnes because the policy does not apply to any employment agreement or other agreement that was in effect prior to December 1, 2010.

Named Executive Officers Covered by Severance Agreements

We have entered into Severance Agreements with Messrs. Rand, Friedman, and Thomas that provide severance benefits if we terminate their employment without cause or if they voluntarily resign for “good reason.” They may assert good reason for, among other reasons, a material reduction in compensation or position and change in location of employment. In addition, the termination of the Severance Agreements prior to the executive reaching 65 years of age will constitute good reason.

Absent a change of control transaction, each of Messrs. Rand, Friedman, and Thomas is entitled to severance compensation in an amount equal to the sum of his annual base salary and his average annual incentive compensation (generally calculated as the average of the prior three years).

The Severance Agreements were revised effective January 1, 2008 to provide additional severance benefits after a change of control. Each of them will receive severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation and reimbursement for the continuation of health benefits for up to eighteen months upon satisfaction of the following “double trigger” requirements:

•	a change of control of ProAssurance occurs; and

•	we or our successor terminate the executive’s employment without cause or the executive resigns for good reason, in either case within two years after the change of control.

Named Executive Officer Covered by a Deferred Compensation Plan and Agreement

Prior to December 31, 2010, Mr. Adamo was party to a Severance Agreement with us that was similar to the Severance Agreements for Messrs. Rand, Friedman, and Thomas and other senior executives, except that, absent a change of control transaction, Mr. Adamo was entitled to severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation. Also, the Severance Agreement with Mr. Adamo permitted him, until December 31, 2010, to unilaterally elect to terminate his employment for any reason, including a change of control, and receive severance benefits. Subsequent to December 31, 2010, Mr. Adamo’s agreement was to function in the same manner as described for Messrs. Rand, Friedman, and Thomas , except as described above.

Under the terms of his Severance Agreement, had Mr. Adamo elected to terminate his employment prior to December 31, 2010, we would have been required to pay him cash severance compensation in the amount of approximately $1,934,896. Effective December 31, 2010, we agreed to terminate Mr. Adamo’s severance agreement, and we entered into a Deferred Compensation Plan and Agreement with Mr. Adamo. the deferred compensation Plan and Agreement provides for the establishment of a deferred compensation account for Mr. Adamo in the amount of $1,680,000. The deferred compensation is payable to Mr. Adamo upon termination of his employment and the satisfaction of certain conditions in the Deferred Compensation Plan and Agreement. Mr. Adamo has the right to direct the investment of the severance amount, and the cumulative investment earnings and losses will be included in the amount payable upon termination. Since December 31, 2010, Mr. Adamo has been employed by ProAssurance as an “at-will” employee and is expected to retire during 2013.

Provisions Applicable to Employment Agreements, Severance Agreements and Deferred Compensation Plan and Agreement

The terms of the employment agreement with Mr. Starnes and the Severance Agreements with Messrs. Rand, Friedman, and Thomas require us to reimburse them if they are required to pay the excise tax imposed on change of control benefits deemed to be “excess parachute payments” under Code Section 280G. If the payments made to an executive by reason of a change of control are deemed to be excess parachute payments and are subject to the excise tax imposed by Internal Revenue Code Section 4999, we will pay the executive such amount as will allow the executive to be fully reimbursed for all payments incurred by reason of the imposition of the excise tax and for all income taxes attributable to such reimbursement.

On December 1, 2010, our Board adopted a resolution directing ProAssurance and its subsidiaries not to execute any new agreements with executive officers that include a gross-up for the excise tax imposed by Code Sections 280G and 4999, or an obligation to reimburse executive officers for such excise tax. The Board’s action will not change, alter or amend the gross-up provisions in our current agreements with executives because the policy does not apply to any employment agreement, or other agreement that was in effect prior to December 1, 2010. The Deferred Compensation Plan and Agreement with Mr. Adamo does not include an obligation to reimburse for excise taxes on parachute payments.

The employment agreement with Mr. Starnes, each of the Severance Agreements, and the Deferred Compensation Plan and Agreement with Mr. Adamo require the terminated executive to release us from all claims relating to his employment as a condition to the provision of severance benefits. These agreements also include a covenant that obligates the executive not to compete with us for a period after termination that is equal in duration to the number of months that the base salary is payable to the executive as severance compensation (exceptions are three-year periods for Mr. Starnes under his employment agreement and Mr. Adamo under his Deferred Compensation Plan and Agreement). The severance compensation is payable in equal monthly installments over a period that is at least equal in duration to the duration of the covenant not to compete. If an executive violates the covenant not to compete, ProAssurance may terminate future installment payments of severance compensation. Payment of severance compensation to Mr. Starnes is accelerated and payable in lump sum upon a change of control under his employment agreement.

The following table sets forth the amounts payable to the Named Executive Officers upon termination of their employment by reason of retirement or voluntary termination, death or disability, involuntary termination (termination by ProAssurance without cause and by the executive for good reason) and upon a change of control. The table assumes payment as if the termination of employment or change of control occurred on December 31, 2012:

	Retirement or Voluntary Termination	Death or Disability	Involuntary Termination(1)	Involuntary Termination After Change of Control(1)	Change of Control
	$	$	$	$	$
W. Stancil Starnes
Cash Severance-Annual Salary	—	—	3,873,825	3,873,825	3,873,825
Cash Severance-Average Annual Incentive	—	—	—	—	—
Equity Compensation Vesting(2)	1,776,490	3,478,194	1,776,490	3,478,194	3,478,194
Deferred Compensation(3)	420,973	420,973	420,973	420,973	420,973
Medical Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	—	—

TOTAL	2,197,463	3,899,167	6,071,288	7,772,992	7,772,992
Edward L. Rand, Jr.
Cash Severance-Annual Salary	—	—	446,980	893,960	—
Cash Severance-Average Annual Incentive	—	—	427,037	854,074	—
Equity Compensation Vesting(2)	987,365	1,673,509	987,365	1,673,509	1,673,509
Deferred Compensation(3)	211,479	211,479	211,479	211,479	211,479
Medical Benefits	—	—	26,154	26,154	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	1,198,844	1,884,987	2,109,015	3,669,175	1,884,097
Victor T. Adamo
Cash Severance-Annual Salary	—	—	—	—	—
Cash Severance-Average Annual Incentive	—	—	—	—	—
Equity Compensation Vesting(2)	1,037,059	1,784,616	1,037,059	1,784,616	1,784,616
Deferred Compensation(3)	2,088,753	2,088,753	2,088,753	2,088,753	2,088,753
Medical Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	—	—

TOTAL	3,125,812	3,873,369	3,125,812	3,873,369	3,873,369
Howard H. Friedman
Cash Severance-Annual Salary	—	—	480,090	960,180	—
Cash Severance-Average Annual Incentive	—	—	458,662	917,325	—
Equity Compensation Vesting(2)	987,365	1,673,509	987,365	1,673,509	1,673,509
Deferred Compensation(3)	328,247	328,247	328,247	328,247	328,247
Medical Benefits	—	—	26,154	26,154	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	1,315,612	2,001,755	2,290,519	3,915,414	2,001,755
Darryl K. Thomas
Cash Severance-Annual Salary	—	—	436,219	872,438	—
Cash Severance-Average Annual Incentive	—	—	416,750	833,499	—
Equity Compensation Vesting	987,365	1,673,509	987,365	1,673,509	1,673,509
Deferred Compensation(3)	386,836	386,836	386,836	386,836	386,836
Medical Benefits	—	—	26,154	26,154	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	1,374,202	2,060,345	2,264,324	3,802,436	2,060,345

(1)	Involuntary termination of employment does not include termination of employment of the executive when we terminate for cause or when the executive terminates without good reason. On any such event, no cash severance compensation will be paid to the executive and all unvested options, grant shares and performance shares will be forfeited. The executive will receive all of his account in the Deferred Compensation Plan.

(2)	The value of the acceleration of equity compensation benefits is calculated to reflect our accounting expense for the unvested performance shares and stock awards that have not been earned for financial reporting purposes. The value of the unvested awards is based on the market value of a share of Common Stock of $42.19 based on the closing price on the NYSE on December 31, 2012. We adjusted the number of shares to reflect the two-for-one stock split and special cash dividend effected in December 2012 and calculated the number of shares based on the target achievement levels since the unvested performance shares and stock awards have not been earned yet; therefore, it is possible that the actual amounts could be higher or lower, or that the performance criteria is not achieved so that no amount is payable. We disclose the threshold, target and maximum achievement levels in the table under the caption “Grants of Plan-Based Awards” on page 53 of this proxy statement.

(3)	Reflects only the employer contributions that we contributed for the account of the executive under the Deferred Compensation Plan and all earnings (losses) that have accrued on the executive’s account, except the amount for Mr. Adamo includes the amount the Company contributed to his Deferred Compensation Plan and Agreement. The executives will be entitled to return of the contributions contributed to the plan as a deferral of executive’s then current compensation. The amount in the table excludes benefits that are payable upon retirement under our qualified retirement plan.

DIRECTOR COMPENSATION

(During Last Completed Fiscal Year)

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Non- Equity Incentive Plan Compensat ion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Lucian F. Bloodworth	55,000	60,872	—	—	—		115,872
Jerry D. Brant(1)	—	—	—	—	—		—
Robert E. Flowers	61,333	60,872	—	—	—		122,205
M. James Gorrie	29,667	55,918	—	—	—		85,585
William J. Listwan	46,000	60,872	—	—	44,000	(3)	150,872
John J. McMahon, Jr.	44,000	60,872	—	—	—		104,872
Drayton Nabers, Jr.	59,000	60,872	—	—	—		119,872
Ann F. Putallaz	57,000	60,872	—	—	—		117,872
Frank A. Spinosa	31,667	55,918	—	—	—		87,585
Anthony R. Tersigni	32,667	55,918	—	—	—		88,585
Thomas A.S. Wilson, Jr.	29,667	55,918	—	—	—		85,585
William H. Woodhams(1)	15,333	—	—	—	—		15,333
Wilfred W. Yeargan, Jr.(1)	16,500	—	—	—	—		16,500

(1)	Drs. Woodhams and Yeargan received compensation for their service as directors until their terms expired at the annual meeting held on May 16, 2012. Dr. Brant resigned as a director on March 30,2012, and did not receive separate compensation for his service as a director. Dr. Brant received compensation for service as president of PICA, a subsidiary of ProAssurance, until his retirement on April 2,2012, at which time he became entitled to severance and other compensation as disclosed under “Transactions with Related Persons” on page 69 of this proxy statement.

(2)	Includes 635 shares of Common Stock granted to the directors whose terms commenced on May 16, 2012 as stock awards under the 2008 Equity Incentive Plan. The closing price of a share of Common Stock on the NYSE on that date was $88.06. Also includes 55 RSUs granted to the directors participating in the 2011 Stock Ownership Plan on October 5, 2012. Each RSU is valued at $90.07 which was the closing price of a share of Common Stock on the NYSE on October 5, 2012. Mr. Gorrie and Drs Spinosa, Tersigni, and Wilson were not eligible to receive RSUs under the 2011 Stock Ownership Plan in 2012.

(3)	ProAssurance has engaged Dr. Listwan to provide consulting services to ProAssurance and ProAssurance Wisconsin Insurance Company, which was recently merged into ProAssurance Casualty Company, in consideration of an annual retainer of $44,000.

Non-management directors received an annual retainer of $28,000 in 2012 which will increase to $40,000 in 2013. In addition to this annual retainer, the Chairman of the Audit Committee received an additional annual retainer in 2012 of $14,000 which will increase to $20,000 in 2013; the other members of the Audit Committee received an additional annual retainer of $8,000 in 2012 which will increase to $10,000 in 2013. The Chairman of the Compensation Committee received an additional annual retainer in 2012 of $5,000 which will increase to $10,000 in 2013. The Lead Director received an additional retainer of $15,000 per annum beginning in 2012 and it will continue at the same amount for 2013. The Chairman of the Nominating /Corporate Governance Committee did not receive an additional retainer in 2012 but will receive an additional retainer of $10,000 in 2013.

Independent directors also receive meeting fees in the amount of $2,000 for each day the director attends a board meeting and $1,000 for attendance at committee meetings that are not held on the same day as board meetings (each meeting fee is increased by $1,000 for non-management directors who are required to travel to the meeting). Directors are eligible to participate in the 2011 Stock Ownership Plan.

Our Board of Directors has adopted the ProAssurance Corporation Director Deferred Stock Compensation Plan to facilitate director stock compensation approved by the Compensation Committee. If granted by the Compensation Committee, the stock compensation is payable in whole shares of our Common Stock with a total value not to exceed the amount fixed by the Compensation Committee. The award is calculated using the NYSE closing price of a share of our Common Stock on the date of our annual meeting. In 2012, the dollar value of the stock award for each director was $55,918. Shares are payable from the shares reserved for issuance under the 2008 Equity Incentive Plan. Under the terms of the Director Deferred Stock Compensation Plan, our directors may elect either to receive the shares of Common Stock currently or to defer the receipt of the shares until their service as a director has ended.

Risk Management in Relation to Compensation Policies and Practices

ProAssurance through its insurance subsidiaries principally provides professional liability insurance for providers of healthcare service, and to a lesser extent, providers of legal and other professional services in the United States in a single reportable segment. Short term incentive compensation as well as long-term incentive compensation for the executive officers and key employees of ProAssurance is provided under guidelines established under incentive plans approved by our shareholders and reviewed annually by the Compensation Committee.

The performance objectives used to measure achievement under these incentive compensation plans involve a mix of performance measures that are commonly used by public companies in the insurance industry, which include the following: book value/share growth; return on equity; combined ratio; retention; new premium; and stock performance against a nationally recognized index. These performance measures are weighted with the intent that a balance among the various measures is required to achieve maximum incentive compensation, thereby avoiding undue focus on any one of the objective criteria. A description of the performance measures used in our incentive plans and a discussion of the risks associated with each of them and the factors mitigating against the described risks are included in this proxy statement under the caption “Executive Compensation—Compensation Discussion and Analysis” beginning on page 37.

Our Compensation Committee analyzed the risks inherent in our incentive compensation plans at meetings held on February 20, 2012 and February 18, 2013, in connection with its evaluation of the incentive compensation to be awarded to our key employees for 2012 and 2013, respectively. As part of its duties as the Compensation Committee’s independent compensation consultant, Total Compensation Solutions assisted the Compensation Committee in its evaluation of the risks associated with our incentive compensation plans. For each year, based on information provided by Total Compensation Solutions and its own analysis, the Compensation Committee found that the goals and incentives used in our incentive compensation plans are reasonable; are related to the sound financial management of ProAssurance and its subsidiaries; are generally consistent with past practice and industry practices; and do not present unnecessary or excessive risk that could threaten the value of ProAssurance in any material respect.

While all of our executive officers are compensated through the mixture of base salary, short-term incentive compensation and long-term incentive compensation as described under the caption “Executive Compensation—Compensation Discussion and Analysis” beginning on page 37 of this proxy statement, we have a limited number of employees who are directly engaged in sales activity and receive a significant portion of their compensation in the form of commission payments for new and renewal business. The payment of commissions based solely on the production of business presents a risk of writing unprofitable business in order to obtain a commission. This risk is mitigated by the fact that the decision as to whether business will be written is made by our underwriting staff whose compensation is not commission based and whose incentive compensation, if any, is based on multiple performance measures under one or more of our previously described incentive plans.

We recognize that the performance measures under our incentive compensation plans are predominantly based on the financial information included in our financial statements and reports. There is a risk that incentive compensation could be paid based on erroneous financial information if our financial statements should be found to be inaccurate in any material respect. In December 2010 our Board of Directors adopted a recoupment policy pursuant to which our executives must agree to pay back incentive compensation to the extent that such compensation is based on incorrect financial information derived from financial statements that are subsequently required to be restated.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We have no present knowledge of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Owners of More than 5% of Our Common Stock

Stockholders	Amount & Nature of Beneficial Ownership	Percent of Class(1)
T. Rowe Price Associates, Inc.(3)	4,400,548	7.1%
100 East Pratt Street
Baltimore, Maryland 21202

The Vanguard Group, Inc.(4)	3,448,633	5.61%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc.(2)	3,447,564	5.61%
40 East 52nd Street
New York, New York 10022

(1)	Based on ownership percentages reported in the filings on Schedule 13G detailed below. All share amounts and percentages reflect the two-for-one stock split effective on December 27, 2012.

(2)	In a Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc., an investment adviser, disclosed that, as of December 31, 2012, it had sole voting power with respect to 1,207,160 shares of Common Stock and sole dispositive power with respect to 4,400,548 shares of Common Stock. In its Schedule 13G, T. Rowe Price Associates, Inc. indicated that these securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc., which owns 3,174,200 shares, representing 5.1% of our Common Stock outstanding, which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	In a Schedule 13G filed with the SEC, The Vanguard Group, Inc., an investment adviser, disclosed that, as of December 31, 2012, it had sole voting power with respect to 43,380 shares of Common Stock, sole dispositive power with respect to 3,407,653 shares of Common Stock and shared dispositive power with respect to 40,980 shares of Common Stock. Vanguard Fiduciary Trust Company (a wholly-owned subsidiary of The Vanguard Group, Inc.) is the beneficial owner of 40,980 shares, representing 0.06% of our Common Stock outstanding, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (a wholly-owned subsidiary of The Vanguard Group, Inc.) is the beneficial owner of 2,400 shares, representing 0.0% of our Common Stock outstanding, as a result of its serving as investment manager of Australian investment offerings.

(4)	In a Schedule 13G filed with the SEC, BlackRock, Inc., a parent holding company, disclosed that, as of December 31, 2012, it had sole voting power and sole dispositive power with respect to 3,447,564 shares of Common Stock.

Ownership by Our Directors and Executive Officers

The following table sets forth, as of March 22, 2013, information regarding the ownership of Common Stock by:

•	our executive officers named in the Summary Compensation Table under “Executive Compensation,” which we refer to as the “Named Executive Officers;”

•	our directors and director nominees; and

•	all of our directors and executive officers as a group.

Stockholders	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Directors
Victor T. Adamo(2)	120,138	*
Lucian F. Bloodworth	21,710	*
Robert E. Flowers	70,136	*
James M. Gorrie	2,270	*
William J. Listwan	25,876	*
John J. McMahon, Jr.	23,540	*
Drayton Nabers, Jr.(3).	12,792	*
Ann F. Putallaz	39,638	*
Frank A. Spinosa	1,270	*
W. Stancil Starnes(2)	214,462	*
Anthony R. Tersigni	3,270	*
Thomas A. S. Wilson, Jr	1,270	*

Other Named Executive Officers
Howard H. Friedman (4)	219,032	*
Edward L. Rand, Jr.	85,772	*
Darryl K. Thomas (5)	165,066

All Directors, Director Nominees and Executive Officers as a Group (20 Persons)(5)	1,010,476	2.0%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. The information excludes restricted stock units and performance shares granted to executive officers. No executive officer holds unexercised stock options.

(2)	Includes 42,000 shares held in trust for the benefit of Mr. Adamo’s family.

(3)	Includes 160 shares held for the account of Mr. Nabers in a retirement plan.

(4)	Includes 346 shares held in an individual retirement account for Mr. Friedman’s spouse.

(5)	Includes 2640 shares beneficially held for the account of Mr. Thomas and 6,690 shares beneficially held for the account of all executive officers and directors as a group in ProAssurance’s Retirement Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC, which are called Section 16 Reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16 Reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.ProAssurance.com.

Based on a review of the copies of such Section 16 Reports we received, and on written representations from our reporting persons, we believe that our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during fiscal year 2012, except that Dr. Listwan filed a late report in reporting a gift in August 2012.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Ethics and Conduct addresses conflicts of interest that arise when an employee or member of his or her family receives a personal benefit in a transaction involving ProAssurance or a subsidiary. Generally, employees are required to report any situation involving an actual or potential conflict of interest to ProAssurance for a determination of whether it involves a permissible conflict of interest. The Code of Ethics and Conduct provides specific guidance as to the following situations:

•

Employees are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of ProAssurance’s information or position, (ii) using ProAssurance’s property, information or position for personal gain and (iii) competing with ProAssurance.

•

If ProAssurance or a subsidiary does business or considers doing business with a company in which an employee or member of his or her family is employed or has a material financial or other interest, the employee must disclose the interest to his or her supervisor if he or she is aware of the proposed business relationship and refrain from participating in the approval process.

•

If an employee participates in religious, charitable, educational or civic activities, good judgment must be exercised to abstain from involvement in activities which would present a conflict of interest or interfere with responsibilities to or the reputation of ProAssurance.

ProAssurance adopted written policies and procedures for the review, approval or ratification of personal travel on corporate aircraft effective December 1, 2006. Pursuant to ProAssurance’s policies and procedures for the approval of personal travel on corporate aircraft, which we refer to in this proxy statement as the Policies and Procedures for Personal Use of Aircraft, senior executive officers, directors and such other employees of ProAssurance or its subsidiaries as may be designated by the Chief Executive Officer may use the corporate aircraft for personal travel if the aircraft is not otherwise required for business-related travel, upon reasonable notice to the Chief Executive Officer. As used in the Policies and Procedures for Personal Use of Aircraft, personal travel includes travel for entertainment, amusement or recreational purposes as described in Internal Revenue Service Notice 2005-45.

The Compensation Committee of the Board of Directors will establish, after reviewing the cost of the personal travel, the number of flight hours for which the Chief Executive Officer may use the corporate aircraft for personal travel in the succeeding twelve month period without further approval of the Committee. The Compensation Committee has established the number of aggregate flight hours for which all other authorized users may use the corporate aircraft for personal travel during the succeeding twelve months with the approval of the Chief Executive Officer as follows: 50 flight hours each for personal travel by the Chief Executive Officer and 20 flight hours for personal travel by other authorized users in the aggregate. The Chief Executive Officer must get the prior approval of the Compensation Committee before approving any personal travel which exceeds the aggregate limit. The Compensation Committee may delegate to any of its members the authority to approve requests for personal travel in excess of established limits. Both the Compensation Committee and the Chief Executive Officer are responsible for applying the Policies and Procedures for Personal Use of Aircraft.

During 2012, Dr. Brant received $188,894.67 as compensation (for salary and accrued vacation) for his service as president of PICA, a subsidiary of ProAssurance, and for service on our Board of Directors through his date of retirement. Dr. Brant resigned as a director on March 30, 2012, and entered into a new severance agreement for a term of three years following the expiration of the term of his employment agreement on April 2, 2012. The terms of the severance agreement, which were fixed at the time of the execution of the employment agreement in connection with our acquisition of PICA in 2009, permitted Dr. Brant to unilaterally elect to terminate his employment for any reason and provided for the payment of severance benefits if Dr Brant elected to terminate his employment or if we terminated his employment without cause. As expected, Dr. Brant elected to retire immediately after the execution of his severance agreement. Upon his retirement and the execution of the required release of claims, his severance agreement provided for payment of severance compensation to Dr. Brant in an amount equal to three times his then current base salary of $540,772 per annum and COBRA benefits for 18 months. We agreed to increase Dr Brant’s severance compensation by $300,000 in consideration for his cooperation in the transition of the leadership at PICA and his agreement to extend the term of his covenant not to compete for an additional 12 months. His severance compensation in the sum of $1,912,962 is payable in 36 monthly installments through March 2015, and unpaid installment payments are subject to forfeiture should Dr Brant breach the covenant not to compete included in the severance agreement. We agreed to pay Dr. Brant a cash payment of $19,368 in lieu of providing him COBRA benefits under the terms of his severance agreement. The payments under his severance agreement were in addition to vested benefits that Dr. Brant earned during his employment with PICA and with ProAssurance under employee benefit plans which included his annual incentive compensation for 2011 in the amount of $366,356.37; performance shares having a value of $817,008 which vested upon his retirement in accordance with the terms of our 2008 Equity Incentive Plan; payments of vested benefits to which Dr. Brant was entitled under our non-qualified deferred compensation plan in the amount of $21,177; and payment of benefits in his account under our 401(k) retirement plan. In addition, Dr Brant was entitled to payment of benefits that accrued during his employment with PICA prior to our acquisition of PICA in 2009, which included payment of vested benefits having an aggregate value of $1,576,478 to which Dr. Brant was entitled under PICA’s two non-qualified deferred compensation plans and delivery of a life insurance policy on the life of Dr. Brant in the amount of $250,000 that PICA obtained prior to the acquisition and that had a cash value of $89,862 at the time of his retirement.

In 2012, the Nominating/Corporate Governance Committee adopted the Procedures for Evaluation of Reportable Related Party Transactions. The procedures provide a framework for evaluating any transaction that the Company determines would be required to be publicly disclosed by Item 404(a) of Regulation S-K, and apply to directors, nominees for directors, executive officers and certain persons related to any of the foregoing (related parties). The procedures are administered by the Company’s general counsel acting as Corporate Compliance Officer. The general counsel monitors compliance and reviews annually a completed questionnaire from each director, nominee for director and executive officer that sets forth certain business and other affiliations that relate to the business and activities of the Company. The general counsel reports any related party transaction he becomes aware of to the Nominating/Corporate Governance Committee. The committee must evaluate the transaction to determine whether it is fair and reasonable to the Company, and should also evaluate the impact the transaction will have on a director’s independence, if applicable.

As discussed in further detail under “Independent Directors” beginning on page 7 of this proxy statement, ProAssurance had transactions in 2012 in which two of directors, Anthony R. Tersigni, Ed.D., FACHE and Frank A. Spinosa, M.D., had or will have a direct or indirect material interest. Dr. Tersigni is the Chief Executive officer of Ascension Health Alliance, whose subsidiary Ascension Health entered a Program Agreement with ProAssurance (the “Program”) pursuant to which a branded joint insurance program was created to insure the professional liability of certain physicians and healthcare providers affiliated with the Ascension Health Alliance health system. During 2012, ProAssurance’s insurance subsidiaries wrote premiums through the Program and ProAssurance paid a reinsurance premium to AHIL (defined and discussed under “Independent Directors” on page 7 of this proxy statement), and AHIL paid to ProAssurance a ceding commission. The amounts of such payments are discussed in detail under “Independent Directors.” Dr. Spinosa serves as a member of the Board of Trustees and as Vice President of the American Podiatric Medical Association (the “Association”), and is President-Elect. The Association and PICA are parties to a License Agreement effective March 1, 2011 (the “License Agreement”), pursuant to which PICA is required to pay the Association amounts as discussed in detail under “Independent Directors” on page 7 of this proxy statement.

PROPOSALS OF STOCKHOLDERS

Stockholder Nominations for Directors

Our By-Laws require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give us written notice of his or her intent not later than December 1 in the year preceding the annual meeting or such other date as may be established by our Board of Directors for a particular annual meeting by prior written notice to the stockholders. The stockholder’s notice must set forth:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Board of Directors solicited proxies for the election of such nominee at the meeting; and

•	the consent of each nominee to serve as a director of ProAssurance if so elected.

Stockholder Proposals for our 2014 Annual Meeting

If you wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2014 annual meeting, you must submit your proposal in proper form (in accordance with the SEC Rule 14a-8), to our Secretary on or before December 6, 2013, in order for the proposal to be considered for inclusion in the proxy statement for the 2014 annual meeting of stockholders.1 Simply submitting a proposal does not guarantee its inclusion, as the rules of the SEC make clear. The stockholder’s notice must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;

•	the name and address of the stockholder who intends to propose such matter or matters;

•

a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters;

•	any material interest of the stockholder in such matter or matters; and

•

a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice.

The notice and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

[1]	Our By-Laws require any stockholder who desires to propose any business at the annual meeting of stockholders (other than the election of directors) to give us written notice not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered or such other date as may be established by the Board of Directors for a particular annual meeting by written notice to the stockholders or in a report or proxy statement filed with the SEC. This date is superseded by the SEC deadline.

OTHER MATTERS

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Directors

We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our directors. Any person, whether or not an employee, who has a concern about the conduct of ProAssurance or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to the members of the Audit Committee by using any of the methods described in the Corporate Governance section on our website at www.ProAssurance.com. Additionally, any person may communicate directly with our independent directors by sending an e-mail to IndependentDirector@ProAssurance.com. Further information on the procedure for these communications is available in the Corporate Governance section of our website at www.ProAssurance.com.

Important Notice Regarding Delivery of Stockholder Documents

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in ProAssurance that are held in street name with a broker, you may have received householding notification directly from your broker. If so, please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and which to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by ProAssurance under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), as well as the exhibits to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

EXHIBIT A

PROASSURANCE CORPORATION

2014 ANNUAL INCENTIVE COMPENSATION PLAN

(Adopted              , 2013)

1.	PURPOSE.

The purpose of the 2014 Annual Incentive Compensation Plan (the “Plan”) is to maximize the efficiency and effectiveness of operations of ProAssurance Corporation (the “Company”) by providing significant incentive compensation opportunities to selected key employees of the Company and its subsidiaries. The Plan is intended to:

•	attract, retain and motivate key employees;
•	relate compensation to performance;
•	shift a portion of compensation expense from fixed to variable form;
•	reinforce holding company and insurance company objectives for profitable growth and continuation of a sound overall financial and operating management.

The annual incentive awards assume a base salary program that is competitive in the market. Annual incentive award payments made under the Plan are in addition to base salary.

The Plan is designed to assure that amounts paid to certain executive officers of the Company will not fail to be deductible by the Company for federal income tax purposes because of the limitations imposed by Section 162(m).

2.	DEFINITIONS.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a) “Board” shall mean the Board of Directors of ProAssurance Corporation.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(c) “Committee” shall mean the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors, each of whom shall be determined by the Board to be independent in accordance with the requirements of the New York Stock Exchange and shall be an “outside director” within the meaning of Section 162(m), and a “non-employee director” within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934.

Exhibit A-1

(d) “Company” shall mean ProAssurance Corporation and its subsidiaries.

(e) “Covered Employee” shall mean any Participant designated by the Committee to receive incentive compensation under the Plan as qualified performance based compensation within the meaning of Section 162(m) and the regulations promulgated thereunder.

(f) “Executive Officer” shall mean the Company’s chief executive officer, chief financial officer, all Section 16(b) officers (under the Securities Exchange Act of 1934, as amended) and all other senior officers whose compensation is individually reviewed by the Committee.

(g) “Fair Market Value” on any date shall mean: (i) if the Shares are actively traded on any national securities exchange or reported on the New York Stock Exchange (NYSE) on a basis which reports closing prices, the closing sales price of the Shares on the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding day on which it was open; (ii) if the Shares are not traded on any national securities exchange, the average of the closing high bid and low asked prices of the Shares on the over-the-counter market on the day such value is to be determined, or in the absence of closing bids on such day, the closing bid on the next preceding day on which there were bids; or (iii) if the Shares also are not traded on the over-the-counter market, the Fair Market Value as determined in good faith by the Committee based on such relevant facts as may be available to the Committee, which may include opinions of independent experts, the price at which recent sales have been made, the book value of the Shares, and the Company’s current and future earnings.

(h) “Participant” shall mean those executive officers and other key employees of the Company who the Committee designates as participants under the Plan.

(i) “Plan” shall mean the ProAssurance Corporation 2014 Annual Incentive Compensation Plan (Adopted             , 2013), as set forth herein and as may be amended from time to time.

(j) “Recoupment Policy” shall mean the ProAssurance Corporation Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments effective as of December 1, 2010.

(k) “Section 162(m)” shall mean Section 162(m) of the Code.

(l) “Shares” shall mean shares of the common stock of the Company, par value $0.01 per share.

(m) “2 1/2 Month Period” shall mean as soon as practical after award amounts are no longer subject to a substantial risk of forfeiture, but in no event later than the 15th day of the third month following the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

Exhibit A-2

3.	ELIGIBILITY.

The Committee shall have the authority to make annual incentive awards to Executive Officers and key employees of the Company who are designated by the Committee in an applicable year and who are continuously employed by the Company from the date of designation by the Committee for the then current year through and including the date that the Committee determines the amount to be paid as annual incentive compensation for said year, if any, as herein provided. The level of incentive awards shall be based on the position and responsibilities of the key employee and the opportunity of such key employee to contribute to the Company’s profitability.

4.	ADMINISTRATION.

(a)        Authority.    The Committee shall have the authority and discretion to: (i) designate Participants; (ii) establish performance objectives for the calendar year; (iii) establish the level of annual incentive compensation for Participants if the performance objectives are met or exceeded; (iv) certify whether established performance objectives have been obtained; (v) determine whether and to what extent annual incentive compensation may be settled in cash or Shares or a combination thereof; (vi) establish, adopt or revise any rules, guidelines or procedures as it may deem necessary or advisable to administer the Plan; and (viii) make all decisions and determinations that may be required under the Plan or as the Committee deems necessary to administer the Plan.

(b)        Administration of the Plan.    The Committee shall administer and interpret the Plan, provided that, in no event shall the Plan be interpreted in a manner that would cause any amount payable under the Plan to any Covered Employee to fail to qualify as performance-based compensation under Section 162(m). Any determination made by the Committee under the Plan shall be final and conclusive.

(c)        Third Party Advisors.    The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

(d)        Delegation.    The Committee may delegate to one or more of its members or to one or more officers of the Company or to one or more agents or advisors such administrative duties or powers as it may deem advisable. Except where delegation is not permitted by Section 162(m), the Committee may delegate authority for establishing performance goals and for the certification of the achievement of such goals for Participants who are not Covered Employees to the Chief Executive Officer of ProAssurance Corporation.

Exhibit A-3

5.	ANNUAL INCENTIVE COMPENSATION.

(a) Performance Criteria. Prior to March 31 of each year (or such earlier date as may be required or permitted under Section 162(m), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive annual incentive compensation for such year. Any such performance objectives will be based upon one or more of the following criteria as determined by the Committee, which performance objectives may be expressed in terms of Company-wide objectives, or in terms of objectives that relate to the performance of a subsidiary or a division, geographical region, department, or function within the Company:

(i)	combined ratio, operating ratio or any component thereof such as loss ratio, underwriting expense ratio, investment income ratio or a combination thereof;

(ii)	retention rate measured by premium or unit count for all insureds or any subset of insureds;

(iii)	total return (stock price appreciation divided by beginning share price, plus dividends paid during the year);

(iv)	growth in book value;

(v)	premium revenue, whether new or renewal, for all or a subset of the Company’s book of business;

(vi)	profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);

(vii)	earnings (earnings per share or other corporate earnings measures);

(viii)	net income (before or after taxes, operating income or other income measures);

(ix)	cash (cash flow, cash generation or other cash measures);

(x)	economic value added;

(xi)	return measures (including, but not limited to, return on assets, capital, equity, investments or sales);

(xii)	market share;

(xiii)	improvements on capital structure;

Exhibit A-4

(xiv)	business expansion (acquisitions);

(xv)	investment income;

(xvi)	total revenue;

(xvii)	productivity measures;

(xviii)	cost reduction measures; or

(xix)	any other reasonable criteria, which may include subjective criteria relating to individual performance.

provided that, the performance criteria for annual incentive compensation payable to Participants who the Committee believes are or will be Covered Employees shall be based on one or more of the criteria listed in (i) through (xviii) above in order to qualify such compensation as performance based under Section 162(m).

Performance objectives with respect to the foregoing criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparative companies, or a published or special index or stock market index, that the Committee deems appropriate. In determining whether a performance objective has been satisfied, the Committee shall include a credit or allowance for dividends declared during the relevant year. Performance objectives need not be based upon an increase in positive results under any of the performance criteria. The Committee may determine and apply a weighted percentage to any of the foregoing criteria when determining annual incentive compensation based on more than one such criteria.

(b) Maximum Amount Payable.    No Participant shall be entitled to receive annual incentive compensation in excess of 300% of such Participant’s base salary, but in no event exceeding $3,000,000.

(c) Negative Discretion.    Notwithstanding anything else contained in this Section 5 to the contrary, the Committee shall have the right, in its absolute discretion: (i) to reduce or eliminate the amount otherwise payable to any Participant under this Section 5 based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under this Section 5.

(d) Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary: (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee an annual bonus for such year in an amount up to the maximum

Exhibit A-5

annual incentive compensation payable under Section 5(b), based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for minimum annual incentive compensation amount in any calendar year, regardless of whether performance objectives are attained.

6.	PAYMENT.

(a) Payment.    No annual incentive shall be deemed to be earned by a Participant until the Committee has determined that the applicable performance objectives have been satisfied and the amount of annual incentive compensation to be paid to the Participant. Annual incentive compensation shall be denominated in dollars and shall be payable in good funds, Shares, or a combination thereof, as the Committee may determine. Annual incentive compensation payable in Shares will have a dollar value equal to the Fair Market Value on the date specified by the Committee which must be on or after the date of the Committee’s determination of the amount of annual incentive compensation to be paid and prior to the payment date for such compensation.

The Company shall be authorized to use the Shares reserved for issuance under any equity incentive compensation plan of the Company that is then in effect and that has been, or may in the future be, approved by the stockholders of the Company to the extent that the terms of such equity incentive plan permit the delivery of Shares to Participants as payment of annual incentive compensation under this Plan. The delivery of Shares to Participants as payment of annual incentive compensation hereunder shall be deemed to be awards or grants under any such equity compensation plan and the number of Shares available for awards or grants under any such plan shall be reduced by the number of Shares delivered to Participants as annual incentive compensation under this Plan. The Committee shall determine the source of the Shares available for delivery to Participants under this Plan at the time payment of the annual incentive compensation is approved by the Committee as provided in Section 6(b) below.

(b) General Timing of Payment.  Except as otherwise provided hereunder, payment of any annual incentive compensation under the Plan will be made as soon as practicable after the Committee certifies that the applicable performance objectives have been attained and determines the amount of annual incentive compensation to be paid to a Participant, but in no event later than the 2 1/2 Month Period; provided that if, prior to payment of the annual incentive compensation, the employment of a Participant is terminated either voluntarily by the Participant without “good reason” or involuntarily by the Corporation for “cause”, any annual incentive compensation that has not been paid on or before the date of termination of employment shall be forfeited and cancelled automatically and all rights of the Participant with respect to such cancelled annual incentive compensation shall terminate.

(c) Delay of Payment.    Notwithstanding anything in the Plan to the contrary, the Committee may defer all or any portion of any payment of annual incentive compensation due

Exhibit A-6

to be made to a Participant to be made hereunder beyond the 2 1/2 Month Period if: (i) the Committee determines that the annual incentive compensation would be payable to the Participant at the end the 2 1/2 Month Period and that it is administratively impracticable (determined in accordance with Code Section 409A) to make the payment within the 2 1/2 Month Period as of said date, (ii) such impracticability was unforeseeable, and (iii) the payment is made as soon as is reasonably practicable.

(d) Deferral of Annual Incentive Compensation.    Each Participant who is entitled to participate in the Company’s Executive Nonqualified Excess Plan or other deferred compensation plan, may elect to defer payment of all or a portion of the annual incentive compensation payable hereunder if then permitted under the deferred compensation plan. In such event the Participant will be entitled to defer all or a portion of annual incentive compensation that would otherwise be payable to the Participant hereunder.

(e) Holding Period for Executive Officers.    All Shares delivered to an Executive Officer as payment for any stock-based award under this Plan must be held by such Executive Officer for a minimum period of one year from the date established by the Committee for the payment of the stock-based award.

(f) Recoupment of Executive Incentive Compensation.    As a condition to receiving any incentive compensation payment, an Executive Officer is required to agree in writing that, in the event that any incentive compensation payment is made to an Executive Officer, in cash or Shares or a combination thereof, that is based on financial results that subsequently require a restatement to the Company’s financial statements, the Company will recoup any payment of erroneously awarded incentive compensation pursuant to the Recoupment Policy, and any profit from stock sales covered by the Recoupment Policy.

7.	GENERAL PROVISIONS.

(a) Effectiveness of the Plan. The Plan shall be effective upon approval by the stockholders of ProAssurance Corporation and will apply to annual incentive compensation relating to calendar years beginning on or after December 31, 2013.

(b) Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however that: (i) except as set forth in (iii) below, no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any calendar year that has already commenced, (ii) no amendment shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m), and (iii) subject to (ii) above, at any time the Committee determines that the Plan or any annual incentive compensation hereunder may be subject to Code Section 409A, the Committee shall have the right, in its sole discretion to amend the Plan as it may determine is necessary or desirable either for the Plan or awards to be exempt from the application of Section 409A or to

Exhibit A-7

satisfy the requirements of Section 409A, including by adding conditions with respect to the vesting and/or the payment of said compensation.

(c) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company.

(d) Interpretation. Notwithstanding anything else contained in this Plan to the contrary, to the extent required to so qualify any annual incentive compensation as performance based compensation within the meaning of Section 162(m)(4)(C), the Committee shall not be entitled to exercise any discretion otherwise authorized under this Plan (such as the right to pay annual incentive compensation without regard to the achievement of the relevant performance objectives) with respect to such award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such award to fail to qualify as other performance based compensation for any Covered Employees. It is intended that this Plan, as written and in operation, will be exempt from Code Section 409A; provided however, that if payments are deemed “nonqualified deferred compensation” under Code Section 409A, then payment will be made within the guidelines of Code Section 409A to the extent possible, and if a Participant is deemed to be a “specified employee” (within the meaning of Code Section 409A) then amounts payable under this Plan upon separation of service shall not be paid until the date that is six months after the date of the Participant’s separation from service (within the meaning of Code Section 409A), or the date on which such Participant dies, if earlier.

(e) No Limitation to Company Action. Nothing in this Plan shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, from authorizing the payment to the eligible employees of compensation outside the parameters of the Plan, including, without limitation, base salaries, awards under any other plan of the Company (whether or not approved by stockholders), any other bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments.

(f) Nonalienation of Benefits. No Participant or beneficiary shall have the power or right to transfer, anticipate or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except that the obligations of the Company under this Plan shall be binding upon: (i) a corporation that acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(g) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable federal, state and local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.

Exhibit A-8

(h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

(j) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

Exhibit A-9

EXHIBIT B

PROASSURANCE CORPORATION 2014 EQUITY INCENTIVE PLAN

1.            Purpose.    The purpose of the ProAssurance Corporation 2014 Equity Incentive Plan is to further corporate profitability and growth in share value of ProAssurance Corporation (the “Company”) by offering proprietary interests in the Company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance the Company’s ability to recruit and retain qualified executives and key employees through long-term incentive compensation in the form of proprietary interests in the Company.

2.            Definitions.

“Award” shall mean any grant or award under the Plan.

“Award Notice” shall mean a document or other record, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Notices may be in the form of individual award notices, agreements or certificates or a program document describing the terms and provisions of Awards or series of Awards under the Plan. An Award Notice and the acceptance thereof by a Participant shall be in a written document unless the Committee, in its discretion, provides for the use of electronic, internet or other non-paper Award Notices, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

“Award Period” shall mean the period of one or more calendar years fixed by the Committee with respect to Awards of Performance Shares with the same Date of Grant (but no more than five years) commencing with each Date of Grant, except that the Award Period for a recently hired employee may be for such lesser period (but not less than one calendar year) as determined by the Committee. Notwithstanding the foregoing, if the Date of Grant for an Award of Performance Shares occurs within the first 90 days of the calendar year, the Award Period shall commence on January 1 of such calendar year unless the Committee specifies a different commencement date for the Award Period.

“Beneficial Ownership” is used as such term is used within the meaning of Rule 13d-3 promulgated under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Business Days” means any day other than Saturday, Sunday or any holiday observed by banks or stock exchanges in the United States.

“Cause” shall mean: (i) the Participant has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by the Participant (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of the Company or a Subsidiary

Exhibit B-1

which, alone or together with related actions or inactions, involve assets of more than a de minimis amount, or that constitutes intentional fraud, gross malfeasance of duty, or grossly inappropriate conduct, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of the Company and its Subsidiaries, taken as a whole, or has resulted or is intended to result in direct or indirect gain or personal enrichment of the Participant to the detriment of the Company and its Subsidiaries; or (iii) the Participant has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Participant’s job duties and the failure was not cured within 45 days after written notice from the Company.

“Change in Control” shall mean the occurrence of any one of the following events during the term of this Agreement: (i) a change in the ownership of the Company as defined in the regulations under Code Section 409A; or (ii) a change in the effective control of the Company as defined in the regulations under Code Section 409A; or (iii) a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations under Code Section 409A.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Committee” shall mean the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom shall be determined by the Board to be independent in accordance with the requirements of the New York Stock Exchange and shall be an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Rule 16b-3, as promulgated under Section 16 of the Exchange Act.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall mean ProAssurance Corporation, a Delaware corporation.

“Consultant” shall mean any natural person engaged by the Company to provide services as a consultant or advisor, if such consultant or advisor provides bona fide services to the Company that are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means a Participant designated by the Committee to receive an Award as qualified performance based compensation within the meaning of Code Section 162(m) and the regulations promulgated thereunder. Any Participant who is granted Qualified Performance Shares shall be deemed to be designated as a Covered Employee.

Exhibit B-2

“Date of Grant” shall mean with respect to an Award under the Plan (other than Performance Shares) the date specified by the Board or if no date of grant is specified, the date that the Board or the Committee takes action or is deemed to take action to grant such Award.

“Director” shall mean a person who is elected and is currently serving as a member of the Board of Directors of the Company or a Subsidiary.

“Disability” means that the Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the disability insurance, if any, covering employees of the Companies; or (iii) determined to be totally disabled by the Social Security Administration.

“Dividend Equivalent” means an amount equal to any dividends paid by the Company with respect to a share of Common Stock during the Award Period or Interim Period in the case of Performance Shares or during the Restricted Period in the case of Restricted Stock and Restricted Units.

“Employee” shall mean any natural person (including any officer) employed by the Company or a Subsidiary in a continuous and regular salaried employment relationship, which shall include (unless the Committee otherwise determines) periods of vacation, approved leaves of absence, and any salary continuation or severance pay period.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean the Corporation’s chief executive officer, chief financial officer, all Section 16(b) officers, and all other senior officers whose compensation is individually reviewed by the Corporation’s Compensation Committee.

“Fair Market Value” on any date shall mean: (i) if the Shares are actively traded on any national securities exchange or reported on the New York Stock Exchange (NYSE) on a basis which reports closing prices, the closing sales price of the Shares on the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding day on which it was open; (ii) if the Shares are not traded on any national securities exchange, the average of the closing high bid and low asked prices of the Shares on the over-the-counter market on the day such value is to be determined, or in the absence of closing bids on such day, the closing bid on the next preceding day on which there were bids; or (iii) if the Shares also are not traded on the over-the-counter market, the Fair Market Value as determined in good faith by the Committee based on such relevant facts as may be available to

Exhibit B-3

the Committee, which may include opinions of independent experts, the price at which recent sales have been made, the book value of the Shares, and the Company’s current and future earnings.

“Freestanding SAR” means an SAR that is granted independently of any Options as described in Section 8 herein.

“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, severance or similar agreement, if any, between a Participant and the Company or a Subsidiary; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Notice. If not defined in any such document, the term “Good Reason” as used herein shall not apply to a particular Award.

“Incentive Stock Option” shall mean an Option which is intended to meet the requirements of Section 422 of the Code.

“Interim Period” shall mean a period of calendar months (which must be for at least one year) fixed by the Committee with respect to Awards of Performance Shares with the same Date of Grant, which period is less than the full Award Period commencing on the Date of Grant.

“Nonqualified Stock Option” shall mean an Option which is not intended to be an Incentive Stock Option.

“Normal Retirement” shall mean retirement at or after the Participant reaches the later of either: (i) sixty (60) years of age or (ii) the earliest age at which the Participant may retire and receive a retirement benefit without penalty under any qualified retirement plan maintained by the Company or any of its Subsidiaries in which such Participant participates.

“Option” shall mean the right to purchase the number of shares of Common Stock specified by the Committee, at a price and for the term fixed by the Committee granted in accordance with Section 7 hereof and subject to any other limitations and restrictions imposed by the Plan or the Committee.

“Other Stock-Based Awards” shall mean an Award granted under Section 10 hereof.

“Participant” shall mean an Employee, Consultant or Director who is selected by the Committee to receive an Award under the Plan as herein provided.

“Performance Share” shall mean the equivalent of one share of Common Stock granted under Section 6 which becomes vested and nonforfeitable upon the attainment, in whole or in part, of performance objectives determined by the Committee. References to Performance Shares shall include Qualified Performance Shares where no distinction is required.

Exhibit B-4

“Plan” shall mean the ProAssurance Corporation 2014 Equity Incentive Plan as set forth herein and as may be amended from time to time.

“Qualified Business Measures” means one or more of the performance criteria listed in Section 6(b) hereof upon which performance goals for Qualified Performance Shares may be established by the Committee.

“Qualified Performance Shares” means an Award of Performance Shares that is intended to qualify under Section 162(m) and is made subject to performance goals based upon Qualified Business Measures.

“Restricted Period” shall mean the period during which the transfer of Restricted Stock or Restricted Units is limited in some way (based upon the passage of time, the achievement of performance objectives, or the occurrence of other events as determined by the Committee) and the Restricted Stock or Restricted Units are subject to a substantial risk of forfeiture.

“Restricted Stock” shall mean any Award of Common Stock granted under Section 9 which becomes vested and nonforfeitable, in whole or in part, upon the satisfaction of such conditions as shall be determined by the Committee.

“Restricted Unit” shall mean any Award of a contractual right granted under Section 9 to receive Common Stock (or, at the discretion of the Committee, cash based on the Fair Market Value of a Share of the Common Stock) which becomes vested and nonforfeitable, in whole or in part, upon the satisfaction of such conditions as shall be determined by the Committee.

“Section 16 Reporting Person” shall mean any person who is an officer or director of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Section 162(m)” shall mean Code Section 162(m).

“Section 409A” shall mean Code Section 409A.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall mean shares of the Common Stock of the Company reserved under Section 4 hereof for Awards under the Plan, or such other securities as may become subject to Awards pursuant to an adjustment pursuant to Section 13 of the Plan.

“Stock Appreciation Right” or “SAR” shall mean any Award of a contractual right granted under Section 8 to receive cash, Common Stock or a combination thereof.

Exhibit B-5

“Subsidiary” shall mean any corporation of which the Company possesses directly or indirectly eighty percent (80%) or more of the total combined voting power of all classes of stock of such corporation and any other business organization, regardless of form, in which the Company possesses directly or indirectly eighty percent (80%) or more of the total combined equity interests in such organization.

“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Section 8 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the related Option, the Tandem SAR shall be similarly cancelled).

“Termination” shall mean the end of a Participant’s relationship with the Company or a Subsidiary as an Employee, Consultant or Director if at such time the Participant has no other relationship as an Employee, Consultant or Director of the Company or a Subsidiary.

“2  1/2 Month Period” shall mean the period ending on the later of either the 15th day of the third month following the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture or the 15th day of the third month following the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; Performance Shares, if earned, shall be considered no longer subject to a risk of forfeiture on the last day of the Award Period or Interim Period for which they are earned.

3.        Administration of the Plan.

The Plan shall be administered by the Committee which, subject to the provisions of the Plan, shall have the authority:

(a)         to select the Participants in the Plan;

(b)         to determine the Awards to be made to each Participant selected to participate in the Plan;

(c)         to determine the conditions subject to which Awards will become payable under the Plan;

(d)         to determine whether and to what extent and under what circumstances an Award may be settled in, or the exercise price may be paid in cash, Common Stock, other Awards, or other property;

(e)         to prescribe the form of each Award Notice, which need not be identical for each Participant;

(f)         to make all decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(g)         to amend the Plan or any Award Notice as provided herein.

Exhibit B-6

The Committee shall have full power to administer and interpret the Plan and to adopt such rules, regulations, guidelines and procedures consistent with the terms of the Plan as the Committee deems necessary or advisable in order to carry out the provisions of the Plan. Except as otherwise provided in the Plan, the Committee’s interpretation and construction of the Plan and its determination of any conditions applicable to Awards or the granting of Awards to specific Participants shall be conclusive and binding on all Participants.

The Committee may delegate to one or more of its members or to one or more officers of the Company or a Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) to render advice with respect to any responsibility the Committee or such individuals may have under the Plan, and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

Each Award shall be evidenced by an Award Notice. Each Award Notice shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

4.        Maximum Amount of Shares Available for Awards.

(a)         Maximum Number of Shares.    The number of Shares that may be distributed as Awards under the Plan shall be a total of 4,000,000 shares of Common Stock subject to adjustment under Section 13 of the Plan. Notwithstanding the foregoing, but subject to the provisions of Section 13, the maximum number of Shares which may be subject to Awards granted to a Participant in any calendar year shall be 200,000 shares of Common Stock.

(b)         Shares Available for Issuance.    Shares may be made available from the authorized but unissued shares of Common Stock, from shares of Common Stock held in the Company’s treasury and not reserved for another purpose, or from shares of Common Stock purchased on the open market. If any Award is payable solely in cash, no shares shall be deducted from the number of shares available for issuance under Section 4(a) by reason of such Award except in the case of the exercise of a Stock Appreciation Right. If any Award in respect of Shares is canceled or forfeited for any reason without delivery of the Shares (with the exception of the termination of a Tandem SAR upon exercise of the related Option or the termination of the related Option upon exercise of the corresponding Tandem SAR), the Shares subject to such Award shall thereafter again be available for an Award pursuant to the Plan. Whenever Shares are received by the Company in connection with the exercise of or

Exhibit B-7

payment for any Award granted under the Plan, only the net number of shares actually issued shall be counted against the limit in Section 4(a) hereof and the Shares not issued shall be treated in the same manner as Shares subject to cancelled or forfeited Awards.

5.        Eligibility and Participation.

(a)        Eligibility.    Persons eligible to participate in this Plan include all Employees, Consultants and Directors; provided that Directors and Consultants shall not be eligible to receive Performance Shares under the Plan.

(b)        Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Consultants and Directors, Participants to whom Awards shall be granted and shall determine the nature of such Awards. Selection of Participants may be made individually or by group or class of similarly situated persons who are eligible to participate in the Plan. The Committee shall select Participants, who in the judgment of the Committee have an opportunity to influence the long-term profitability of the Company.

6.        Performance Shares.

(a)        Performance Share Awards.    The Committee shall have the authority to grant Awards of Performance Shares to Employees on such terms and conditions as may be determined by the Committee. Performance Shares shall be deemed to be received by an Employee as of the Date of Grant in the year the related Performance Share Award is granted. At the time of grant of each Performance Share Award, the Committee shall decide the Award Period and whether there will be an Interim Period. Any Employee may be granted more than one Performance Share Award under the Plan.

A Participant shall not be entitled to receive any dividends with respect to Performance Shares and shall not have any voting or other rights of a Company stockholder with respect to Performance Shares; and no Participant shall have any interest in or right to receive Shares prior to the time the Committee determines the form of payment of Performance Shares in accordance with this Section 6. The Committee may determine at the Date of Grant whether and to what extent to credit to the account of a recipient of Performance Shares, an amount equal to the Dividend Equivalent on a number of Shares corresponding to the Performance Shares subject to an Award.

The Committee may establish performance goals for Performance Shares which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, a Subsidiary or a division, region, department or function within the Company or a Subsidiary and may relate to relative performance as compared to an outside reference or peer group.

Exhibit B-8

(b)         Qualified Performance Shares.    The Committee may designate an Award of Performance Shares as Qualified Performance Shares based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify as performance based compensation under Section 162(m). If an Award is so designated, the Committee shall establish performance goals for such Performance Shares within the time period prescribed by Section 162(m), based on one or more of the following Qualified Business Measures, which performance goals may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Company or a Subsidiary:

•	Combined ratio, operating ratio or any component thereof such as loss ratio, underwriting expense ratio, investment income ratio or a combination of any thereof;’

•	Retention rate measured by premium or unit count for all insureds or any subset of insureds;

•	Total return (stock price appreciation divided by beginning share price, plus dividends paid during the year);

•	Growth in book value;

•	Premium revenue, whether new or renewal, for all or a subset of the Company’s book of business;

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);

•	Earnings (earnings per share or other corporate earnings measures);

•	Net income (before or after taxes, operating income or other income measures);

•	Cash (cash flow, cash generation or other cash measures);

•	Economic value added;

•	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales);

•	Market share;

•	Improvements in capital structure;

•	Business expansion (acquisitions);

Exhibit B-9

•	Total Revenue;

•	Investment Income; or

•	Cost reduction measures.

Performance goals with respect to the foregoing Qualified Business Measures may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of peer companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

In determining whether a performance goal has been satisfied, the Committee shall include a credit or allowance for dividends declared during an Award Period. In addition, the Committee may provide in any Award of Performance Shares that any evaluation of performance may include or exclude any of the following described events that occur during an Award Period: (i) changes in capital structure as described in Section 13 hereof; (ii) the effect of changes in tax laws, accounting principles or other laws and provisions affecting reported results; or (iii) acquisitions or divestitures. To the extent such inclusions and exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility.

Qualified Performance Shares shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Measures, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. Any payment of Qualified Performance Shares shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. No Qualified Performance Shares held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to Qualified Performance Shares, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Measures or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance Shares to cease to qualify as performance based compensation under Section 162(m). The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Section 4 sets forth the maximum number of Shares that may be granted in any one-year period to a Participant in Qualified Performance Shares.

Exhibit B-10

(c)        Payment of Performance Share Awards.    Each Participant who is granted an Award of Performance Shares shall be entitled to payment of the Award if and after the Committee has determined that the conditions for payment of the Award set by the Committee have been satisfied during the Award Period. If the Committee determines that there shall be an Interim Period for the Award to any Participant, each such Participant granted a Performance Share Award with an Interim Period shall be entitled to partial payment on account thereof as of the close of the Interim Period, but only if and after the Committee has determined that the conditions for partial payment of the Award set by the Committee have been satisfied. Performance Shares paid to a Participant for an Interim Period may be retained by the Participant and shall not be repaid to the Company, notwithstanding that based on the conditions set for payment at the end of the Award Period, such Participant would not have been entitled to payment of some or any of the Award; provided that all Awards to Executives shall be subject to the Executive Officer Recoupment Policy set forth in Section 14(h) hereof. Any Performance Shares paid to a Participant for the Interim Period during an Award Period shall be deducted from the Performance Shares to which such Participant is entitled at the end of the Award Period.

Except for payment of Awards of Performance Shares under subparagraphs (d) or (e) of this Section 6 or in Section 11 hereof, payment of Awards of Performance Shares shall be made to the Participant (or his or her personal representative), as promptly as possible, by the Company after the determination by the Committee that payment has been earned, but in no event later than the end of the 2 1/2 Month Period; provided that in the event of either voluntary Termination by a Participant without Good Reason or involuntary Termination of a Participant for Cause after the close of the Award Period, any portion of an Award of Performance Shares that has not been paid on or before the date of Termination shall be forfeited and cancelled automatically and all rights of the Participant with respect to such cancelled Awards of Performance Shares shall terminate. Unless otherwise directed by the Committee, all payments on Awards of Performance Shares to Participants shall be made partly in Shares and partly in cash, with the cash portion being approximately equal to the amount of federal, state, and local taxes which the Participant’s employer is required to withhold on account of such payment. To the extent provided by the Committee at the Date of Grant, the Participant may be paid the sum of all Dividend Equivalents on a number of shares of Common Stock equal to the number of Performance Shares to which the Participant is entitled to be paid for an Award Period or Interim Period. The payment for the Dividend Equivalent, if any, shall be added to any cash payment to be made to a Participant with respect to the subject Performance Shares. There shall be deducted from the cash payment for Performance Shares, all taxes to be withheld with respect to the Performance Shares.

For payment of each Performance Share Award, the number of Shares to be distributed to the Participant shall equal the Fair Market Value of the total Performance Shares determined by the Committee to have been earned by the Participant less the portion of the Award that was paid in cash, divided by the Fair Market Value of a Performance Share. Unless otherwise provided in subparagraphs (d) or (e) of this Section 6 or in Section 11

Exhibit B-11

hereof, the Fair Market Value shall be determined on the date specified by the Committee which must be on or after the date of the Committee’s determination of the Award and prior to the payment date for the Award.

(d)        Termination Upon Death or Disability.    Upon Termination by reason of death or Disability of a Participant prior to the close of an Award Period, outstanding Awards of Performance Shares shall be deemed to be earned at the target level and payment of such Performance Shares shall be made on the first regularly scheduled payroll payment date following the expiration of a thirty (30) day period commencing on the date of death or the date of the determination of Disability, whichever is applicable. For purposes of this Section 6(d), the Fair Market Value of the Shares shall be determined as of the date of death or the date of the determination of Disability.

(e)        Termination Upon Retirement or For Good Reason.    Upon Termination of a Participant, prior to the close of an Award Period, by reason of his or her: (i) Normal Retirement, or (ii) early retirement before the Normal Retirement age with the consent of the Committee, or (iii) resignation for Good Reason, then, payment of such Performance Shares shall be made on the first regularly scheduled payroll payment date following the expiration of the thirty (30) day period commencing on the date of Termination, and the number of Performance Shares for each Award to be paid shall be computed by (x) determining the number of Performance Shares that would have been paid if the subject Award Period had ended on the December 31 immediately preceding the date of Termination (based on the conditions set by the Committee for payment of Performance Share Awards for the subject Award Period); (y) multiplying the number determined pursuant to clause (x) by a fraction, the numerator of which is the number of whole months during the subject Award Period that the Participant was an active Employee, and the denominator of which is the number of whole months in the Award Period; provided that in the event such computation results in a fractional share of a Performance Share, such fractional share shall be eliminated and not paid. For purposes of this Section 6(e), the Fair Market Value of the Shares shall be determined as of the date of Termination. The term “whole month” shall refer to a calendar month in which the Participant was an Employee for at least 12 Business Days. Notwithstanding the foregoing, any Performance Shares awarded to a Participant in the same year that the Participant’s Termination occurs for the reasons set forth in this Section 6(e) shall be automatically cancelled and all rights of Participant with respect to the cancelled Performance Shares shall forthwith terminate.

(f)        Other Termination.    In the event of Termination of a Participant prior to the close of an Award Period for any reason other than those described in subparagraph (d) or (e) of this Section 6, then, unless the Committee shall otherwise determine at the Date of Grant or pursuant to Section 11 hereof, all outstanding Awards of Performance Shares that have not been paid on or before the date of Termination shall be automatically cancelled and all rights of the Participant with respect to such cancelled Awards of Performance Shares shall forthwith terminate.

Exhibit B-12

(g)        Interpretation.    Any Plan provision to the contrary notwithstanding, if any Award of Performance Shares is intended, at the time of grant, to be Qualified Performance Shares, to the extent required to so qualify any Award hereunder, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan with respect to such Award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code.

7.        Stock Options.

(a)        Grant.    Subject to the provisions of the Plan, the Committee shall have the authority to grant Awards of Options to Participants and to determine: (i) the number of Shares to be covered by each Option, (ii) the exercise price therefor and (iii) the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options and Nonqualified Stock Options; provided that Incentive Stock Options may not be granted to any Participant who is not an Employee at the time of grant. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code.

(b)        Option Price.    The Committee shall establish the exercise price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of a Share at the Date of Grant.

(c)        Exercise.    Each Option may be exercised at such times and subject to such terms and conditions as the Committee may specify on Date of Grant; provided, however, that if the Committee does not establish a different exercise schedule at the Date of Grant of an Option, such Option shall become exercisable in five (5) equal installments on each of the first five anniversaries of the Date of Grant of the Option. The Committee may impose such conditions with respect to the exercise of Options as it shall deem appropriate, including, without limitation, any conditions relating to the application of federal or state securities laws; provided that Options shall not be exercisable after the expiration of ten years from the Date of Grant.

An Option shall be exercised by: (i) notice of exercise with respect to a specified number of Shares to be delivered in such form and in such manner as may be directed by the Committee, and (ii) payment to the Company of the exercise price for such number of Shares as herein provided; provided that in the absence of direction by the Committee, the notice of exercise shall be in writing and delivered to the Secretary of the Company at the principal office of the Company. The date of exercise shall be as determined by the Committee; provided that in the absence of a determination by the Committee, the date of exercise shall be the date the notice of exercise is received in the form required herein.

The exercise price is to be paid in full in cash upon the exercise of the Option and the Company shall not be required to deliver the Shares purchased until such payment has been made; provided, however, that in lieu of cash, all or any portion of the exercise price may be

Exhibit B-13

paid by exchanging shares of Common Stock owned by the Participant (which are not the subject of any pledge or security interest), or by authorization to the Company to withhold Shares otherwise issuable upon exercise of the Option, in each case, to be credited against the exercise price at the Fair Market Value of such shares on the date of exercise. No fractional shares may be so transferred in payment of the exercise price, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of Shares transferred over the aggregate exercise price.

In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company in cash the full amount of any federal, state, and local income, employment, or other withholding taxes applicable to the taxable income of such Participant resulting from such exercise; provided, however, that in the discretion of the Committee, all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owed by the Participant as a result of such exercise, may, upon the irrevocable election of the Participant, be paid by exchanging whole shares of Common Stock duly endorsed for transfer and owned by the Participant, or by authorization to the Company to withhold Shares otherwise issuable upon exercise of the Option, in either case in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid.

(d)        Termination on Death or Disability.    In the event of Termination of a Participant by reason of his or her death or Disability, then, unless the Committee shall otherwise determine at the Date of Grant, all Options held by such Participant at the time of such Termination shall be fully exercisable, and such Participant (or the Participant’s beneficiary or legal representative) may exercise any of such Options for a period of 180 days after the date of Termination (or such greater or lesser period as the Committee shall determine at or after the Date of Grant), but in no event after the date the Option otherwise expires.

(e)        Termination on Retirement or Good Reason.    In the event of Termination of a Participant by reason of his or her: (i) Normal Retirement, or (ii) early retirement before the Normal Retirement age with the consent of the Committee, or (iii) resignation for Good Reason, then, unless the Committee shall otherwise determine at the Date of Grant, all Options held by such Participant at the time of such Termination shall be fully exercisable, and such Participant may exercise any of such Options for a period of 180 days after the date of Termination (or such greater or lesser period as the Committee shall determine at the Date of Grant), but in no event after the date the Option otherwise expires.

(f)        Other Termination.    In the event of Termination of a Participant for any reason other than those described in subparagraphs (d) and (e) of this Section 7, then, unless the Committee shall otherwise determine at the Date of Grant or pursuant to Section 11 hereof, all vested and unvested Options then held by such Participant, whether or not exercisable at the time of such Termination, shall be automatically cancelled and all rights of the Participant with respect to such cancelled Options shall forthwith terminate.

Exhibit B-14

(g)        Nontransferability of Options.    No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

8.        Stock Appreciation Rights.

(a)        Grant of Stock Appreciation Rights.    Subject to the provisions of the Plan, the Committee may grant Awards of Stock Appreciation Rights to Participants at such times and in such amounts and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. The Committee may grant Awards of Freestanding SARS or Tandem SARS or any combination thereof. Tandem SARS may be granted either at the same time the Option is granted or at a later time. Freestanding SARS shall have a base price that is not less than 100% of the Fair Market Value of a share of Common Stock on Date of Grant. Tandem SARS shall have a base price equal to the option price of the related Option.

(b)        Exercise of Stock Appreciation Rights.    A Stock Appreciation Right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the base price thereof. Each Stock Appreciation Right may be exercised at such times and subject to such terms and conditions as the Committee may prescribe on the Date of Grant; provided, however, that Tandem SARS shall be exercisable only at the same time or times as the related Option is exercisable upon surrender of the right to exercise the equivalent number of Shares subject to the related Option; and provided further that unless the Committee shall establish a different exercise schedule at the Date of Grant, Freestanding SARS shall become exercisable in five (5) equal installments on each of the first five (5) anniversaries of the Date of Grant. Stock Appreciation Rights shall not be exercisable after the expiration of ten years from the date of grant.

A Stock Appreciation Right shall be exercised by (i) notice of exercise with respect to the specified number of Stock Appreciation Rights to be delivered in such form and in such manner as may be directed by the Committee at the Date of Grant; provided that in the absence of direction by the Committee, the notice of exercise shall be in writing and delivered to the Secretary of the Company at its principal office. The date of exercise shall be at such time as may be determined by the Committee; provided that in the absence of a determination by the Committee, the date of exercise shall be the date the notice is received by the Company in the form required herein. The Committee shall determine at the Date of Grant whether a Stock Appreciation Right shall be settled in cash, Shares, or a combination of cash and Shares. At the time of exercise of a Stock Appreciation Right, the Participant shall pay to the Company in cash the full amount of any federal, state and local income, employment or other withholding taxes applicable to the taxable income of the Participant resulting from such exercise; provided that in the discretion of the Committee, the amount of taxes to be paid by the Participant may be withheld from the cash payment due to Participant on exercise or at the irrevocable election of Participant, the taxes to be paid by Participant may be paid by

Exhibit B-15

authorization to the Company to withhold Shares otherwise issuable upon the exercise of the Stock Appreciation Right having a Fair Market Value on the date of exercise equal to the amount of the taxes thereby being paid.

(c)        Termination on Death or Disability.    In the event of Termination of a Participant by reason of his or her death or Disability, then, unless the Committee shall otherwise determine at the Date of Grant, all SARs held by such Participant at the time of such Termination shall be fully exercisable, and such Participant (or the Participant’s beneficiary or legal representative) may exercise any of such SARs for a period of 180 days after the date of Termination (or such greater or lesser period as the Committee shall determine at the Date of Grant), but in no event after the date the SAR otherwise expires.

(d)        Termination on Retirement or Good Reason.    In the event of Termination of a Participant by reason of his or her (i) Normal Retirement, or (ii) early retirement before the Normal Retirement age with the consent of the Committee, or (iii) resignation for Good Reason, then, unless the Committee shall otherwise determine at the Date of Grant, all SARs held by such Participant at the time of such Termination shall be fully exercisable, and such Participant may exercise any such SARs for a period of 180 days after the date of Termination (or such greater or lesser period as the Committee shall determine at the Date of Grant), but in no event after the date the SAR otherwise expires.

(e)        Other Termination.    In the event of Termination of a Participant for any reason other than those described in subparagraphs (c) and (d) of this Section 8, then, unless the Committee shall otherwise determine at the Date of Grant or pursuant to Section 11 hereof, all vested and unvested SARs then held by such Participant, whether or not exercisable at the time of such Termination, shall be automatically cancelled and all rights of the Participant with respect to such cancelled SARs shall forthwith terminate.

(f)        Nontransferability of Stock Appreciation Rights.    No Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Stock Appreciation Rights granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

9.        Restricted Stock and Restricted Units.

(a)        Grant of Restricted Stock or Restricted Units.    Subject to the provisions of the Plan, the Committee may grant Awards of Restricted Stock or Restricted Units to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan, as it shall determine. Each grant of Restricted Stock or Restricted Units shall be evidenced by an Award Notice setting forth the terms, conditions and restrictions applicable to the Award. Unless the Committee provides otherwise at the Date of Grant, any shares of Restricted Stock so granted shall be held in the custody of the Company, as provided in Section 9(f) in certificated or book entry form until the Restricted

Exhibit B-16

Period lapses, and, as a condition to the grant of any Award of shares of Restricted Stock, the Participant shall have delivered to the Secretary of the Company a certificate or stock power, endorsed in blank, relating to the Shares covered by such Award.

(b)        Termination upon Death or Disability.    Upon Termination by reason of death or Disability of a Participant prior to the close of a Restricted Period, any restrictions and conditions on outstanding Awards of Restricted Stock and Restricted Units shall lapse and be deemed to be satisfied and payment of such Restricted Stock and Restricted Units shall be made as promptly as practicable after the date of death or the date of the determination of Disability, whichever is applicable, but in no event shall payment of the Restricted Stock or Restricted Units be later than the end of the 2  1/2 Month Period. For purposes of this Section 9(b), the Fair Market Value of Shares shall be determined as of the date of death or date of determination of Disability.

(c)        Termination for Good Reason.    Upon Termination prior to the close of a Restricted Period by reason of resignation for Good Reason, any restrictions and conditions on outstanding Awards of Restricted Stock and Restricted Units shall lapse and be deemed to be satisfied with respect to a portion of the Restricted Stock or Restricted Units included in such Award with such portion to be computed by multiplying the number of shares of Restricted Stock or the number of Restricted Units by a fraction in which the numerator is the number of whole months during the subject Restricted Period that the Participant was an Employee and the denominator is the number of whole months in the subject Restricted Period; provided that in the event such computation results in a fractional share of Restricted Stock or a Restricted Unit, such fractional share shall be eliminated and not paid. Payment of such Restricted Stock or Restricted Units shall be made as promptly as practicable after the date of Termination, but in no event shall payment of the Restricted Stock or Restricted Units be later than the end of the 2  1/2 Month Period. For purposes of this Section 9(c), the Fair Market Value of the Shares subject to the Award shall be determined as of the date of Termination and the term “whole month” shall refer to calendar months in which the Participant was an Employee for at least 12 Business Days. Notwithstanding the foregoing, any Restricted Stock or Restricted Unit awarded in the same year as the date of Termination shall be automatically cancelled and all rights of a Participant with respect to such cancelled Restricted Stock or Restricted Units shall forthwith terminate.

(d)        Other Termination.    In the event of Termination of a Participant for any reason other than those described in subparagraphs (b) or (c) of this Section 9, then, unless the Committee otherwise determines at the Date of Grant or pursuant to Section 11 hereof, all of such Participant’s Restricted Stock and Restricted Units that are subject to restrictions and/or conditions on date of Termination shall automatically be cancelled and all rights of the Participant with respect to the cancelled Restricted Stock and/or Restricted Units shall forthwith terminate.

(e)        Payment of Restricted Stock and Restricted Units.    Payment of Restricted Stock shall be made by the Company in Shares. Payment of Restricted Units may be made in Shares, cash or in any combination as determined by the Committee.

Exhibit B-17

Unless otherwise provided in subparagraph (b) or (c) of this Section 9 or in Section 11 hereof, payment of Restricted Stock and Restricted Units shall be made to the Participant (or his or her personal representative), as promptly as practicable, after the Committee determines that that any restrictions and conditions on outstanding Awards of Restricted Stock and Restricted Units have lapsed and that payment is due to the Participant, but in no event shall payment of the Restricted Stock or Restricted Units be later than the end of the 2  1/2 Month Period; provided that in the event of either voluntary Termination by a Participant without Good Reason or involuntary Termination of a Participant for Cause after the close of the Restricted Period, any portion of an Award of Restricted Stock or Restricted Units that has not been paid on or before the date of Termination shall be forfeited and cancelled automatically and all rights of the Participant with respect to such cancelled Awards of Restricted Stock or restricted Units shall terminate. Unless otherwise provided in subparagraph (b) or (c) of this Section 9 or in Section 11 hereof, the Fair Market Value of Restricted Stock and Restricted Units shall be determined on the date specified by the Committee which must be on or after the date of the Committee’s determination of the Award and prior to the payment date for the Award. For payment of each Award of Restricted Units, the number of Shares to be distributed to the Participant, if any, shall be determined by dividing (i) the amount by which the Fair Market Value of the total Restricted Units earned by the Participant exceeds the portion of the Award to be paid in cash by (ii) the Fair Market Value of a Restricted Unit.

At the time of payment of an Award of Restricted Stock, the Participant shall either pay to the Company in cash the full amount of any federal, state and local income, employment or other withholding taxes applicable to the payment of the Award of Restricted Stock or authorize the Company to withhold a number of Shares subject to the Award of Restricted Stock having a Fair Market Value on the valuation date that is equal to the amount of taxes to be withheld and paid by the Company with respect to such Award. At the time of payment of Restricted Units, the Company shall deduct from the payment for Restricted Units the amount to be withheld for the payment of federal, state and local income, employment or other withholding taxes applicable to the payment of the Restricted Units.

(f)        Restricted Period; Restrictions on Transferability during Restricted Period.     Restricted Stock or Restricted Units may not be sold, assigned, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. Any certificates issued during the Restricted Period in respect of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant with the Company, and Shares issued in book entry form during the Restricted Period in respect to Restricted Stock shall be held for the account of the Participant in an account controlled by the Company. Upon the expiration or termination of the Restricted Period and the satisfaction (as determined by the Committee) of any other conditions established by the Committee, the restrictions applicable to the Restricted Stock or Restricted Units shall lapse. The Shares issued in respect to Restricted Stock or Restricted Units as to which the restrictions have lapsed shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in certificated or book entry form, free of all such restrictions, except any that may be imposed under Section 14(e) hereof or by law.

Exhibit B-18

(g)        Rights as a Stockholder; Dividend Equivalents.    A Participant will be the beneficial owner of Restricted Stock awarded under the Plan. The Participant will have the right to direct the Company as to the voting of Restricted Stock held for the Participant, and the Participant will be entitled to all communications addressed by the Company to its stockholders. Participants will be entitled to receive dividends and other distributions paid with respect to Restricted Stock during the Restricted Period. Dividends paid on Restricted Stock shall be accrued for the account of the Participant subject to forfeiture and restrictions on transferability as apply to the Restricted Stock on which the dividends are paid. Dividends on Restricted Stock that are not forfeited shall be payable in cash at the time of payment of the Restricted Stock pursuant to Section 9(e) hereof, except that dividends paid in Shares or other property (other than cash) shall be paid in kind at the time of payment of the Restricted Stock.

A Participant shall have no voting or other rights of a Company stockholder with respect to Restricted Units, nor shall a Participant be entitled to receive any dividends or other distribution with respect to Restricted Units; and no Participant shall have any interest or right to receive Shares prior to the time the Committee determines the form of payment of Restricted Units in accordance with this Section 9. The Committee may determine at the Date of Grant whether and to what extent to credit to the account of a recipient of Restricted Units, with an amount equal to the Dividend Equivalent on a number of Shares corresponding to the Restricted Units subject to an Award. Dividend Equivalents on Restricted Units shall be subject to forfeiture and restrictions on transferability as apply to the Restricted Units with respect to which Dividend Equivalents are credited. Dividend Equivalents on Restricted Units that are not forfeited shall be payable in cash at the time of delivery of the payment for the Restricted Units in accordance with Section 9(e) hereof.

10.        Other Stock-Based Awards.    The Committee is authorized to grant to Participants Other Stock-Based Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Other Stock-Based Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 10 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, other property, or any combination of the foregoing, as the Committee shall determine and shall provide in the Award Notice.

11.        Change in Control.    The provisions of this Section 11 shall apply in the case of a Change in Control, unless otherwise provided in the Award Notice or separate agreement with a Participant governing an Award.

(a)        Acceleration of Awards.    Upon the occurrence of a Change in Control, (i) outstanding Options and Stock Appreciation Rights shall become fully exercisable, and (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) outstanding

Exhibit B-19

Performance Shares shall be deemed to be earned at the target level and, subject to Section 14(c) hereof. Awards of Performance Shares, Restricted Stock and Restricted Units shall be paid to Participants within thirty (30) days following the Change in Control (or, if later, the first date that such payment may be made without causing a violation of Section 409A of the Code). Any Awards of Options and Stock Appreciation Rights shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Notice. Notwithstanding the foregoing, the Committee, in its discretion, may provide that upon acceleration of an Award under this Section 11: (A) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (B) that the Award will be settled in cash rather than Shares, (C) that the Award will be assumed by the surviving entity or otherwise be equitably converted or substituted in connection with such transaction as provided in Section 11(b) below, (D) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares, as of a specified date associated with the transaction, over the exercise price of the Award, or (E) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b)        Awards Assumed or Substituted in a Change of Control.    Upon the occurrence of a Change in Control, any Awards (other than Performance Shares) may be assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, (i) all of that Participant’s outstanding Options and Stock Appreciation Rights shall become fully exercisable, and (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse. Awards so assumed, converted or substituted shall be payable to the Participants in accordance with the provisions of Section 11(a) above. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

12.        Term of the Plan.

(a)        Effective Date.    The Plan shall be effective as of                      (“Effective Date”).

(b)        Termination of the Plan.    The Plan shall terminate on the tenth anniversary of the Effective Date unless sooner terminated as provided herein. The termination of the Plan on such date shall not effect the validity of any Award outstanding on date of termination of the Plan, and any such outstanding Award shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.

Exhibit B-20

13.        Changes in Capital Structure.

(a)        Mandatory Adjustments.    In the event of a corporate transaction between the Company and its stockholders that causes the per-share value of the Shares to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large special cash dividend), the authorization limits under Section 4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise of base price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding shares of Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares, the authorization limits under Section 4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefore.

(b)        Discretionary Adjustments.    Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 13(a) above), the Committee may, in its sole discretion, provide: (i) that Awards will be settled in cash rather than Shares, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction in accordance with Section 11(b), (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for Performance Shares will be modified, consistent with Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

(c)        General.    Any discretionary adjustments made pursuant to this Section 13 shall be subject to the provisions of Section 14(o) hereof. To the extent that any adjustments made pursuant to this Section 13 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

Exhibit B-21

(d)        Restrictions on Adjustments.    In no event shall the adjustments described above, whether mandatory or discretionary, be made so as to change the time or form of payment under an Award that provides for deferred compensation within the meaning of Section 409A and the regulations promulgated thereunder.

14.        General Provisions.

(a)        Withholding.    The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under the Plan or otherwise) any taxes required by law to be withheld in respect of Awards under the Plan. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements shall have been made to satisfy any withholding tax obligations applicable with respect to such Award in accordance with the Plan and otherwise satisfactory to the Committee. Without limiting the generality of the foregoing and subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to tender, shares of Common Stock (including Shares issuable pursuant to an Award) to satisfy, in whole or in part, the amount required to be withheld.

(b)        Award Notices.    Each Award hereunder shall be evidenced in an Award Notice. The Award Notice shall be delivered to the Participant and specify the terms and conditions thereof and any rules applicable thereto. The terms of the Plan shall be incorporated into each Award Notice and the terms of the Plan shall govern any conflicts between the provisions of the Award Notice and the provisions of the Plan.

(c)        Compliance with Section 409A.    It is intended that this Plan, as written and in operation, will be exempt from Section 409A. For purposes of determining whether Awards may be payable to a Participant in compliance with Code Section 409A, the Participant’s Termination will be considered as having occurred for purposes of the Plan if the parties reasonably anticipate either: (i) that Participant will no longer perform any services for the Company or a Subsidiary or (ii) that the level of bona fide services performed for the Company or a Subsidiary (whether as an Employee, Consultant or Director ) will permanently decrease to no more than 20% of the average level of bona fide services performed by Participant over the immediately preceding 36-month period (or the full period of services if Participant has been providing services to the Company and its Subsidiaries for less than 36 months). Notwithstanding the foregoing, if payment of any Award is deemed to be “nonqualified deferred compensation” under Section 409A, and if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(b)(i), the payment schedule for Awards shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the date of Termination or Change in Control. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Participant on the first day of the seventh month following the date of Termination or Change in Control. This six month delay shall not apply to any Awards which are not subject to the requirements of Section 409A of

Exhibit B-22

the Code by reason of their being separation pay upon an involuntary separation from service and their meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Awards be reduced as a result of such modification or adjustment.

Notwithstanding the foregoing, the Committee shall not be granted and shall not exercise any discretion otherwise provided under the Plan to change the time of payments to Participants with respect to Awards that provide for deferred compensation within the meaning of Section 409A and the regulations promulgated thereunder. The terms of the Plan and any related Agreements with respect to Awards that provide for deferred compensation within the meaning of Section 409A and the regulations promulgated thereunder shall be interpreted by the Committee as necessary to comply with Section 409A.

(d)        Investment Representation.    All Shares paid pursuant to the Plan are to be taken subject to an investment representation by the Participant or other recipient that any such Shares are acquired for investment and not with a view to distribution and that such shares shall not be transferred or sold until registered in compliance with the Securities Act of 1933 or unless an exemption therefrom is available in the opinion of legal counsel satisfactory to the Company.

(e)        Restrictions on Share Transferability.     The Committee may impose such restrictions on any Shares acquired pursuant to an Award as it may deem advisable, including without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to the Shares.

(f)        Designation of Beneficiary.    Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made or to exercise any Options or Stock Appreciation Rights following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Company. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(g)        Executive Officer Holding Period.    All Executive Officers must agree in writing to hold any Shares issued in respect of an Award for a minimum term of one year from the date of payment of the Award or exercise of the Option or Stock Appreciation Right., whichever is applicable.

(h)        Executive Officer Recoupment Policy.    In the event that any Award is made to an Executive Officer that is based on financial results that subsequently require a

Exhibit B-23

restatement to the Corporation’s financial statements, the payment of any erroneously-awarded Award and any profit resulting from the sale of such Award shall be recouped by the Corporation pursuant to the Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments.

(i)        Employment Rights.    An Award made under the Plan shall not confer any right on the Participant to continue in the employ of the Company or any subsidiary or limit in any way the right of the Participant’s employer to terminate his or her employment at any time.

(j)        Expenses.    The expenses of administering the Plan shall be borne by the Company.

(k)        No Rights to Awards, No Shareholder Rights.    No Employee, Consultant or Director shall have any claim to be granted any Award under the Plan, and there is no obligation of uniformity of treatment of Employees, Consultants and Directors. Subject to the provisions of the Plan and the applicable Award, no person shall have any rights as a stockholder with respect to any Shares to be issued under the Plan prior to the issuance thereof.

(l)        Construction of the Plan.    The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

(m)        Legend.    To the extent any stock certificate is issued to a Participant in respect of shares of Restricted Stock awarded under the Plan prior to the expiration of the applicable Restricted Period, such certificate shall be registered in the name of the Participant and shall bear the following (or similar) legend:

“The shares of stock represented by this certificate are subject to the terms and conditions contained in the ProAssurance Corporation 2014 Equity Incentive Plan and the Award Agreement, dated as of                     , between the Company and the Participant, and may not be sold, pledged, transferred, assigned, hypothecated or otherwise encumbered in any manner (except as provided in the Plan or in such Award Agreement) until                     .”

Upon the lapse of the Restricted Period with respect to any such shares of Restricted Stock, the Company shall issue or have issued new share certificates without the legend described herein in exchange for those previously issued.

Exhibit B-24

(n)        Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such amendment would constitute a material change or revision that requires stockholder approval to comply with any of the following:

(i)        the corporate governance rules for listed companies on the New York Stock Exchange, including without limitation, Section 303A.08 of the Listed Company Manual;

(ii)        the exception for performance based compensation under Section 162(m) and the regulations promulgated thereunder; or

(iii)        the exemption from Section 16 of Exchange Act provided by SEC Rule 16b-3.

Without the written consent of an affected Participant, no termination, suspension or modification of the Plan shall adversely affect any right of such Participant under the terms of an Award granted before the date of such termination, suspension or modification.

(o)        Amendment of Awards.    The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; provided, however, that: (i) no outstanding Award may be revoked or altered in a manner unfavorable to the Participant without the written consent of the Participant, (ii) no Performance Share shall be altered in a manner to increase the amount of compensation that would otherwise be due upon the attainment of the performance criteria; (iii) no outstanding Option may be altered in a manner that reduces the exercise price (except as provided in Section 13 hereof), and (iv) no outstanding Stock Appreciation Right may be altered in a manner that reduces the base price (except as provided in Section 13 hereof).

(p)        Application of Proceeds.    The proceeds received by the Company from the sale of Shares under the Plan will be used for general corporate purposes.

(q)        Compliance with Legal and Exchange Requirements.    The Plan, the grant and exercise of Awards hereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may: (i) postpone the exercise of Awards, the issuance or delivery of Shares under any Award or any other action under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule, or regulation, (ii) require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations, and (iii) pay the Participant, in lieu of Shares, cash in an amount based upon the Fair Market Value of a Share as of the date Shares would otherwise be issuable with respect to an Award. The Company shall not be obligated to

Exhibit B-25

recognize the exercise of any Award or to otherwise sell or issue Common Stock in violation of any such laws, rules, and regulations. Any postponement of the exercise or settlement of any Award under this Section 14(q) shall not extend the term of such Award, and the Company, its officers and employees, the Board and the Committee shall have no obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) because of any actions taken pursuant to the provisions of this Section 14(q).

(r)        Gender and Number.    Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Adopted by the Board of Directors of the Company on March 5, 2013 and approved by the stockholders of the Company as so adopted on [                    ].

Exhibit B-26

PROASSURANCE CORPORATION 100 BROOKWOOD PLACE, BIRMINGHAM, AL 35209

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	William J. Listwan 02 John J. McMahon, Jr. 03 W. Stancil Starnes

The Board of Directors recommends you vote FOR proposals 2., 3., 4. and 5.								For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as independent auditors.							☐	☐	☐
3.	Approval of the ProAssurance Corporation 2014 Annual Incentive Plan.							☐	☐	☐
4.	Approval of the ProAssurance Corporation 2014 Equity Incentive Plan.							☐	☐	☐
5.	Advisory vote on executive compensation.							☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

PROASSURANCE CORPORATION

Annual Meeting of Shareholders

May 22, 2013 9:00 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned stockholder of ProAssurance Corporation, or the “Company,” acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement, each dated April 5, 2013, and the undersigned revokes all prior proxies and appoints Howard H. Friedman and Frank B. O’Neil, and each of them, as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on the fifth floor of the headquarters of the Company, 100 Brookwood Place, Birmingham, AL 35209, at 9:00 a.m., Central Time, on Wednesday, May 22, 2013, or at any adjournment, continuation or postponement thereof, and instructs said proxies to vote as indicated on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREIN AS DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE APPROVAL OF THE PROASSURANCE CORPORATION 2014 ANNUAL INCENTIVE PLAN, FOR THE APPROVAL OF THE PROASSURANCE CORPORATION 2014 EQUITY INCENTIVE PLAN AND FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Continued and to be signed on reverse side